UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

(Amendment No.    )

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PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

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PSEG

Thinking

→ about OUR energy OUR Future OUR Planet

2018
PROXY STATEMENT

2018 PSEG PROXY STATEMENT XX UPDATE COVER PICTURE

DATE April 17, 2018 at 1:00 P.M. LOCATION Newark Museum 49 Washington Street Newark, NJ 07102 RECORD DATE Stockholders entitled to vote at the meeting are the holders of Common Stock of record on February 16, 2018

Public Service Enterprise Group Incorporated

80 Park Plaza, Newark, NJ 07102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

Items of Business

1.	Elect eleven members of the Board of Directors to hold office until the Annual Meeting of Stockholders in 2019, or until his or her respective successor is elected and qualified;

2.	Consider and act upon an advisory vote on the approval of executive compensation;

3.	Consider and act upon the ratification of the appointment of Deloitte & Touche LLP as independent auditor for 2018; and

4.	Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

By order of the Board of Directors,

Michael K. Hyun

Secretary

March 2, 2018

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE SIGN, DATE AND MAIL THE ACCOMPANYING PROXY CARD OR VOTING INSTRUCTION FORM PROMPTLY. YOU MAY ALSO VOTE VIA THE INTERNET OR BY TELEPHONE. PLEASE USE THE INTERNET ADDRESS OR TOLL-FREE NUMBER SHOWN ON YOUR PROXY CARD OR VOTING INSTRUCTION FORM.

YOU MAY HAVE MULTIPLE ACCOUNTS AND THEREFORE RECEIVE MORE THAN ONE PROXY CARD OR VOTING INSTRUCTION FORM AND RELATED MATERIALS. PLEASE VOTE EACH PROXY CARD AND VOTING INSTRUCTION FORM THAT YOU RECEIVE. THANK YOU FOR VOTING.

Scan this QR Code to view the 2018 PSEG Proxy Statement and Annual Report on your mobile device.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 17, 2018. The Proxy Statement and Annual Report to Stockholders are available at www.ezodproxy.com/pseg/2018/ar.

The approximate date on which this Proxy Statement and the accompanying proxy card were first sent or given to security holders and made available electronically via the Internet was March 13, 2018.

Public Service Enterprise Group Incorporated (we, us, our, PSEG or the Company) is distributing this Proxy Statement to solicit proxies in connection with our 2018 Annual Meeting of Stockholders.

How To Use This Proxy Statement

Electronic Delivery

You can help us and the environment by choosing to receive future proxy statements and related documents such as the Annual Report and Form 10-K by electronic delivery. You may sign up for future electronic delivery at the website below, depending on the nature of your ownership. Please note that these are not the same sites to use for voting. For further information about how to vote, see pages iii and 85.

•  If you are a stockholder of record, please go to www.proxyconsent.com/peg.

•  For shares held in Employee Benefit Plans, go to www.proxyconsent.com/peg.

•  If your shares are held by a bank or broker, please go to https://enroll.icsdelivery.com/peg.

PROPOSAL 1 Election of Directors Page 6 is followed by a discussion of our corporate governance practices, board structure and director nominee biographies, skills and qualifications. We ask you to vote FOR this proposal. PROPOSAL 2 Advisory Vote on the Approval of Executive Compensation Page 39 is followed by our Compensation Discussion and Analysis (CD&A), with a detailed explanation of executive compensation, and the compensation tables. We ask you to vote FOR this proposal. PROPOSAL 3 Ratification of the Appointment of Independent Auditor Page 81 is followed by our Board’s Audit Committee Report and disclosure of our Independent Auditor’s fees. We ask you to vote FOR this proposal. PROXY STATEMENT SUMMARY Page 1 Provides an overview of materials presented in connection with the 2018 Annual Meeting of Stockholders. CD&A EXECUTIVE SUMMARY Page 40 Provides highlights of the Company’s executive compensation program and pay-for-performance approach. ATTENDANCE AND VOTING INSTRUCTIONS Page 84 Provides how-to information for voting, as well as navigating you to the meeting.

PSEG 2018 Proxy Statement    i

ii    PSEG 2018 Proxy Statement

Voting is strongly encouraged. We urge you to sign, date and return the accompanying proxy card or voting instruction form whether or not you plan to attend the Annual Meeting. For stockholders of record, we have provided several alternative voting methods, including voting via the Internet or the toll-free telephone number listed above. For shares held by a bank or broker, including those in the various stockholder and employee plans that we offer, please follow the voting instructions you receive from your bank, broker or plan administrator. Most banks and brokers are likely to provide you with methods for internet or toll-free telephone voting. For more information, see pages 84-86.

Voting Methods for Stockholders of Record INTERNET/MOBILE http://www.proxypush.com/peg MAIL EQ Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 PHONE 1-866-883-3382 (toll-free) IN PERSON Newark Museum 49 Washington Street Newark, NJ 07102 To Submit Proposals for 2019 Annual Meeting FINAL DATE November 13, 2018 (last day for receipt by us) CONTACT Corporate Secretary, PSEG 80 Park Plaza, T4B, Newark, NJ 07102

PSEG 2018 Proxy Statement    iii

Forward-Looking Statements

The statements contained in this Proxy Statement that are not purely historical are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such statements are based on management’s beliefs as well as assumptions made by and information currently available to management. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are discussed in our Annual Report on Form 10-K and subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission (SEC), and available on our website: http://investor.pseg.com/sec-filings. All of the forward-looking statements made in this Proxy Statement are qualified by these cautionary statements and we cannot assure you that the results or developments anticipated by management will be realized or even if realized, will have the expected consequences to, or effects on, us or our business, prospects, financial condition, results of operations or cash flows. Readers are cautioned not to place undue reliance on these forward-looking statements in making any investment decision. Forward-looking statements made in this Proxy Statement apply only as of the date hereof. While we may elect to update forward-looking statements from time to time, we specifically disclaim any obligation to do so, even in light of new information or future events, unless otherwise required by applicable securities laws.

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Proxy Statement Summary

OUR COMPANY

PSEG is an energy company with a diversified business mix with two principal directly owned operating subsidiaries.

•	Public Service Electric and Gas Company (PSE&G), a public utility engaged principally in the transmission of electricity and distribution of electricity and natural gas in certain areas of New Jersey. In addition, PSE&G invests in solar generation projects and energy efficiency and related programs in New Jersey.

•	PSEG Power LLC (Power), a multi-regional energy supply company that integrates the operations of its merchant nuclear and fossil generating assets with its power marketing businesses and fuel supply functions through competitive energy sales in well-developed energy markets primarily in the Northeast and Mid-Atlantic United States through its principal direct wholly owned subsidiaries. In addition, Power owns and operates solar generation facilities in various states.

PSEG’s other direct wholly owned subsidiaries are: PSEG Long Island LLC (PSEG LI), which operates the Long Island Power Authority’s (LIPA) transmission and distribution (T&D) system under an Operations Services Agreement (OSA); PSEG Energy Holdings L.L.C. (Energy Holdings), which primarily has investments in leveraged leases; and PSEG Services Corporation (Services), which provides certain management, administrative and general services to PSEG and its subsidiaries at cost.

In recent years we have transformed our business mix to include a significantly higher percentage contribution to earnings by PSE&G, as noted on page 3 under Business Performance and in greater detail in our CD&A Executive Summary on pages 40-46.

ANNUAL MEETING PROPOSALS		Board Recommendation
1.	Election of Directors – vote to elect eleven director nominees to serve one-year terms. See page 6 for more information.	FOR
2.	Approval of Executive Compensation – advisory vote to approve the executive compensation of the named executive officers. See page 39 for more information.	FOR
3.	Ratification of Auditor – ratification of the appointment of Deloitte & Touche LLP as independent auditor for 2018. See page 81 for more information.	FOR

NOMINEES FOR ELECTION AS DIRECTOR

Name	Age	Director Since	Primary Occupation	Committee Memberships
*Willie A. Deese	62	2016	Retired Executive Vice President of Merck & Co. Inc.	A, CG, O
*William V. Hickey	73	2001	Retired Chairman of the Board and CEO of Sealed Air Corporation	F, FG, NG, O
Ralph Izzo	60	2006	Chairman of the Board, President and CEO of PSEG	E (Chair)
*Shirley Ann Jackson	71	2001	President of Rensselaer Polytechnic Institute	CG (Chair), E, FG, NG, O
*David Lilley	71	2009	Retired Chairman of the Board, President and CEO of Cytec Industries	A, F, O (Chair)
*Barry H. Ostrowsky	67	2018	President and CEO of RWJBarnabas Health, Inc.	F, O
*Thomas A. Renyi	72	2003	Retired Executive Chairman of The Bank of New York Mellon	Lead Director, A, E, F
*Hak Cheol (H.C.) Shin	60	2008	Vice Chair and Executive Vice President of 3M Company	A, CG, FG (Chair), NG (Chair)
*Richard J. Swift	73	1994	Retired Chairman of the Board, President and CEO of Foster Wheeler	CG, E, FG, NG, O
*Susan Tomasky	65	2012	Retired President – AEP Transmission of American Electric Power Corporation	A (Chair), CG
*Alfred W. Zollar	63	2012	Retired General Manager – Tivoli Software Division of IBM Corporation	F(Chair), FG, NG

* Independent

A=Audit CG=Corporate Governance E=Executive F=Finance FG=Fossil Generation NG=Nuclear Generation O=Organization and Compensation

PSEG 2018 Proxy Statement    1

Proxy Statement Summary

We recognize the value of refreshment and succession planning, annual evaluation of effectiveness and performance and continuing education for our directors. We believe that our directors are a diverse group of highly qualified leaders with a broad range of business, industry, academic and public service experience. Their skills in the areas of accounting, finance, construction, engineering, consumer products, corporate governance, customer satisfaction and sales, government, law, operations, management, manufacturing, environment, science, technology, cybersecurity and risk management serve us well. We benefit as well from the strong ethnic and gender diversity of our Board of Directors (Board).

In February 2018, Barry H. Ostrowsky, an accomplished executive of a major New Jersey health care services provider, joined our Board. Upon the conclusion of the Annual Meeting in April 2018, Albert R. Gamper, Jr. will be concluding his distinguished service on our Board.

For additional biographical information about the experience, skills and qualifications of each individual nominee, please refer to the chart on page 28 and biographical data on pages 29-34.

CORPORATE GOVERNANCE

We have adopted what we believe are strong corporate governance standards and practices to assure effective management by our executives and oversight by our Board. We are committed to good governance because it promotes the long-term interests of stockholders, as well as accountability and trust in our company. These measures include the following:

Independent Directors	Board Leadership	Risk Management	Standards of Conduct

Established standards for director independence are set forth in our Corporate Governance Principles (Principles). All of our current directors and nominees are independent under our Principles and the requirements of the New York Stock Exchange (NYSE), except Ralph Izzo, our Chairman of the Board, President and Chief Executive Officer (CEO), who is an employee of the Company. (Page 9)

Our Board leadership structure consists of a Chairman (who is also our CEO), a Lead Director, who is elected by the independent directors, and strong committee chairs. This provides for independent Board leadership, while ensuring that the individual managing day-to-day operations is responsible for leading the Board discussions on key business and strategic issues. (Page 10)

Risk management is a key part of our strategic planning and business operations. We believe that we have an effective system of risk management with appropriate controls and Board oversight. (Page 11)

We are committed to operating in accordance with the highest ethical and legal standards. Our Standards of Conduct (Standards) is a code of ethics which establishes a set of common expectations for behavior to which each director and employee must adhere. (Page 19)

Corporate Governance Highlights

• Annual Election of all Directors	• Standards of Conduct

• Majority Voting for Directors	• Related Person Transactions Practice

• Independent Board (all but CEO)	• Conflicts of Interest Practice

• Independent Lead Director	• Stockholders’ Right to Call Special Meetings

• Regular Executive Sessions of Independent Directors	• Proxy Access

• Independent Committee Chairs and Members	• Stockholder Engagement

• Risk Oversight by the Board and Committees	• No “Poison Pill” (Stockholder Rights Plan)

• Annual CEO Evaluation	• Commitment to Sustainability and Corporate Responsibility

• Succession Planning	• Annual Political Contributions Report

• Annual Board and Committee Self-Evaluations	• Diverse Skills and Qualifications of Directors

• Corporate Governance Principles	• Stock Ownership Requirements for Directors and Officers

For additional information on our corporate governance, see the discussion under Proposal 1. Election of Directors beginning on page 6.

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Proxy Statement Summary

Key Recent Corporate Governance Actions

In overseeing corporate governance, our Board continued its focus on effectiveness and best practices. In 2017 we:

•	Revised our Standards reflecting our unwavering commitment to conducting our business in accordance with the highest ethical expectations (see page 19);

•	Adopted a Related Person Transactions Practice and Conflicts of Interest Practice to aid our governance and oversight of transactions involving our directors, executive officers and employees (see page 20);

•	Further reviewed risks facing our business and our risk management program and processes, including Board and Committee responsibilities, and mapped newly identified risks to specific Board and Committee calendars and oversight duties (see page 11);

•	Reviewed current trends and developments in corporate governance and their implications for us, including with respect to board composition, director diversity and tenure, sustainability and stockholder engagement (see pages 27, 24, 7 and 45); and

•	Continued to build and maintain relationships with stockholders by engaging in constructive dialogue and exploring areas of interest involving corporate governance, executive compensation and related matters (see pages 45-46).

BUSINESS PERFORMANCE

Our business plan is designed to achieve growth while managing the risks associated with fluctuating commodity prices and changes in customer demand. We continue our focus on operational excellence, financial strength and disciplined investment. These guiding principles have provided the base from which we have been able to execute our strategic initiatives, including:

•	Improving utility operations through growth in investment in transmission and distribution and other infrastructure projects designed to enhance system reliability and resiliency and to meet customer expectations and public policy objectives; and

•	Maintaining and expanding a reliable generation fleet with the flexibility to utilize a diverse mix of fuels which allow us to respond to market volatility and capitalize on opportunities as they arise.

During 2017, our Net Income increased due primarily to the favorable impacts of tax legislation, partially offset by higher charges related to the early retirement of our existing coal/gas units at the Hudson and Mercer generating stations. Higher transmission revenues at PSE&G, lower charges in 2017 related to investments in certain leveraged leases at Energy Holdings and lower plant outage costs at Power, partially offset by lower volumes of electricity sold at lower average pricing, also contributed to the increase in Net Income. The Board’s recent decision to increase the Common Stock dividend by 4.7% to an indicative annual level of $1.80 per share is supported by our business mix and strong balance sheet.

For additional information, see pages 43–44. For a comprehensive assessment of the Company’s performance, please review the entire Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2017 (Form 10-K), which can be found on our website http://investor.pseg.com/sec-filings and on the SEC’s website, www.sec.gov. A copy of our Form 10-K has been provided to each person solicited by means of this Proxy Statement.

Financial Highlights

Dollars in Millions, except per share amounts	2017 ($)	2016 ($)
Operating Revenues	9,084	9,061
Income from Continuing Operations	1,574	887
Net Income	1,574	887
Total Assets	42,716	40,070
Earnings Per Share (EPS) – Diluted
Income from Continuing Operations	3.10	1.75
Net Income	3.10	1.75
Dividends Paid per Share	1.72	1.64
Market Price per Share – Year-end	51.50	43.88

See Appendix A on pages 87-88 for Items excluded from Net Income to reconcile to Operating Earnings (non-GAAP).

PSEG 2018 Proxy Statement    3

Proxy Statement Summary

EXECUTIVE COMPENSATION

Our CD&A Executive Summary on pages 40-46, contains an overview of our executive compensation program, including discussion of say-on-pay, pay mix, peer group, best practices, pay for performance, engagement and key actions.

Compensation Philosophy

We have designed a competitive executive compensation program benchmarked against our peers that we believe helps us recruit and retain top talent. Our executive compensation program closely links pay to performance with the ultimate goal of aligning our leadership team with stockholders’ interests. Our incentives put a significant portion of our executives’ pay, including that of our CEO and Named Executive Officers (NEOs), at risk based on performance. These pay-at-risk incentives are targeted to pay out at approximately the median of our peer group when we deliver on our pre-established financial, operating and strategic goals.

In overseeing executive compensation, our Board utilizes an independent compensation consultant who provides only compensation services to the Board. A detailed discussion of our executive compensation program, including its elements, the factors we use in determining compensation and our governance features, appears in the CD&A beginning on page 47. The key components of our executive compensation program are:

Component	Type	Rationale
Base salary	Fixed	Experience, performance and competitive market.
Annual cash incentive under our Senior Management Incentive Compensation Plan (SMICP)	Variable Performance- Based	Emphasis on Operating EPS (non-GAAP) as the corporate financial objective with additional operational metrics. Payment from zero to 200% of target percentage of salary.
Equity-based incentive awards under our Long-Term Incentive Plan (LTIP), consisting of performance share units (PSUs) and restricted stock units (RSUs)	Variable Performance- Based

PSUs (70% for the CEO and most other NEOs) are measured over a three-year period based equally upon Total Shareholder Return (TSR) and Return on Invested Capital (ROIC) vs. peers with the opportunity to earn between zero and 200% of target.

RSUs (30% for the CEO and most other NEOs) cliff vest at the end of three years.

Market-based retirement and post-employment benefits		Double trigger change-in-control provisions. No excise-tax gross-ups.

We have adopted executive compensation governance measures that we believe support good governance practices and further align our executives’ interests with those of stockholders while discouraging executives from taking excessive risk. Effective with the 2017 grants, we removed ROIC vs. plan as a PSU measure to more closely align us with performance relative to peers and reposition the TSR/ROIC weighting.

Compensation Governance Highlights

• Pay for Performance Alignment	• No Hedging or Pledging

• Annual Compensation Risk Assessment	• Clawback Practice

• Stock Ownership and Retention Policies	• Common Stock Trading Pre-Clearance

Pay for Performance

•	For 2017, the target annual and long-term incentive pay, representing pay at risk, for our CEO and other NEOs as a group was 86% and 71%, respectively, of target total direct compensation, as discussed in the CD&A under Compensation Philosophy-Pay Mix (see page 50).

•

We compared our recent financial performance and the compensation of our CEO and NEOs relative to that of our peer companies. The financial measures we examined were above the median of our peer group of companies while our executive

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Proxy Statement Summary

compensation was closely aligned to the peer median. Thus, we have concluded that our performance and executive compensation are appropriately aligned (see page 43).

•	Further, performance is reflected in the actual value paid upon vesting of the one-year annual cash incentive payments and the three-year equity incentive compensation awards.

•	For SMICP we set performance ranges to align with our business plan. Approved SMICP payments for 2017 were above target relative to internal goals, which were heavily weighted towards earnings. We continued to reward for strong financial performance and operational excellence (see pages 53-56).

•	For the PSUs granted under the LTIP for the three-year performance period ended December 31, 2017, actual payout was above target, based on our TSR compared to peer companies and ROIC in relation to both our business plan and peers. Our strong stock price performance and dividend payments have created value for our stockholders over the three-year period (see pages 56-59).

The following table provides highlights of the compensation for our CEO and other NEOs in 2017 as reported in the 2017 Summary Compensation Table on page 66. For the complete details of compensation, please review the entire Proxy Statement.

NEO	Base Salary 2017 ($)	Equity Incentive Plan Compensation 2017 ($)	Non-Equity Incentive Plan Compensation 2017 ($)	Total Compensation 2017 ($)(1)
Ralph Izzo	1,300,000	6,500,069	1,803,800	10,621,115
Daniel J. Cregg	585,000	1,000,041	511,200	2,608,201
Ralph A. LaRossa	704,808	1,300,050	602,000	3,431,448
William Levis(2)	527,875	1,250,041	425,600	2,800,255
Tamara L. Linde	560,769	1,000,041	444,400	2,562,555
Derek DiRisio	381,243	425,059	274,800	1,545,062

(1)	Reflects all compensation, including change in pension value and all other, as reported in the 2017 Summary Compensation Table.
(2)	Retired effective October 2, 2017.

Key Recent Executive Compensation Actions

In overseeing our executive compensation program, our Organization & Compensation Committee (O&CC), working with its consultant, continued to emphasize our results-oriented philosophy. During 2017, we:

•	Reviewed our compensation philosophy and all key elements of our executive compensation program in light of our strategy and objectives, as well as the results of the approximately 89% approval of the Say-on-Pay vote received at the 2017 Annual Meeting of Stockholders (see pages 40 and 47);

•	Confirmed the pay for performance alignment of executive compensation with financial results and approved benchmarked salaries, incentive awards and payouts in accordance with established criteria (see pages 43, 53, 56 and 59);

•	Revised our stock ownership guidelines to increase multipliers for the CEO and certain of the NEOs and eliminated post-achievement holding requirements to more effectively align ownership with investor returns (see page 64); and

•	Revised our incentive compensation weighting and metrics to reflect stockholder preferences (pages 57 and 59).

For more comprehensive information, see our discussion of executive compensation under Proposal 2. Advisory Vote on the Approval of Executive Compensation, beginning on page 39.

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Corporate Governance

You are being asked to vote on the election of eleven individuals nominated by your Board to serve as the Directors of our Company. Below, we have provided information about the Board, director independence, our leadership structure, risk management oversight, Board committees, ethics and conduct and related matters of corporate governance. We also describe our provisions for majority voting, director qualifications, diversity and retirement criteria and each nominee’s specific experience, skills and qualifications. We also report to you information about security ownership and director compensation. All of the nominees currently serve as directors of the Company and were elected to their positions by the stockholders, except for Barry H. Ostrowsky, who joined our Board in February 2018.

Vote required: A director will be elected if the number of shares voted FOR that director exceeds the number of shares voted AGAINST that director, not counting abstentions and votes withheld or for which no instructions are given. See Majority Voting for Election of Directors, under Nominees and Election on page 23.

AS RECOMMENDED BY THE BOARD, WE ASK YOU TO VOTE FOR ALL NOMINEES.

CORPORATE GOVERNANCE

Board of Directors

Our business and affairs are managed by or under the direction of the Board, which delegates certain responsibilities to its committees and to management consistent with our By-Laws. The Board has adopted and operates under the Principles which reflect our current governance practices in accordance with applicable statutory and regulatory requirements, including those of the SEC and the NYSE. The Principles provide written guidelines for directors and management to effectively pursue and support the Company’s business objectives. The Principles are reviewed periodically by the Corporate Governance Committee, which recommends appropriate changes to the Board. You can request copies of our By-Laws and Principles or view them at http://investor.pseg.com/corporate-governance.

Board Responsibilities

The Board provides direction and oversight of the conduct of our business by management. In fulfilling these responsibilities, the Board performs the following principal functions:

•	Approves corporate strategy, major management initiatives and significant investments;

•	Monitors and provides oversight of financial and business integrity and performance, including risk management;

•	Selects, evaluates the performance of, and approves succession plans for the CEO and other senior executives;

•	Selects nominees for election to the Board; and

•	Evaluates Board processes and performance.

The Board receives regular updates and actively engages in dialogue with our senior management. The Board has full and free access to all members of management and may hire its own consultants and advisors as it deems necessary.

Board Effectiveness and Accountability

Our Board, committees and directors undertake to perform their respective duties with the diligence and care required by law and expected of them by our stockholders, customers, employees and communities. We have adopted independence standards, standards of conduct and governance principles and implemented practices that are designed to reinforce our commitment to corporate and personal integrity. The Board monitors our dynamic and responsive stockholder engagement efforts as well as the broader outreach to our other stakeholders, with whom we maintain regular communications.

The organizational and leadership structures we have established, including the responsibilities of our Lead Director and the Board’s oversight of our risk management program, executive compensation, talent management and succession planning,

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Corporate Governance

political contributions and adherence to company values and sustainability practices, serve to ensure that our Board and management operate effectively while maintaining a keen focus on long-term success.

Our director nomination process, including our commitment to diversity, refreshment and constructive evaluation, provides the means for us to present nominees for election each year who collectively and individually meet the high standards, and possess the requisite skills and experience, expected of those who lead our Company. The Board remains focused on shareholder value, long-term sustainability and strategic vision, in the context of our business environment, competitive landscape and regulatory climate.

Corporate Culture and Values

The Board recognizes its role in continuing to contribute to the future success of our Company by promoting a corporate culture and values based on the core commitments of :

•	Safety;

•	Continuous Improvement;

•	Customer Service;

•	Diversity and Inclusion; and

•	Integrity.

We are very proud of our many accomplishments and the awards and recognition we have received. We have included a partial list of our achievements on the back cover of this proxy statement.

The Board regularly reviews matters pertaining to corporate governance, including current developments, emerging issues, trends and best practices. During 2017, the Board considered the implications of such items on board structure and composition, including the diversity and tenure of its members, sustainability and stockholder engagement.

Sustainability

The Board understands that its continued oversight of our Company’s commitment to principles of sustainability is of increasing importance to stockholders, as well as other constituencies. For more than 100 years we have been operating our business with a focus on sustainability. This reflects a deep recognition that our continued ability to prosper as a business depends on helping others prosper too. Thus, we emphasize the importance of defining success not only by the bottom line but also by the environmental and social dimensions of performance. We strive to be both systematic and comprehensive in our approach to sustainability issues. Doing so helps us remain true to our most important commitments and to further improve performance.

Environmental Stewardship

Sustainable green energy strategies to promote job creation, economic growth and a healthy environment are critically important. Environmental stewardship and sustainability require strong commitments and excellent management. Our Environmental Health and Safety Policy establishes our commitment to conduct our business in a safe and responsible manner. Our strong relationships with the public sector, renewable energy developers and policymakers help us identify and implement innovative environmental solutions.

Our utility investments are designed to enhance system reliability and resiliency, meet our customers’ expectations and support public policy objectives. Our efficient and environmentally responsible generation fleet, including a strong component of safe, reliable, clean nuclear energy, utilizes a diverse mix of fuel, allowing us to respond to market volatility and capitalize on opportunities.

PSEG is proud to be a leader in undertaking green energy initiatives. We are a leader in low-carbon energy and have long-advocated for comprehensive legislative solutions and public policies to cost-effectively reduce greenhouse gases. Over the past two decades, we have established and achieved aggressive carbon reduction goals. We have accomplished this through energy efficiency programs, deployment of renewable energy, increasing nuclear output, building clean and efficient natural gas plants and shifting output from coal to natural gas. We are combatting climate change emission reductions through energy efficiency and renewable energy projects. We recently have established a new climate goal to reduce our carbon footprint by lowering our CO2 equivalent emissions.

Employee Welfare

Our commitment to health and safety is our foremost priority, underscored through our emphasis on a strong safety culture and continual striving for excellence in every part of our operations. Both our culture and management system illustrate our approach

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Corporate Governance

to safety throughout the Company, and is built on trust, care, knowledge and communication. We are committed to employee welfare and understand that our reputation and stability are key for us in attracting and retaining a highly qualified workforce. We provide opportunities for our employees to obtain training and development in order to grow with us and we will continue to foster a workplace environment that contributes to success.

Corporate Citizenship

We aim to diligently serve our customers and to meet their expectations and our obligation to provide safe and reliable service. We are committed to conducting operations in accordance with the highest ethical standards. We strongly support corporate citizenship and a culture that recognizes our deep involvement in community affairs and philanthropy. Our values are at the core of our culture as they guide and inspire our business efforts. These values and many of our accomplishments are listed on the back cover of this Proxy Statement.

Diversity and Inclusion

We believe in a culture dedicated to diversity and inclusion and that values and promotes equal opportunity. Our Diversity and Inclusion Council supports our efforts to assure that through diversity we embrace the full breadth of people, ideas, thoughts and perspectives, recognizing the vast blend of characteristics, experiences, needs and traditions of our people. Our culture of inclusion fosters a sense of belonging to all members of our organization, so that they are welcomed, respected and valued as human beings and business partners. We are committed as well to supplier diversity, supporting minority and women-owned businesses to strengthen the economy and create jobs.

Public Policy and Political Contributions

As a regulated company whose operations can be significantly impacted by public policies, it is essential that PSEG takes an active role in the political process and the debate that ultimately shapes public policy. PSEG regularly communicates with government officials on issues affecting our business, participates in trade associations that focus on policies which may influence our company and makes political contributions that align with the long-term interests of PSEG and our stockholders, our employees and the communities we serve.

Political Participation and Board Oversight

We are committed to participating in an ethical manner and in full compliance with all federal, state and local laws. We have established a Corporate Political Participation Practice that sets forth a controls process pursuant to which our senior management monitors, assesses and approves certain political contributions. The Corporate Governance Committee also oversees our political activities and contributions in accordance with this Practice. We believe this Practice allows us to minimize reputational and political risks and continue to focus on our operational excellence. Stockholders may view our Practice at www.pseg.com/info/investors/governance/documents.jsp.

Annual Political Contributions Report

PSEG continues to value thoughtful stockholder engagement. Based on our communications with stockholders, we have expanded our level of disclosure by preparing a political contributions report to be published annually. The report includes our corporate contributions to candidates, to trade associations, and to other political and social welfare organizations that are for the purpose of influencing an election or ballot measure. PSEG requests that trade associations to which it paid total annual payments of $50,000 or more identify the portion of dues or payments received from PSEG that were used for expenditures or contributions that, if made directly by PSEG, would not have been deductible under Section 162(e)(1)(B) of the Internal Revenue Code (IRC). The annual report is available on our website.

Stockholder Engagement and Communications with the Board

You, as a stockholder, and other interested parties, have a variety of channels for expressing your views to the Board:

•	You may communicate directly with the Board, including the independent directors, by writing to:

Michael K. Hyun, Secretary

Public Service Enterprise Group Incorporated

80 Park Plaza, T4B, Newark, NJ 07102

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Please indicate who should receive the communication. Unless the context otherwise requires, the Secretary will provide the communication to the Lead Director and to the Chair of the Board committee most closely associated with the nature of the request. The Secretary has the discretion not to forward communications that are commercial advertisements, other forms of soliciting material or billing complaints. All communications are available to any member of the Board upon his or her request.

•	Voting for Directors – you have the opportunity to vote for the election of all of our directors on an annual basis.

•	Say-On-Pay – you have the opportunity to cast an advisory vote each year on our executive compensation program.

•	Director Nominations – you have the opportunity to recommend nominees for election to the Board in accordance with our By-Laws.

•	Shareholder Proposals – you may submit proposals intended for inclusion in our proxy statement, in accordance with SEC rules.

•	Proxy Access – subject to the applicable criteria, stockholders may nominate and include in our proxy statement director candidates.

•	Engagement – we dialogue with a variety of our stockholders throughout the year, including at meetings of our major stockholders and at investor conferences.

Independence

Under our Principles and the requirements of the NYSE, the Board must consist of a majority of independent directors. The Board has established standards for director independence, which are set forth in the Principles and shown below.

Independence Standards

An independent director must have no material relationship with PSEG and its subsidiaries, including the following:

•	A director may not be an employee of ours or any of our subsidiaries;

•	A member of a director’s immediate family may not be an executive officer of PSEG or one of our subsidiaries;

•	A director or immediate family member may not be an employee of any company where any executive of ours or our subsidiaries serves on the compensation committee;

•	A director may not be an employee and an immediate family member may not be an executive officer of any company that makes payments to or receives payments from us and our subsidiaries in any year more than the greater of $1 million or 2% of such company’s consolidated gross revenue;

•	A director or immediate family member may not receive more than $50,000 in direct compensation from us (other than fees and compensation provided to directors generally);

•	A director or immediate family member may not be affiliated with or employed by our independent auditor; and

•	A director may not be an executive officer of a charity, if, in any year, contributions by us and our subsidiaries to that charity exceed the greater of $1 million or 2% of the charity’s consolidated gross revenue.

These limitations apply for three years after the end of the applicable affiliation or arrangement.

The Board annually reviews other commercial relationships of directors, and relationships directors have with charitable and other tax-exempt organizations, and determines whether any of those relationships are material relationships that impair a director’s independence. Other than the payments by us, reported in this Proxy Statement in the Director Compensation Table, none of our directors have or will receive any compensation or have entered into any “golden leash” arrangements in connection with their service on our Board.

The Board has determined that all of the current directors and nominees for election, are independent under the Principles and the requirements of the NYSE, except Ralph Izzo, our Chairman of the Board, President and CEO. These determinations were based upon a review of the responses submitted by each director to questionnaires we provided to them, relevant business records, publicly available information and applicable SEC and NYSE requirements.

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Leadership Structure

Under our By-Laws, our senior leadership may include a Chairman of the Board, a President and a CEO, which positions may be held by one person or may be divided between two different people. As provided in its charter, the Corporate Governance Committee has the responsibility to assess the structure of the Board and periodically evaluate the Board’s governance practices as well as the Principles. Building on the advice of the Corporate Governance Committee, the Board applies its experience and knowledge of our business to establish what it believes to be the most effective form of organization. In doing so, it utilizes its understanding of the challenges and opportunities we face and its evaluation of the individuals who are involved.

Based on that analysis and evaluation, the Board has determined that, at the present time and given our present officers and personnel, it is in the best interests of the Company and stockholders for a single individual to hold all three positions of Chairman of the Board, President and CEO. The Board believes that this strikes a desirable balance allowing us to benefit from the advantages of efficiency, coordination and accountability. Ralph Izzo currently holds these positions. As such, he has plenary powers of supervision and direction of our business and affairs and he also presides at all meetings of the Board and of stockholders. The Board believes that Mr. Izzo possesses the attributes of experience, judgment, vision, managerial skill and overall leadership ability essential for our continued success. Mr. Izzo’s in-depth knowledge and understanding of our strategy, operations, risk profile, regulatory and environmental circumstances and financial condition best position him to head our Board and provide leadership to management, employees, investors, customers, officials and the public. The diverse experience and independence of the other directors allows the Board to maintain effective oversight of operations, long-range planning, finances and risk management.

Lead Director

In addition to the Chairman, President and CEO, our leadership and governance structure is designed to rely on the contributions of our Lead Director. The Lead Director provides the independent directors with a key means for collaboration and communication regarding Board agendas and the information directors receive from management. All directors play an active role in overseeing the company’s business both at the Board and committee levels, bringing fresh and differing viewpoints. The Lead Director coordinates with the Chairs of our various Board committees in setting agendas for committee meetings. Thomas A. Renyi currently serves as Lead Director, a position he has held since April 2015. In that capacity, he complements the talents and contributions of Mr. Izzo and promotes confidence in our governance structure by providing an additional perspective to that of management.

Lead Director Duties and Responsibilities

Our Lead Director

•	Presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	Serves as principal liaison on Board-wide issues between the Chairman and the independent directors;

•	Calls meetings of the independent directors, as may be necessary or desirable;

•	Consults with the Chairman on Board agendas;

•	Reviews information sent to the Board and consults with the Chairman on the quality and timeliness of information provided to the directors;

•	Serves on the Executive Committee; and

•	Receives from the Corporate Secretary communications to, or for consideration by, the independent directors.

The Lead Director is an independent director designated annually by the independent directors with the expectation that he or she will typically serve in that capacity for four years. The Lead Director may be appointed to serve up to twelve additional months beyond the four years if approved by a majority of the independent directors. Mr. Renyi was re-designated as our Lead Director in April 2017 for a term expiring at the first meeting of directors after the 2018 Annual Meeting of Stockholders. The Corporate Governance Committee expects to make a recommendation regarding the individual to serve as Lead Director at the Board’s first meeting following the 2018 Annual Meeting, in accordance with our policy.

The Board believes that our leadership structure has been designed with the appropriate controls to support the efficacy of this Lead Director arrangement without jeopardizing the integrity of the governance process. As discussed below, our Principles also set forth various expectations and criteria for Board membership. All directors must adhere to our Standards and exercise their responsibilities in a manner consistent with our best interests and those of our stockholders and their fiduciary duties established by applicable law.

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Risk Management Oversight

The Board is responsible for the oversight of risk at PSEG, both as a whole and through delegation to Board committees, which meet regularly and report back to the full Board. All committees play significant roles in carrying out the risk oversight function. In particular:

•	The Corporate Governance Committee provides oversight of the policies and processes by which the Company assesses and manages enterprise risk. The Corporate Governance Committee reviews the mapping of identified enterprise risks to the Board and its committees and makes recommendations to the Board with respect to such mapping. Our Chief Risk Officer and Chief Financial Officer report on risk management to the Corporate Governance Committee, directly as well as through the reports of the Corporate Governance Committee Chair, to the Board. The Corporate Governance Committee also evaluates Board and committee performance, monitors composition of the Board and the qualifications of the Board members and nominees, assists the Board in administering corporate governance practices and oversees our political participation activities and expenditures. In doing so, the Corporate Governance Committee seeks to ensure our governance and leadership structure is appropriately designed to mitigate reputational risk.

•	The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting and legal matters and cybersecurity. The Audit Committee provides oversight on legal and business compliance, financial reporting, disclosure controls and procedures, cybersecurity risk management and risk management controls and reviews in a general manner the guidelines, policies and processes by which the Company assesses and manages enterprise risk, consistent with the listing standards of the NYSE. Our Chief Risk Officer and Chief Financial Officer report on risk management to the Audit Committee at its meetings.

•	The Finance Committee oversees financing transactions and approves appropriate commodity portfolio risk tolerance limits. Compliance is monitored through regular reporting to the Board. The Finance Committee is responsible for monitoring risk related to our investments in our pension and post-retirement benefits and nuclear decommissioning trusts and receives periodic reports on their performance.

•	The Fossil Generation Operations Oversight Committee and the Nuclear Generation Operations Oversight Committee monitor and evaluate risks associated with our electric station operations, including risks associated with environmental, safety and other compliance and personnel and performance matters.

•	The O&CC considers the risks and rewards associated with our compensation and human resources philosophy and programs. As discussed on page 62, the O&CC has reviewed our compensation policies and practices as they relate to risk management and seeks to administer our compensation plans so as to appropriately balance the incentive nature of the compensation with mechanisms that serve to mitigate risk.

Risk Mapping

Under the oversight and direction of the Corporate Governance Committee and the Audit Committee, in 2016 we conducted a comprehensive review of the risk management oversight responsibilities of the Board and the committees. As a result, we mapped the key enterprise risks identified by management to the Board and committees based on the committees’ respective areas of oversight. This mapping of risks serves to clarify the oversight responsibilities of each committee and ensure proper oversight of each identified risk. Changes were made to committee charters as necessary to reflect the specific oversight responsibilities of each committee. In addition, the Board and each committee determined specific processes and schedules for performing their duties in connection with the mapped risks. The mapping of risks and the annual schedule were further reviewed and adjusted in 2017, including an increase in the frequency of updates on cybersecurity.

Risk Management Policy

Risk management is a key part of our strategic planning and business operations. The Board has approved a Risk Management Policy and it reviews and adopts the Company’s Financial Risk Management Practice. In accordance with the Risk Management Policy, we maintain and execute a Risk Management Program for identifying, quantifying, monitoring, managing and reporting on our risks, including evolving issues such as cybersecurity. The Financial Risk Management Practice serves to define the major roles, responsibilities and procedures, including controls and reporting, necessary to actively manage our financial risk exposure consistent with our business plans. It is reviewed and approved periodically by the Audit Committee, the Corporate Governance Committee and the Finance Committee and recommended to the Board for its approval.

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Risk Management Program

The Board has oversight of the Risk Management Program which consists of policies, process and controls, including the Risk Management Policy and Financial Risk Management Practice, as well as other policies and practices developed by management relating to risks, including but not limited to: market; credit; liquidity; operations; project development; political; regulatory; legal; compliance; strategic; reputation; business interruption; physical and cybersecurity; environmental; and staffing.

Our Risk Management Program forms an integral part of our corporate culture and values.

Risk Management Committee Structure

Under the Risk Management Policy, we have established a Risk Management Committee (RMC) consisting of senior executives. The RMC is charged with, among other things:

•	Establishing and reviewing the framework for implementing the Risk Management Policy, including regularly reviewing and updating key management practices related to risk management;

•	Establishing and monitoring limits and controls designed to manage financial risks;

•	Regularly reviewing practices related to the review of potential transactions and the delegation of financial authority; and

•	Reviewing the management of key enterprise-level risks.

In addition, other senior management committees oversee the management of specific categories of risks, including:

•	Our Capital Review Committee provides oversight and reviews proposed capital projects;

•	Our Compliance Committee reviews various compliance and ethics issues;

•	Our Business Interruption Management Committee provides oversight of activities relating to a significant interruption of business or other adverse event; and

•	Our Cybersecurity Council reviews prevalent cybersecurity issues, identifying the cyber risks to our critical infrastructure and confidential information, including personally identifiable information, as well as the measures the Company is taking or should take to identify and address those risks.

Our corporate compliance activities are centralized functions under our Chief Compliance Officer who has robust duties and responsibilities. Our Delegation of Authority provisions set forth the respective authority levels at which management and employees are authorized to conduct business.

The Board believes that we have an effective system of risk management practices with appropriate controls and Board oversight.

Cybersecurity

The Board believes that cybersecurity is a critical component of the risk management program. Management has established a Cybersecurity Council composed of members of senior management who are responsible for the Company’s cybersecurity risk management practices. The Cybersecurity Council periodically reports to the Board, the Audit Committee and the Corporate Governance Committee on areas such as the adequacy of personnel and resources to monitor and address cybersecurity threats, technological advances in cybersecurity protection, rapidly evolving cybersecurity threats that may affect our company and industry, cybersecurity incident response and applicable cybersecurity laws, regulations and standards as well as collaboration mechanisms with intelligence and enforcement agencies and industry groups to assure timely threat awareness and response coordination. The Company’s cybersecurity risk management practices are fully integrated into our overall risk management program.

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Talent Management and Succession Planning

Our business planning process includes key aspects of workforce development. We believe that we utilize a rigorous and disciplined process to evaluate talent and provide for succession planning in relation to our business objectives. This starts at the local level and continues through senior management, with direct involvement of our CEO and Board. We periodically review our workforce challenges, progress on achieving our commitment to diversity and effectiveness of our organizational structure and staffing.

The Board takes very seriously its responsibility to provide for an orderly process of succession within the ranks of our senior management. Periodically, the Board reviews with the CEO succession plans for key leadership positions and periodically meets with succession candidates to assure that highly qualified candidates are available, should the need arise to fill vacancies. The Board evaluates succession plans in the context of overall business strategy. Potential leaders are visible to Board members through formal presentations and informal events to allow the directors to personally assess individuals. We seek to maintain a continuity of management through appropriate recruitment and retention methods, including market-based and performance-measured compensation and career advancement and training opportunities.

Director Education and Board Evaluation

New directors receive an orientation program and materials, which includes visits to some of our facilities and presentations by senior management to familiarize them with our strategic plans, operations, significant financial, accounting, regulatory and risk management issues, governance practices, compliance programs, including the Standards, principal officers and internal and independent auditors. Each year, the Board is briefed and continuing education is provided to all directors on corporate governance trends and best practices and topics of importance to our business, which may include the matters noted above, as well as regular appraisals of new developments and requirements that may impact us and emerging trends facing us and our industry. The Board is also provided with presentations and materials from consultants and experts. Directors are encouraged to take advantage of other relevant educational programs.

The Board believes that a robust and constructive evaluation process is an important component of good corporate governance. The Board and each committee conduct an annual assessment process to evaluate the effectiveness of their processes and practices, including Board and committee performance, Board composition and culture, Board meetings and risk management. Among the items considered are the monitoring and oversight of policies, evaluation of the CEO and senior officers, consideration of shareholder value, understanding of the business, access to information and resources and opportunity to inquire of, or challenge, management. The process includes a survey of the directors and discussions at Board and committee meetings, as applicable.

Meetings of the Board, Committees and Stockholders

The Board holds regularly scheduled meetings and meets on other occasions when circumstances require. Board and committee meetings are usually scheduled over two days, beginning in the afternoon and ending in the afternoon of the following day. Each committee executes its responsibilities, as described below, and the Board receives reports from the committee Chairs on the significant matters considered and actions taken. A Board meeting typically focuses on the strategic and more important issues facing us. Directors spend additional time preparing for Board and committee meetings they attend and they are called upon for counsel between meetings.

Our Principles provide that the Board will meet at least six times each year and in executive session without management in attendance at every meeting, unless waived by the Board. When the Board meets in executive sessions, the Lead Director presides. In addition, each Board committee, except the Executive Committee, meets in executive session at each of its meetings, unless waived by the respective committee.

Special meetings of the Board of Directors may be called by the Chairman of the Board, CEO, or a majority of the directors by written request at any time. Special meetings of the stockholders may be called at any time by the Board of Directors or by the CEO or upon the written request of the holders of a majority of the capital stock entitled to cast votes.

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Corporate Governance

2017 Meetings and Executive Sessions

Board/Committee	Meetings		Executive Sessions

PSEG Board	8	(1)	7
PSE&G Board	8	(2)	7
Audit	8		6
Corporate Governance	7	(3)	5
Executive	0		0
Finance	4		0
Fossil Generation Operations Oversight	4	(4)	4
Nuclear Generation Operations Oversight	4	(5)	4
Organization and Compensation	6	(6)	6

(1)	Includes one all-day Business Strategy Session and one special meeting
(2)	Includes two special meetings
(3)	Includes three special meetings
(4)	One meeting held at a generating station
(5)	One meeting held at the site of nuclear generating stations we operate
(6)	Includes one special meeting

Attendance

Under our Principles, each director is expected to attend all Board meetings and all meetings of committees of which such director is a member, as well as the Annual Meeting of Stockholders. Meeting materials are provided to Board and Committee members in advance of each meeting, and members are expected to review such materials prior to each meeting. During 2017, each director attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she served. All of the directors attended the 2017 Annual Meeting of Stockholders, except Messrs. Gamper, Hickey and Renyi.

Committee Membership

Current committee assignments are presented in the following table. From time to time, Committee assignments and chairs are changed to best utilize the talents of our directors. We believe that rotating committee memberships strengthen our directors’ understanding of the challenges we face while bringing greater diversity of perspective and experience to the work of each committee. The last such changes occurred in April 2017. Ongoing committee assignments for all directors are expected to be made at the organizational meeting of the Board following the 2018 Annual Meeting of Stockholders.

	Audit	Corporate Governance	Executive	Finance	Fossil Generation Operations Oversight	Nuclear Generation Operations Oversight	Organization & Compensation

Willie A. Deese	✓	✓					✓

Albert R. Gamper, Jr.	✓		✓	✓			✓

William V. Hickey				✓	✓	✓	✓

Ralph Izzo			Chair

Shirley Ann Jackson		Chair	✓		✓	✓	✓

David Lilley	✓			✓			Chair

Barry H. Ostrowsky				✓			✓

Thomas A. Renyi Lead Director	✓		✓	✓

Hak Cheol (H.C.) Shin	✓	✓			Chair	Chair

Richard J. Swift		✓	✓		✓	✓	✓

Susan Tomasky	Chair	✓

Alfred W. Zollar				Chair	✓	✓

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During 2017, Albert R. Gamper, Jr., Ralph Izzo, Shirley Ann Jackson and Richard J. Swift also served on the Board of Directors of PSE&G. Mr.  Izzo also serves on the Boards of Directors of Power, Energy Holdings and Services.

Board Committee Responsibilities

The Board committees, their principal functions, membership requirements and minimum number of meetings held are described below. Each committee has open and free access to all Company information, may require any of our officers or employees to furnish it with information, documents or reports that it deems necessary or desirable in carrying out its duties, is empowered to investigate any matter involving us and may retain appropriate resources to assist it in discharging its responsibilities.

Each committee, other than the Executive Committee, operates pursuant to a charter that defines its roles and responsibilities and annually conducts a performance evaluation of its activities and a review of its charter. The authority of the Executive Committee is set forth in our By-Laws. The committee charters and our By-Laws are posted on our website, www.pseg.com/info/investors/governance/committees.jsp. We will send you a copy of any or all of them upon request.

Each committee reports its activities to the Board. Each committee Chair is appointed annually with the expectation that he or she will typically serve in that capacity for four years. A Chair may be appointed to serve up to twelve additional months beyond the four years if approved by a majority of the independent directors.

A list of current committee membership requirements can be found below:

Committee	Membership Requirements

Audit

Consists of three or more independent directors, in accordance with SEC and NYSE rules, who must meet NYSE requirements for financial literacy. At least one member must have accounting or financial management expertise. The committee meets at least four times per year.

Members may receive no direct or indirect compensation from us or our subsidiaries, other than as a director or committee member, and may not be affiliated with us or our subsidiaries. Under our Principles, without Board approval, a director may not serve as a member of our Audit Committee if he or she serves on the Audit Committee of more than three public companies, including ours.

Corporate Governance	Consists of three or more independent directors who meet at least two times per year.

Executive	Consists of the Chairman of the Board, the Lead Director and at least one additional independent director.

Finance	Consists of three or more independent directors who meet at least three times per year.

Fossil Generation Operations Oversight	Consists of three or more independent directors who meet at least three times per year.

Nuclear Generation Operations Oversight	Consists of three or more independent directors who meet at least three times per year.

Organization & Compensation	Consists of three or more independent directors in accordance with SEC and NYSE rules, who meet at least two times per year.

Each committee of the Board is responsible for the following activities:

Audit Committee

Members: Willie A. Deese, Albert R. Gamper, Jr., David Lilley, Thomas A. Renyi, H.C. Shin and Susan Tomasky (Chair)

•	Assisting the Board in fulfilling its responsibility for oversight of the integrity of our financial statements; and the quality and integrity of our accounting, auditing and financial reporting practices;

•	Appointing, terminating, compensating, including preapproving all services and fees, and overseeing the work of the independent auditor, which reports directly to the Audit Committee;

•	Reviewing the independence of the independent auditor, as well as Public Company Accounting Oversight Board (PCAOB) and peer review reports of the independent auditor’s performance;

•	Reviewing with the independent auditor, management and internal auditors our annual audited and quarterly financial statements and the acceptability and quality of our financial statements and our accounting, reporting and auditing practices;

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Corporate Governance

•	Reviewing with the independent auditor any audit issues or difficulties and management’s response, and resolving disagreements which may arise between management and the independent auditor regarding financial reporting;

•	Providing oversight to our internal audit and environmental, health and safety audit functions;

•	Providing oversight to our legal and business conduct compliance program, including the Standards;

•	Reviewing the status of pending material litigation;

•	Reviewing in a general manner the guidelines, policies and processes by which the Company assesses and manages enterprise risk, consistent with the listing standards of the NYSE;

•	Reviewing risk management controls and disclosure controls and procedures;

•	Monitoring our cybersecurity programs and responses;

•	Reviewing earnings press releases, financial information and earnings guidance provided to analysts and rating agencies;

•	Recommending to the Board the inclusion of the audited financial statements in our Form 10-K;

•	Issuing an annual committee report for inclusion in this Proxy Statement; and

•	Providing oversight of management of risks related to the roles, duties and responsibilities of the committee.

The Audit Committee Report appears below under Proposal 3. Ratification of the Appointment of Independent Auditor on page 83.

Composition of the Audit Committee

The Board determines annually, and upon any change in Audit Committee composition, the independence, financial literacy and financial expertise of the Audit Committee members and makes written affirmation to the NYSE in accordance with its rules. The Board has determined that all members of the Audit Committee are financially literate and, in addition, that Willie A. Deese, Albert R. Gamper, Jr., David Lilley, Thomas A. Renyi, Hak Cheol (H.C.) Shin and Susan Tomasky (Chair), each a member of the Audit Committee possess accounting or financial management expertise, as defined in the NYSE rules. The Board further has determined that Willie A. Deese, Albert R. Gamper, Jr., David Lilley, Thomas A. Renyi and Susan Tomasky (Chair), each a member of the Audit Committee, is each an audit committee financial expert under the Sarbanes-Oxley Act of 2002 and the rules of the SEC.

Management and the Board believe that the current composition of the Audit Committee provides that committee with the requisite expertise and experience to recommend to the Board the inclusion of the audited financial statements in our Form 10-K. The Board will consider this matter annually as a part of its ongoing governance review. The Audit Committee will also continue its practices to assure that adequate independent procedures exist for receipt and treatment of complaints regarding accounting, internal controls or auditing matters.

Corporate Governance Committee

Members: Willie A. Deese, Shirley Ann Jackson (Chair), H.C. Shin, Richard J. Swift and Susan Tomasky

•	Assisting the Board in administering the corporate governance practices of the Board and its committees;

•	Monitoring the composition of the Board to assure a reasonable balance of professional interests, business experience, financial expertise, diversity and independence;

•	Considering the qualifications of Board members and evaluating prospective nominees, including those identified by the Committee or by other Board members, management, stockholders or other sources, and recommending to the Board membership changes and nominees;

•	Reviewing and assessing the independence of each nominee;

•	Making a recommendation to the Board as to whether to accept the tendered resignation of any director who fails to receive a majority of votes cast “for” that director’s election in an uncontested election;

•	Recommending to the Board the chairs and members of Board committees;

•	Evaluating performance of the Board and its committees, including a review of the size, structure and composition of the Board and its committees and their governance practices, including interactions with management;

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•	Making recommendations to the Board to improve effectiveness of the Board and its committees;

•	Overseeing risk management guidelines, policies, and processes and mapping identified risks to the Board and its committees;

•	Providing oversight of management of risks related to the roles, duties and responsibilities of the committee;

•	Monitoring governance trends and emerging best practices in corporate governance;

•	Overseeing the directors’ orientation and continuing education;

•	Reviewing and taking appropriate action regarding transactions with related persons under our Related Person Transactions Practice, and periodically reviewing the Related Person Transactions Practice;

•	Reviewing and making recommendations to the Board with respect to compensation of directors;

•	Providing input to the O&CC regarding the performance of the CEO as Chairman of the Board;

•	Periodically reviewing the Charters of the Board committees and recommending appropriate changes; and

•	Reviewing our political participation activities and expenses.

The nomination process and criteria utilized are described under Nominees and Election beginning on page 23.

Executive Committee

Members: Albert R. Gamper, Jr., Ralph lzzo (Chair), Shirley Ann Jackson, Thomas A. Renyi, Richard J. Swift

Except as otherwise provided by law, the Executive Committee may exercise all the authority of the Board when the Board is not in session.

Finance Committee

Members: Albert R. Gamper, Jr., William V. Hickey, David Lilley, Barry H. Ostrowsky, Thomas A. Renyi and Alfred W. Zollar (Chair)

•	Reviewing and making recommendations to the Board regarding corporate financial policies and processes and significant financial decisions;

•	Reviewing and recommending to the Board annually our financial plan;

•	Reviewing and making recommendations to the Board regarding our dividend policy and capital structure;

•	Discussing with management the application and effects of our policies with respect to risk assessment and risk management, including the limits and authorities contained in the Financial Risk Management Practice;

•	Reviewing and recommending to the Board authorizations with respect to the issuance, sale and redemption of securities by us and our subsidiaries;

•	Reviewing on behalf of the Company, with the Thrift and Pension and the Nuclear Decommissioning Trust Investment Committees, periodic reporting on the investment guidelines for and investment performance of the Company’s pension plan trust funds and nuclear decommissioning trust funds;

•	Reviewing with management our cash management policies and practices;

•	Reviewing with management credit agency ratings and analyses; and

•	Providing oversight of management of risks related to the roles, duties and responsibilities of the committee.

Fossil Generation Operations Oversight Committee

Members: William V. Hickey, Shirley Ann Jackson, H.C. Shin (Chair), Richard J. Swift and Alfred W. Zollar

•	Evaluating the effectiveness of our fossil generation operations, focusing on safety, plant performance, regulatory matters, large construction projects and improvement in operations;

•	Reviewing labor and human relations, environmental, health and safety and legal and compliance issues related to our fossil generation operations;

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Corporate Governance

•	Reviewing the results of major inspections, evaluations and audit findings by external oversight groups and management’s response; and

•	Providing oversight of management of risks related to the roles, duties and responsibilities of the committee.

Nuclear Generation Operations Oversight Committee

Members: William V. Hickey, Shirley Ann Jackson, H.C. Shin (Chair), Richard J. Swift and Alfred W. Zollar

•	Evaluating the effectiveness of our nuclear generation operations, focusing on safety, plant performance, regulatory matters, large construction projects and improvement in operations;

•	Reviewing labor and human relations, environmental, health and safety and legal and compliance issues related to our nuclear generation operations;

•	Reviewing the results of major inspections, evaluations and audit findings by external oversight groups and management’s response; and

•	Providing oversight of management of risks related to the roles, duties and responsibilities of the committee.

Organization and Compensation Committee (O&CC)

Members: Willie A. Deese, Albert R. Gamper, Jr., William V. Hickey, Shirley Ann Jackson, David Lilley (Chair), Barry H. Ostrowsky and Richard J. Swift

•	Reviewing, approving and modifying, as necessary, our executive compensation policies, practices and plans;

•	Reviewing the stockholder advisory vote on say-on-pay and considering any action it deems appropriate in light of that vote;

•	Reviewing executive compensation levels and targets for consistency and alignment with compensation policy and strategic and operating objectives;

•	Reviewing the risk to us of our compensation policies and practices;

•	Providing oversight of management risks related to the roles, duties and responsibilities of the committee;

•	Retaining, compensating, overseeing and annually reviewing the performance of its advisors, including its compensation consultant;

•	Reviewing the independence of its compensation consultant and advisors;

•	Reviewing and making recommendations to the Board concerning corporate organization in general and executive compensation including incentive plans and equity-based plans;

•	Administering our incentive compensation plans;

•	Reviewing and approving corporate goals and objectives relevant to CEO compensation;

•	Evaluating the CEO’s performance in light of those goals and objectives and, with the independent Board members, determining and approving the CEO’s compensation based on such evaluation;

•	Annually reviewing performance of certain other key members of management;

•	Annually reviewing management succession and development plans;

•	Monitoring compliance with the Stock Ownership and Retention Policy;

•	Monitoring compensation trends and emerging best practices in executive compensation; and

•	Reviewing the CD&A and providing its report in this Proxy Statement.

The O&CC Report on Executive Compensation appears under Proposal 2. Advisory Vote on the Approval of Executive Compensation on page 65.

Composition of the O&CC

The Board determines annually the independence of the O&CC members and makes written affirmation to the NYSE in accordance with its rules. The Board believes that the current composition of the O&CC provides that committee with the requisite expertise and experience to oversee our executive compensation program and assess the alignment of pay for performance.

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Corporate Governance

Compensation Consultant

The O&CC has the authority to retain advisors and compensation consultants, with sole authority for their hiring and firing. The O&CC is directly responsible for such appointment, compensation and oversight in accordance with the applicable SEC requirements and NYSE standards. Since September 2009, the O&CC has retained Compensation Advisory Partners LLC (CAP) as its independent compensation consultant to provide it with information and advice that is not influenced by management. CAP is an executive compensation consulting firm that does not perform any other services for us or our subsidiaries. CAP provides advice to the O&CC on executive compensation and may also provide advice to the Corporate Governance Committee on matters pertaining to compensation of directors who are not executive officers. CAP may not perform any other services for us without obtaining the prior approval of the Chair of the O&CC.

In furtherance of CAP’s independence, management receives copies of certain materials provided by CAP to the O&CC only after approval by the O&CC Chair or the O&CC. The scope of CAP’s assignment is to provide general advice relating to all aspects of executive compensation, including the review of our current compensation programs and levels, executive benefit plans, the provision of comparative industry trends and peer data and the recommendation of program and pay level changes. Responsibility for assignment to and evaluation of work by CAP is solely that of the O&CC and, with respect to the compensation of non-employee directors, the Corporate Governance Committee. CAP meets with the O&CC and the Chair without management present when appropriate.

We pay the fees of any compensation consultant retained by the O&CC. Additional information regarding any such services performed in the past year is included in the CD&A on page 61. The O&CC also utilizes the services of our internal compensation professionals.

Determination of Compensation Consultant’s Independence

The SEC and NYSE require compensation committees to assess the independence of their advisors and determine whether any conflicts of interest exist. In July 2017, the O&CC reviewed CAP’s independence relative to the following factors: (i) CAP’s provision of other services to the Company; (ii) the amount of fees CAP receives from the Company as a percentage of CAP’s total revenue; (iii) the policies and procedures of CAP that are designed to prevent conflicts of interest; (iv) any business or personal relationship between O&CC members and CAP or its compensation consultants; (v) any PSEG stock owned by CAP or its compensation consultants; (vi) any business or personal relationship between our executive officers and CAP or any of its compensation consultants; and (vii) other factors that would be relevant to CAP’s independence from management. On the basis of such review, the O&CC concluded that CAP is independent and no conflicts of interest exist.

Compensation Committee Interlocks and Insider Participation

During 2017, each of the following individuals served as a member of the O&CC: Willie A. Deese, Albert R. Gamper, Jr., William V. Hickey, Shirley Ann Jackson, David Lilley (Chair) and Richard J. Swift. No member of the O&CC was an officer or employee or a former officer or employee of any PSEG company. None of our officers served as a director of or on the compensation committee of any of the companies for which any of these individuals served as an officer. No member of the O&CC had a direct or indirect material interest in any transaction with us.

Standards of Conduct

We have a long-established corporate culture of emphasizing integrity and honesty with an expectation of adherence to the highest ethical standards. We have embodied these principles in the Standards, our code of ethics. The Standards are posted on our website, www.pseg.com/info/investors/governance/documents.jsp. We will send you a copy upon request.

In 2017 we undertook a comprehensive review of our ethics code (formally known as Standards of Integrity). While the essential principles under our former Standards of Integrity guiding expected behaviors were not changed, we substantially revised the format to simplify the presentation by focusing on key concepts and emphasizing the importance of value driven compliance.

The Standards establish a written set of common expectations of behavior for all directors, officers and employees regarding business relationships, personal conduct (including, among other things, corporate opportunities, conflicts of interest and supplier, competitor and governmental relations), safeguarding of Company property, business controls and compliance with regulatory requirements. In addition, the Standards mandate procedures for seeking ethical guidance, reporting concerns, investigation and discipline. We require every employee to complete a training program on the Standards and to certify as to compliance with the Standards annually. We provide a hotline by which complaints can be brought to the attention of the Company. Our Chief Compliance Officer has overall responsibility for administering the Standards under the oversight of the Audit Committee of the Board.

The Compliance Program establishes an organizational structure and validates the Standards and its mandated procedures, practices and programs. The Audit Committee of the Board has overall responsibility for oversight of the Compliance Program and has delegated to our Compliance Committee overall responsibility for the design, implementation and execution of

PSEG 2018 Proxy Statement    19

Corporate Governance

the Compliance Program. The Compliance Committee’s duties include assurance that we take all reasonable steps to coordinate organization-wide ethics and compliance activities, consistent enforcement of the Standards, including the detection and prevention of wrongdoing as a result of compliance investigations and otherwise foster a culture for ethical behavior and a commitment to legal compliance. The Compliance Committee, comprised of members of senior management, is chaired by our Chief Compliance Officer, who has overall responsibility for administering the Compliance Program.

We will post on our website:

•	Any amendment (other than one that is technical, administrative or non-substantive) that we adopt to the Standards; and

•	Any grant by us of a waiver from the Standards that applies to any director, executive officer or persons performing similar functions and that relates to any element enumerated by an applicable SEC requirement.

A waiver of any provision of the Standards may be granted in exceptional circumstances, but only for substantial cause. A waiver for any director or executive officer may be made only by the Board and, if granted, will be promptly disclosed to our stockholders. In 2017, we did not grant any waivers to the Standards.

Standards of Conduct

The Standards are applicable to us and our subsidiaries. The Standards:

•	Form an integral part of our business conduct compliance program and embody our commitment to conduct operations in accordance with the highest legal and ethical standards;

•	Apply to all of our directors and employees (including our principal executive officer, principal financial officer and principal accounting officer), each of whom is responsible for and understanding and complying with the Standards;

•	Establish a set of common expectations for behavior to which each director and employee must adhere in dealings with investors, customers, fellow employees, competitors, vendors, government officials, the media and all others who may associate their words and actions with us; and

•

Have been developed to provide reasonable assurance that, in conducting our business, directors and employees behave ethically and in accordance with the law and do not take advantage of investors, regulators or customers through manipulation, abuse of confidential information or misrepresentation of material facts.

Our Standards and Compliance Program, and Related Person Transactions Practice and Conflicts of Interest Practice described below, establish policies and procedures regarding personal and business conduct. Our written management practices provide that any capital investment with non-PSEG entity or its affiliate, for which one of our directors or officers serves as a director or executive officer, must be approved by our Board. These are our only written policies and procedures regarding the review, approval or ratification of transactions with related persons.

Transactions with Related Persons

Our policies and procedures with regard to transactions with related persons, including the review and taking appropriate action regarding any such transactions, the standards applied and the responsibilities for application are set forth in our Related Person Transactions Practice.

Under the Related Person Transactions Practice, the Corporate Governance Committee of the Board reviews related person transactions with PSEG (including its subsidiaries) in which the amount involved exceeds $120,000 and in which any related person had, has, or will have a direct or indirect interest. In general, related persons are directors, executive officers, their immediate family members, and stockholders beneficially owning 5% or more of our outstanding stock. PSEG must be notified prior to entry into a transaction in which PSEG is or will be a participant and a related person has or will have an interest.

The Corporate Governance Committee considers those transactions that may constitute related person transactions or material changes to previously approved related person transactions. The Corporate Governance Committee takes into consideration a variety of factors and approves or ratifies those related person transactions that are in the best interests of PSEG and its stockholders. The Committee may impose such conditions as it deems appropriate in connection with the approval of the related person transactions.

When it is impracticable or undesirable to wait until a Committee meeting to consummate a related person transaction, the Committee Chair may review and approve a related person transaction. The Committee Chair reports any approved transactions to the Corporate Governance Committee.

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Corporate Governance

A list of all existing related person transactions is presented to the Corporate Governance Committee at least annually for review.

Except as noted below, there were no transactions during 2017, and no transaction currently proposed, in which we were or are to be a participant and the amount involved exceeded $120,000 and in which any related person (director, nominee, executive officer, any person known to us to beneficially own in excess of 5% of our Common Stock, or their immediate family members) had or will have a direct or indirect material interest.

PSEG Director Barry H. Ostrowsky is the President and Chief Executive Officer of RWJBarnabas Health, Inc. (RWJBarnabas), a non-profit corporation incorporated in New Jersey.

As part of the Company’s philanthropic activities and commitment to invest in the communities in which we do business, the Company, directly or through a subsidiary, and PSEG Foundation, a 501(c)(3) organization that is funded by the Company, have periodically made charitable contributions to facilities operated by RWJBarnabas. In 2017, the Company and PSEG Foundation, collectively, donated approximately $216,550 to facilities affiliated with RWJBarnabas. PSEG Foundation has committed contributions of approximately $155,000 to facilities affiliated with RWJBarnabas, to occur in 2018. The Board expects that the Company and PSEG Foundation will make future contributions to facilities affiliated with RWJBarnabas.

Since 2013, the Company’s subsidiary, Services, has had a contractual arrangement with an RWJBarnabas affiliate, Robert Wood Johnson University Hospital Hamilton (RWJ Hamilton), pursuant to which RWJ Hamilton provides medical care, medical testing and related services to the Company and its subsidiaries. In 2017, the Company paid a total of approximately $210,560 for services provided pursuant to this arrangement. The Company expects to pay a similar amount in 2018.

Since 2008, the Company’s subsidiary, PSE&G, has engaged in an ongoing Hospital Energy Efficiency Program (HEE Program), through which PSE&G provides funds for energy efficiency upgrades to hospitals throughout the PSE&G service territory. The HEE Program was approved, and is overseen, by the New Jersey Board of Public Utilities (BPU). As of January 1, 2018, PSE&G has committed to invest approximately $199 million in a variety of hospitals through the HEE Program. PSEG had made commitments of approximately $30.9 million to RWJBarnabas facilities. These projects are in various stages of completion, with several fully completed and others in progress or in the planning stage. The aggregate portion that RWJBarnabas facilities have committed to repay to PSE&G through utility bills in accordance with the BPU-approved terms of the program is equal to approximately $10.9 million. Because the HEE Program is ongoing, the investment and repayment figures are subject to change in the coming years.

William Levis served as President of Power from June 2007 until October 2017 and was also one of our executive officers during that same time. In late December 2016, Levis advised the Company that he intended to retire in the third quarter of 2017. Subsequently, in July 2017, Mr. Levis informed PSEG management of his intention to join Holtec International, Inc. (Holtec) as its president and chief operating officer. Subsequent to his retirement from PSEG, Mr. Levis assumed a significant role involving Holtec.

PSEG has a long standing commercial relationship with Holtec dating back to the mid-1990s. Multiple agreements between Power and Holtec existed in 2017 relating to nuclear waste storage supply and services, equipment manufacturing and delivery for Fossil generation plants and other miscellaneous contracts. Since the beginning of 2017, the Company has paid approximately $23.7 million to Holtec under these agreements and anticipates paying Holtec an additional $17 million over the next twelve months. Of the contracts between the Company and Holtec, three were entered into since the beginning of 2017, with a notional value of approximately $125 million, primarily for the manufacture of storage containers and loading of spent nuclear fuel into the containers for on-site storage during the next ten years. There are also ten other contracts or arrangements between Holtec and the Company that predated 2017 and remain in effect at this time. The approximate dollar amount of Mr. Levis’ interest in the PSEG and Holtec transactions referenced above is not determinable.

While an employee of PSEG, Mr. Levis was the individual responsible for, or managed employees who were responsible for, entering into agreements relating to Power’s business, including transactions similar to the ones referenced above. Mr. Levis and some of the employees in his chain of command were directly or indirectly involved in the consummation or implementation of such transactions with Holtec.

In September 2017, the Company conducted an internal review of its agreements with Holtec and Mr. Levis’ role in those transactions. The internal review concluded that the agreements were entered into consistent with the Company’s procurement practices. The Corporate Governance Committee ratified and approved the transactions in accordance with the Company’s Related Person Transactions Practice.

Christopher LaRossa, brother of Ralph LaRossa, President and Chief Operating Officer of Power and one of the Company’s executive officers, is an employee of, and receives compensation from, PSE&G. During 2017, Christopher LaRossa served and currently serves as District Manager – Regulatory Policy and Procedure. The approximate total compensation paid to

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Corporate Governance

Christopher LaRossa during 2017 was within the range set for employees with comparable qualifications and responsibilities who hold similar positions at the Company (salary of $109,000 to $219,000 plus incentive compensation targeted at 20% of salary). He also received health insurance and other benefits available to all other employees in a similar position. His compensation was determined in accordance with our compensation practices applicable to employees who hold similar positions. Ralph LaRossa did not and does not have any direct responsibility for directing or reviewing his brother’s work or any influence over his brother’s compensation or the other terms of his employment.

Conflicts of Interest

Our Conflicts of Interest Practice applies to all employees, contractors, suppliers and any third party working on behalf of PSEG and covers situations where individual interests are or could be at odds or in conflict with PSEG’s interests. Such situations are required to be reported to our Office of Ethics and Compliance, which may conduct an investigation or take actions it deems appropriate.

The Principles provide that a director must notify the Chair of the Corporate Governance Committee if he or she encounters a conflict of interest or proposes to accept a position with an entity which may present a conflict of interest, so that the issue may be reviewed. Potential conflicts of interest include positions that directors or immediate family members hold as directors, officers or employees of other companies with which we do business or propose to do business and charitable and other tax-exempt organizations to which we contribute or propose to contribute.

As described under Transactions With Related Persons, in September 2017, the Company, with the assistance of outside counsel, conducted an internal review of its agreements with Holtec and Mr. Levis’ role in those transactions. The internal review found that Mr. Levis violated the Standards and his 2017 LTIP grant agreements by failing to disclose his employment discussions with Holtec at the time they occurred. The Audit Committee confirmed the findings of the internal review and the O&CC determined that Mr. Levis’ vested 2017 LTIP grant of PSUs and RSUs will be forfeited.

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Nominees and Election

NOMINEES AND ELECTION

Election

Directors elected at each annual meeting are elected to serve one-year terms. Directors whose terms are to expire are eligible for re-nomination and will be considered by the Corporate Governance Committee in accordance with its policies and the retirement policy for directors, which are summarized in this Proxy Statement. Each of the current directors has been nominated for re-election, except of Albert R. Gamper, Jr., who has reached age 75 and no longer eligible to serve as a director beyond that time in accordance with our director retirement policy, as described on page 25, and therefore is not standing for re-election.

Our By-Laws currently provide that the Board shall consist of not less than three nor more than 16 directors as shall be fixed from time to time by the Board. The number of directors is currently fixed at twelve, which will be decreased to eleven upon the conclusion of the 2018 Annual Meeting and the end of the term of Mr. Gamper.

The nominees listed below were selected by the directors upon the recommendation of the Corporate Governance Committee. As discussed on pages 85-86 under Annual Meeting, Voting and Procedures, proxies will be voted in accordance with your instructions as indicated on the enclosed proxy card, voting instruction form or when voting by telephone or Internet.

If at the time of the 2018 Annual Meeting any of the nominees listed below should be unable to serve, which is not anticipated, it is the intention of the persons designated as proxies to vote, in their discretion, for other nominees, unless the number of directors constituting a full Board is reduced.

Majority Voting for Election of Directors

Our By-laws provide that in an uncontested election, each director shall be elected by a majority of the votes cast with respect to the director. A majority of votes cast means that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director. We do not include as votes cast (i) shares which are marked withheld, (ii) abstentions and (iii) shares as to which a stockholder has given no authority or direction.

As provided in the Principles, the Board has adopted a policy whereby any incumbent director receiving a majority vote “against” must promptly tender an offer of resignation. As a result, in uncontested elections, the Board will nominate for election or re-election as a director only candidates who have agreed promptly to tender a letter of resignation in the event that the number of shares voted “for” that director does not exceed the number of shares voted “against” that director. If an incumbent director fails to receive the required “majority” vote, the Corporate Governance Committee will consider the matter and then make a recommendation to the Board as to whether or not to accept the resignation. The Board will make the determination on whether or not to accept the recommendation of the Corporate Governance Committee.

Failure to Receive a Majority Vote

The Principles further provide that no director who fails to receive a majority vote in an uncontested election shall participate in either the recommendation of the Corporate Governance Committee or the determination of the Board with respect to his or her resignation letter or that of any other director in regard to that year’s Annual Meeting election. Any such director may, however, participate in any and all other matters of the Board and its various committees to the fullest extent to which he or she would otherwise be permitted in accordance with applicable law and the Principles. If a majority of the Corporate Governance Committee fails to receive a majority vote, then the remaining independent directors will determine whether to accept one or more of the applicable resignations. If three or fewer independent directors do not receive a majority vote in the same election, then all independent directors may participate in any discussions or actions with respect to accepting or rejecting the resignation offers (except that no director will vote to accept or reject his or her own resignation offer).

In evaluating tendered resignations, the Corporate Governance Committee and the Board may consider all factors they deem relevant, including, but not limited to, the stated reason(s) for the “against” vote, the impact that the acceptance of the resignation would have upon our compliance with applicable law or regulation, the potential triggering of any change in control or similar provision in contracts, benefit plans or otherwise, the qualifications of the director and his or her past and anticipated future contributions to us.

The Corporate Governance Committee and the Board may consider possible remedies or actions to take in lieu of or in addition to accepting or rejecting of the resignation, such as development and implementation of a plan to address and cure the issues underlying the failure to receive a majority vote.

Following the Board’s determination, we will publicly disclose the decision and, as applicable, the reasons for accepting or rejecting the resignation. To the extent that the Board accepts one or more resignations, the Corporate Governance Committee may recommend to the Board, and the Board will then determine, whether to fill any vacancy.

PSEG 2018 Proxy Statement    23

Nominees and Election

Ability and Diversity

The Board believes that a nominee for director should be selected on the basis of the individual’s ability, diversity of background and experience and soundness of judgment, from among candidates with an attained position of leadership in their field of endeavor. As noted above, a majority of the Board must consist of independent directors in accordance with our Principles and NYSE requirements.

The Board is guided by its consideration of how to best enhance its capability to oversee the affairs of the Company. It analyzes the skills it believes are necessary for effective governance of a leading company in our industry and the particular attributes and abilities of each individual. The Board does not believe that adopting arbitrary or inflexible policies or requirements will achieve that purpose. Rather it looks to promote better governance through a more dynamic examination and understanding of its members’ abilities to meet evolving challenges. It values the mix of skills and experience, independence from management, fresh perspectives and seasoned knowledge that collectively help to guide the Company.

Diversity

Diversity is a factor for consideration of nominees for director pursuant to the diversity policy contained in our Principles and the charter of the Corporate Governance Committee. In considering diversity, the Corporate Governance Committee utilizes a broad meaning to include not only factors such as ethnicity and gender, but also background, experience, leadership positions, skills, accomplishments, financial expertise, professional interests, personal qualities and other traits desirable in achieving an appropriate group of qualified individuals. The Corporate Governance Committee considers and assesses the effectiveness of this policy in connection with the annual nomination process to assure the Board contains an effective mix of people to best further our long-term business interests.

The Board recognizes the value to the Company of directors with varied backgrounds. Among other attributes, ethnic and gender diversity brings to the boardroom a range of experiences and perspectives that enhance the Board’s role in management oversight and strategic planning. Similarly, refreshment of the Board brings new ideas and viewpoints and tenure is considered in light of our current policy to limit a director’s term of service following attainment of age 75.

Demographic Background
Board Tenure	2	17	11	17	9	-	15	10	24	6	6
Diversity Gender				✓						✓
Ethnic	✓			✓				✓			✓
Age	62	73	60	71	71	67	72	60	73	65	63

Refreshment and Tenure

The Corporate Governance Committee is very aware of the benefits of the refreshment of Board members to assure that new perspectives and ideas are considered. In selecting individuals for our Company, with its long investment horizon, the Corporate Governance Committee weighs the need for both director refreshment and institutional memory. It believes that the appropriate mix of varied levels of tenure and experience can help mitigate risk. We also refresh Board committees through rotation of memberships, as noted under Committee Membership.

The Corporate Governance Committee does not believe it is appropriate to set absolute term limits on the length of a director’s term, but rather seeks to achieve a balance in the longevity of service through appropriate Board refreshment. Directors who have served on the Board for an extended period of time are able to provide valuable insight into the operations and future of the Company based on their experience with and understanding of our history, policies and objectives.

The Corporate Governance Committee is cognizant of the many years of service of some Board members. In evaluating that factor when making its nominating recommendations, it believes that average tenure is a better measure than the individual time

Willie A. Deese William V. Hickey Ralph Izzo Shirley Ann Jackson David Lilley Barry H. Ostrowsky Thomas A. Renyi Hak Cheol (H.C.) Shin Richard J. Swift Susan Tomasky Alfred W. Zollar

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Nominees and Election

served by any one member or another. Average tenure recognizes the refreshment that takes place as long-serving members retire and new directors join the Board. As of the date of the 2018 Annual Meeting, the average tenure of the members of our Board for their current term of service is approximately 11 years.

Director and Nominee Qualifications and Availability

It is the Board’s policy that a nominee recommended initially for election be able to serve at least five years, consistent with the Board’s retirement policy. The Board believes that the ability of a director to serve for at least five years is a reasonable expectation in order for us to receive an appropriate benefit from the individual’s abilities. This is especially so in light of the time invested by a director to become knowledgeable about our complex business operations. The Board believes that these service limitations provide it with a means for achieving a reasonable balance of veteran and new directors.

The Corporate Governance Committee also considers the amount of time that a person will likely have to devote to his or her duties as a director, including non-PSEG responsibilities as an executive officer, board member or trustee of business or charitable institutions and the contributions by directors to our ongoing business. The Corporate Governance Committee considers the qualifications of incumbent directors and potential new nominees, as well as the continuity of service and the benefit of new ideas and perspectives, before making recommendations to the Board for election or re-election. The Board then selects nominees based on the Corporate Governance Committee’s recommendation.

Prior to accepting an invitation to serve as a director of another public company, the CEO and any directors must submit a letter to the Corporate Governance Committee so as to allow it to review potential conflicts and time demands of the new directorship. Any director who undertakes or assumes a new principal occupation, position or responsibility from that which he or she held when he or she was elected to the Board must submit a letter to the Corporate Governance Committee volunteering to resign from the Board. The Board does not believe that in every instance a director who undertakes or assumes a new occupation, position or responsibility from that which he or she held when the director joined the Board should necessarily leave the Board. The Corporate Governance Committee reviews the relevant details of such director’s new position and determines the continued appropriateness of Board membership under the circumstances.

The Corporate Governance Committee and the Board believe that the experience gained through other directorships provides us with a breadth of valuable knowledge and insight. Exposure to other industries, management and issues gives a director a perspective not necessarily otherwise available to him or her from a more limited range of experience. The Corporate Governance Committee carefully monitors the attendance and participation of each director to assure that he or she demonstrates an appropriate level of commitment and effort in serving on our Board. In renominating the current directors, the Corporate Governance Committee and the Board determined that each director had successfully balanced the demands on his or her time and attention in meeting the fiduciary obligations to us.

Director Terms of Service

The Board seeks to maintain an orderly transition for phased termination of service and proper succession planning. Under the Board’s policy, set forth in our Principles, directors who have never been employees of the PSEG group of companies may not serve as directors beyond the Annual Meeting of Stockholders held in the calendar year following their seventy-fifth birthday.

We believe that the current retirement age allows us to benefit from long-serving directors, including their industry expertise, institutional knowledge, historical perspective, stability and continuity and comfort with challenging Company management, while maintaining our ability to refresh the Board through the addition of new members. Our Board has a high level of diversity in tenure and qualifications.

Directors who are former PSEG CEOs may not serve as directors beyond the Annual Meeting of Stockholders following termination of active employment with the PSEG group of companies, unless otherwise determined by the Board, and may not serve beyond their seventy-fifth birthday. Directors who are former employees, other than CEOs, may not serve as directors beyond the Annual Meeting of Stockholders following termination of active employment with PSEG.

Stock Ownership

We believe that it is an important aspect of Board service for the interest of each individual member of our Board to align with the interests of our stockholders. Our Principles require that directors own shares of our Common Stock (including any restricted stock, whether or not vested, any stock units under the Directors’ Equity Plan and any phantom stock under the Directors’ Deferred Compensation Plan) equal to five times the annual retainer (currently $95,000) within five years after election to the Board. We believe that this requirement is competitive with market practice. All incumbent directors currently meet this stock ownership level except for Mr. Deese, who joined the Board in 2016 and Mr. Ostrowsky, who joined the Board in 2018. Additional details can be found in the table under Security Ownership of Directors, Management and Certain Beneficial Owners on page 35.

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Nominees and Election

Nomination Process and Proxy Access

The Corporate Governance Committee considers the qualifications of Board members, evaluates prospective nominees and recommends candidates to the Board of Directors, in thoughtful recognition of the criteria discussed in this proxy statement. The Board’s evaluation is focused on aligning the skills, qualifications and experience of our Board with the strategic development of our Company. Individual and collective competencies, personal characteristics, diversity of experience and backgrounds and commitment to the Company are assessed. The Corporate Governance Committee on occasion may pay a fee to an executive search firm to assist it in identifying and evaluating potential director nominees meeting our criteria, which are described further in this proxy statement. Any such firm’s function would be to assist the Committee in identifying potential candidates for its consideration. During 2017, potential candidates were brought to our attention by members of the Board and we engaged a third-party firm to assist in evaluating such candidates, including Barry H. Ostrowsky, who was elected to the Board at a meeting held in December 2017, effective at the February 2018 Board meeting.

The Corporate Governance Committee will consider stockholders’ recommendations for nominees for election to the Board. The Corporate Governance Committee utilizes the same criteria to evaluate all potential nominees, including those recommended by stockholders or from other sources. Our By-Laws require that stockholder nominations must be delivered to the Company’s Secretary at least 90 days in advance of an Annual Meeting of Stockholders. With respect to an election to be held at a special meeting of stockholders for the election of directors, such advance notice of the nomination must be delivered to the Company’s Secretary no later than the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the advance notice procedure contained in our By-Laws.

In order for a stockholder’s proposed nominee to be included in the Company’s proxy statement pursuant to the proxy access provisions of our By-Laws, such proposal must be received by the Company’s Secretary no earlier than 150 days and no later than 120 days prior to the anniversary of the mailing date of the Company’s proxy statement in the prior year. The proxy access provisions of our By-Laws permit an eligible stockholder (or a group of no more than 20 eligible stockholders) owning 3% or more of the Company’s common stock continuously for at least three years to nominate director candidates representing up to 25% of the Board, and, upon the eligible stockholder’s satisfaction of certain conditions as outlined in our By-Laws, require us to include such nominees in our proxy statement and proxy card for the annual meeting of stockholders. These proxy access provisions were adopted by the Board in 2015. In its consideration of proxy access, the Board engaged with a number of our significant stockholders and reviewed the published positions of other significant stockholders. Following these outreach efforts, the Board amended our By-Laws in order to provide meaningful proxy access rights to stockholders who are representative of the long-term interests of our Company.

Each nomination discussed above must be submitted in writing to Michael K. Hyun, Secretary, Public Service Enterprise Group Incorporated, 80 Park Plaza, T4B, Newark, NJ 07102. Nominations must be made in compliance with the procedures and requirements set forth in our By-Laws and accompanied by the written consent of any such person to serve if nominated and elected and by biographical material and the applicable requirements of the SEC to permit evaluation of the individual recommended.

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Biographical Information

BIOGRAPHICAL INFORMATION OF DIRECTOR NOMINEES

The present terms of twelve directors, Willie A. Deese, Albert R. Gamper, Jr., William V. Hickey, Ralph Izzo, Shirley Ann Jackson, David Lilley, Barry H. Ostrowsky, Thomas A. Renyi, Hak Cheol (H.C.) Shin, Richard J. Swift, Susan Tomasky and Alfred W. Zollar, expire at the 2018 Annual Meeting. Each director, except for Mr. Gamper, has been re-nominated. Each nominee will be presented for election to serve until the 2019 Annual Meeting, or until his or her respective successor is elected and qualified. All nominees were elected to their present terms by our stockholders, except Mr. Ostrowsky, who was elected by the Board effective at the February 2018 meeting, as stated above. Albert R. Gamper, Jr. is not standing for re-election as he has reached the mandatory retirement age, as stated above. The Board wishes to thank Mr. Gamper for his many years of dedicated service.

We show below for each nominee:

•	The period of service as a director;

•	Age as of the date of the Annual Meeting;

•	Present committee memberships;

•	Business experience during at least the last five years; and

•	Other public company directorships during the past five years.

We also discuss the specific experience, qualifications, attributes and skills that led to the conclusion that he or she should serve as one of our directors. Our Board members have diverse backgrounds and experience and possess many varied and valuable skills and qualifications, not all of which are intended to be listed on the matrix below. The Corporate Governance Committee and the Board periodically review the skills and qualifications that they determine are necessary for the proper oversight of the Company by the directors in furtherance of their fiduciary duties. The Committee and the Board remain focused on ensuring that the individual and collective abilities of the directors continue to meet the governance needs of the Company. They are committed to nominating individuals who satisfy the applicable criteria for outstanding service to our Company and who together comprise the appropriate Board membership composition in light of evolving business demands. The Board evaluates the effectiveness of each director in contributing to the Board’s work and the potential of each new nominee.

Each nominee’s beneficial ownership of Common Stock is shown under Security Ownership of Directors, Management and Certain Beneficial Owners. Compensation for service as a director is shown in the Director Compensation Table and accompanying narrative.

As discussed above, the Corporate Governance Committee and the Board recommend and nominate for election those individuals they deem qualified and capable of serving as directors pursuant to the criteria they have set. Each of the nominees this year meets these standards.

Board Composition

The Board is comprised of individuals with a diverse mix of knowledge, expertise and backgrounds. We have business leaders from industries including banking, science and technology, energy, consumer products and manufacturing as well as those who have excelled in academia and public service. As a group, they complement one another with a desirable mix of competencies and skills necessary to oversee our businesses. Our Board members have dealt widely with the types of issues facing us, including achieving optimal operational and financial performance, managing for growth, meeting regulatory, environmental and safety requirements, overseeing risk management and corporate governance, maintaining an engaged and diverse workforce and adapting to rapidly evolving business conditions.

PSEG 2018 Proxy Statement    27

Biographical Information

Skills and Qualifications
Accounting/Finance experience is important in overseeing our financial reporting and internal controls to assure transparency and accuracy.	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Construction/Engineering experience is important in assessing our operations, project development and opportunities for growth.			✓						✓
Consumer Products/Product Development experience is important in developing innovative solutions and adapting our business and strategy to meet customer expectations.		✓			✓			✓			✓
Corporate Governance experience is important in assuring Board effectiveness and appropriate oversight.	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Customer Satisfaction & Sales experience is important in understanding the consumer-driven aspect of our business in order to provide outstanding service.					✓	✓	✓	✓			✓
Environment/Science experience is important to an entity dependent on scientific expertise and in assessing environmental compliance, obligations and operations.			✓	✓	✓				✓	✓
Government/Policy/Regulatory experience is important to a heavily regulated entity directly impacted by governmental actions, public policy and economic trends.	✓		✓	✓		✓				✓
Industry/Generating Plant Operations experience is important in overseeing the development and implementation of our operating plan and business strategy.			✓	✓					✓	✓
Legal experience is important in understanding and evaluating our legal risks and obligations.						✓				✓
Management experience is important in overseeing the leadership and performance of our Company’s senior management.	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Manufacturing experience is important in understanding and assessing the operation of our business, including safety, controls, efficiency and compliance.	✓	✓			✓			✓	✓
Risk Management experience is important in overseeing the risks facing the Company.			✓	✓		✓	✓		✓	✓	✓
Technology/Cybersecurity experience is important in assessing the best tools to enhance business operations and customer service and address cybersecurity risks.	✓	✓		✓				✓		✓	✓

Willie A. Deese William V. Hickey Ralph Izzo Shirley Ann Jackson David Lilley Barry H. Ostrowsky Thomas A. Renyi Hak Cheol (H.C.) Shin Richard J. Swift Susan Tomasky Alfred W. Zollar

28    PSEG 2018 Proxy Statement

Biographical Information

EXPERIENCE

Executive Vice President of Merck & Co. Inc., Kenilworth, New Jersey, which develops, manufactures, and distributes pharmaceuticals, from January 2008 until June 2016; President of Merck Manufacturing Division from 2005 until 2008; Senior Vice President of Global Procurement at Merck from 2004 to 2005. Former Senior Vice President of Global Procurement and Logistics at GlaxoSmithKline, a pharmaceutical company.

Director of CDK Global, Inc. and Dentsply Sirona USA.

SKILLS AND QUALIFICATIONS

Management

Finance

Regulatory

Governance

Manufacturing

Technology

Mr. Deese has significant regulatory, manufacturing and procurement experience from his service as Executive Vice President of Merck & Co., Senior Vice President of Merck Manufacturing Division and Senior Vice President of Global Procurement and Logistics at GlaxoSmithKline.

The Board views Mr. Deese’s background as a leader in a highly regulated industry to be of significant value in light of the many regulatory requirements our Company faces. His experience with manufacturing and technology is valuable to the oversight and cost effectiveness of our operations.

EXPERIENCE

Chairman of the Board of Sealed Air Corporation, Elmwood Park, New Jersey, which manufactures food and specialty protective packaging materials and systems, from March 2013 until May 2013; Chairman of the Board and Chief Executive Officer from September 2012 to February 2013; President and Chief Executive officer from March 2000 to August 2012; President and Chief Operating Officer from December 1996 to February 2000.

Former Director of Sensient Technologies Corporation.

SKILLS AND QUALIFICATIONS

Manufacturing

Consumer Products

Finance

Governance

Management

Technology

Mr. Hickey has a strong industrial and commercial manufacturing background from his service as President and Chief Executive Officer at Sealed Air Corporation. He is also a Certified Public Accountant and, as CEO of Sealed Air Corporation, he had ultimate responsibility for financial matters and overall business performance.

Mr. Hickey’s executive managerial experience with product innovation, development, production and marketing contributes to the Board’s ability to oversee our Company and focus on operational excellence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES

WILLIE A. DEESE Age: 62 Director since: 2016 Occupation: Retired EVP- Merck & Co. Inc. WILLIAM V. HICKEY Age: 73 Director since: 2001 Occupation: Retired CEO- Sealed Air Corporation Committees: Audit Corporate Governance Organization & Compensation Committees: Finance Fossil Nuclear Organization & Compensation

PSEG 2018 Proxy Statement    29

Biographical Information

EXPERIENCE

Chairman of the Board, President and Chief Executive Officer of PSEG since April 2007.

Chair of the Executive Committee.

Director of PSE&G, Power, Energy Holdings and Services.

President and Chief Operating Officer of PSEG from October 2006 to April 2007; President and Chief Operating Officer of PSE&G from October 2003 to October 2006.

Former Director of Williams Companies, Inc.

SKILLS AND QUALIFICATIONS

Management/Strategic Planning

Finance

Governance

Industry/Operations

Risk Management

Construction/Engineering

Environment/Science

Government

During Dr. Izzo’s tenure as our Chairman of the Board, President and CEO, he has developed broad experience in general management, strategic planning, finance and risk management, as well as a thorough understanding of our business operations and the challenges and opportunities of our industry.

Dr. Izzo’s background as a research physicist is of much benefit to a company that deals with many technical and scientific matters. His prior service as an energy and policy analyst at the federal and state levels is a significant asset as we position ourselves as a leader in the energy industry and public policy arena.

EXPERIENCE

President of Rensselaer Polytechnic Institute, Troy, New York, since July 1999.

Director of PSE&G.

Former director of PSEG from 1987 to 1995.

Chair, U.S. Nuclear Regulatory Commission (NRC) from July 1995 to July 1999.

Director of FedEx Corporation, IBM Corporation and Medtronic, Inc.

Former director of NYSE Euronext and Marathon Oil Corp.

SKILLS AND QUALIFICATIONS

Management

Government

Environment/Science

Technology/Cybersecurity

Risk Management

Finance

Governance

Industry/Operations

Dr. Jackson is a recipient of the National Medal of Science, the highest honor for scientific achievement bestowed by the President of the United States. As a distinguished scientist, Dr. Jackson brings an array of executive, governmental, scientific and academic experience from her years as Chair of the NRC and President of Rensselaer Polytechnic Institute. Her responsibilities as the head of a major university include financial matters.

We are a heavily regulated business which is very much affected by public policy and scientific developments. Thus, Dr. Jackson’s experience and continued involvement in energy policy, scientific research and development, technology and innovation, security and financial services industry oversight is highly valued by the Board. Her background as a nuclear physicist and former NRC Chair is important as we have extensive nuclear operations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES

RALPH IZZO Age: 60 Director since: 2006 Occupation: CEO-PSEG Committees: Executive (Chair) SHIRLEY ANN JACKSON Age: 71 Director since: 2001 Occupation: President-Rensselaer Polytechnic Institute Committees: Corporate Governance (Chair) Executive Fossil Nuclear Organization & Compensation

30    PSEG 2018 Proxy Statement

Biographical Information

EXPERIENCE

Chairman of the Board, President and Chief Executive Officer of Cytec Industries, Inc., Woodland Park, New Jersey, a global specialty chemicals and materials company from January 1999 until December 2008; President and Chief Executive Officer from May 1998 to January 1999; President and Chief Operating Officer from January 1997 to May 1998.

Director of Rockwell Collins, Inc. and Andeavor Corporation (formerly Tesoro).

Former director of Arch Chemicals, Inc.

SKILLS AND QUALIFICATIONS

Product Development

Manufacturing

Sales

Finance

Management

Governance

Environment

Mr. Lilley has experience in product development, manufacturing and sales, gained from his years as Chairman of the Board, President and Chief Executive Officer at Cytec Industries. In this role he also had ultimate responsibility for financial matters and overall business performance.

Mr. Lilley’s leadership is very important to us in light of the Board’s oversight of our operations and adherence to safety and environmental requirements.

EXPERIENCE

President and Chief Executive Officer of RWJ Barnabas Health, West Orange, New Jersey, a comprehensive integrated healthcare delivery system of hospitals, programs and services, since April 2016. President and CEO of Barnabas Health from January 2012 until April 2016; President and Chief Operating Officer from July 2011 until January 2012; Executive Vice President and General Counsel from December 1996 until July 2011.

Formerly a senior partner at the law firm of Brach, Eichler in Roseland, New Jersey.

SKILLS AND QUALIFICATIONS

Management

Finance

Regulatory

Legal

Governance

Customer Satisfaction

Risk Management

Mr. Ostrowsky has extensive experience at RWJ Barnabas and Barnabas Health in managing a large, comprehensive business enterprise, dealing with regulatory and public policy matters for an organization serving a diverse population. His legal background and experience in financial matters are also of great value to us.

The Board believes that Mr. Ostrowsky’s significant management and strategic planning and implementation skills are especially useful as the landscape of our industry continues to change. He has a broad knowledge of consumers, customer service and healthcare, which is especially important to a company such as ours with such a large customer and employee base.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES

DAVID LILLEY Age: 71 Director since: 2009 Occupation: Retired CEO-Cytec Industries Committees: Audit Finance Organization & Compensation (Chair) BARRY H. OSTROWSKY Age: 67 Director since: 2018 Occupation: President & CEO-RWJBarnabas Health Committees: Finance Organization & Compensation

PSEG 2018 Proxy Statement    31

Biographical Information

EXPERIENCE

Executive Chairman of The Bank of New York Mellon Corporation, New York, New York, a provider of banking and other financial services to corporations and individuals, from July 2007 until his retirement in August 2008.

Chairman of the Board and Chief Executive Officer of The Bank of New York Company, Inc. and The Bank of New York from February 1998 to July 2007.

Director of Hartford Financial Services Group, Inc. and Royal Bank of Canada.

SKILLS AND QUALIFICATIONS

Finance

Governance

Management

Customer Satisfaction

Risk Management

Mr. Renyi had a long career with The Bank of New York Mellon and its predecessor, The Bank of New York, where he served as Chairman of the Board and Chief Executive Officer. In that capacity, he had substantial responsibility for the successful implementation of two major mergers. As a result, he brings to us a deep knowledge of finance, as well as significant experience in oversight of the operations of a major enterprise and meeting customer expectations.

The Board views Mr. Renyi’s background as highly valuable in the oversight of risk management and our continued focus on financial strength, disciplined investment and operational excellence.

EXPERIENCE

Vice Chair and Executive Vice President-Research and Development, Supply Chain Operations, Business Transformation and IT Business Development and Marketing-Sales, International Operations, of 3M Company, St. Paul, Minnesota, a diversified technology company, with product lines in consumer and office, healthcare electronics, industrial, graphics, transportation, safety and telecommunications markets, since May 2017.

Executive Vice President-International Operations of 3M Company from May 2011 to April 2017; Executive Vice President-Industrial and Transportation from January 2006 to May 2011; Executive Vice President-Industrial Business from June 2005 to January 2006; Division Vice President-Industrial Adhesives and Tapes Division from July 2003 to June 2005; Division Vice President-Electronics Markets Materials Division from October 2002 to June 2003; Division Vice President-Superabrasives and Microfinishing Systems Division from March 2001 to October 2002.

SKILLS AND QUALIFICATIONS

Technology

Manufacturing

Consumer Products

Customer Satisfaction

Governance

Management

Finance

Mr. Shin brings diversified experience in the areas of technology, manufacturing, consumer products and customer satisfaction acquired through various senior positions at 3M Company, a company noted for innovation and operational excellence.

Mr. Shin’s skills are important as we seek operational excellence and invest in renewable energy technology, while satisfying customer expectations and maintaining reliability.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES

THOMAS A. RENYI Age: 72 Director since: 2003 Lead Director since: April 2015 Occupation: Retired CEO- Bank of New York Mellon Committees: Audit Executive Finance HAK CHEOL (H.C.) SHIN Age: 60 Director since: 2008 Occupation: Vice Chair and EVP- 3M Company Committees: Audit Corporate Governance Fossil (Chair) Nuclear (Chair)

32    PSEG 2018 Proxy Statement

Biographical Information

EXPERIENCE

Lead Director from February 2010 until April 2011.

Presiding Director from June 2007 until February 2010.

Director of PSE&G.

Former Chairman of the Financial Accounting Standards Advisory Council from January 2002 to December 2006.

Chairman of the Board, President and Chief Executive Officer of Foster Wheeler, Ltd., Clinton, New Jersey, which provides design, engineering, construction, manufacturing, management, plant operations and environmental services, from April 1994 until his retirement in October 2001.

Director of CVS Caremark Corporation, Hubbell Incorporated, Kaman Corporation and Lead Director of Ingersoll-Rand.

SKILLS AND QUALIFICATIONS

Management

Construction/ Engineering

Industry/Operations

Finance

Governance

Manufacturing

Risk Management

Environment

Mr. Swift is an experienced engineer who brings a strong managerial background in engineering, construction and generating plant operations as CEO at Foster Wheeler, Ltd. Mr. Swift also served as Chairman of the Financial Accounting Standards Advisory Council and brings us finance and risk management experience.

The Board believes that we benefit significantly from Mr. Swift’s experience as we are heavily engaged in similar endeavors in our generation and utility businesses. While CEO at Foster Wheeler, he had ultimate responsibility for financial matters.

EXPERIENCE

President-AEP Transmission of American Electric Power Corporation, Columbus, Ohio, an electric utility holding company with generation, transmission and distribution businesses, from May 2008 to July 2011.

Executive Vice President-Shared Services of American Electric Power Corporation from September 2006 to May 2008; Executive Vice President and Chief Financial Officer from September 2001 to September 2006; Executive Vice President and General Counsel and Corporate Secretary from July 1998 to September 2001.

Former General Counsel, U.S. Federal Energy Regulatory Commission (FERC), from March 1993 to June 1997.

Lead Director of Andeavor Corporation (formerly Tesoro) and Director of Summit Midstream Partners, LP.

SKILLS AND QUALIFICATIONS

Industry/Operations

Management

Finance

Legal

Governance

Government

Risk Management

Environment

Cybersecurity

Ms. Tomasky has broad electric industry executive experience having served in key leadership positions involving transmission operations, services, finance, law and governance at one of the largest utility holding companies in the United States. Her service at the FERC is highly valuable to us as several of our businesses are subject to that agency’s regulation.

The Board views Ms. Tomasky’s background as providing a valuable resource and perspective on utility management, finance, law, risk management and governmental regulation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES

RICHARD J. SWIFT Age: 73 Director since: 1994 Occupation: Retired CEO- Foster Wheeler Committees: Corporate Governance Executive Fossil Nuclear Organization & Compensation SUSAN TOMASKY Age: 65 Director since: 2012 Occupation: Retired President- AEP Transmission of American Electric Power Corporation Committees: Audit (Chair) Corporate Governance

PSEG 2018 Proxy Statement    33

Biographical Information

EXPERIENCE

Executive Partner, Siris Capital Group, LLC, New York, New York a private equity firm, since February 2014.

General Manager-Tivoli Software division of International Business Machines Corporation (IBM), Armonk, New York, a worldwide information technology and consulting company, from July 2004 to January 2011; General Manager-eServer iSeries from January 2003 to July 2004; President and Chief Executive Officer-Lotus Software division from January 2000 to 2003; Division General Manager-Network Computer Software division from 1996 to 2000.

Former Director of Chubb Corporation.

SKILLS AND QUALIFICATIONS

Management

Governance

Technology/Cybersecurity

Risk Management

Product Development

Customer Satisfaction

Finance

Mr. Zollar brings a wealth of knowledge from his executive leadership, product development and information technology experience. He has served in various leadership roles, including senior management positions, in every IBM software group division.

The Board believes that Mr. Zollar’s executive and managerial experience in business development and technology greatly contributes to our oversight of operational excellence, customer satisfaction and cybersecurity.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES

ALFRED W. ZOLLAR Age: 63 Director since: 2012 Occupation: Retired General Manager-Tivoli Software Division of IBM Committees: Finance (Chair) Fossil Nuclear

34    PSEG 2018 Proxy Statement

Security Ownership

SECURITY OWNERSHIP OF DIRECTORS, MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of February 16, 2018, beneficial ownership of our Common Stock by the directors, nominees and currently serving executive officers named in the 2017 Summary Compensation Table. None of these amounts exceeds one percent of our Common Stock outstanding. The table also sets forth, as of such date, beneficial ownership in shares by any person or group known to us to be the beneficial owner of more than five percent of our Common Stock. According to the Schedule 13G filed by the owner with the SEC, these securities were acquired and are held in the ordinary course of business and not for the purpose of changing or influencing the control of the Company.

Name	Owned Shares (#)(1)	Restricted Stock (#)(2)	Stock Units/ Restricted Stock Units (#)(3)	Phantom Shares (#)(4)	Deferred Equity Shares (#)(5)	Stock Options (#)(6)	Amount of Beneficial Ownership of Common Stock (#)	Percent of Class (%)
Directors:
Willie A. Deese (7)	-	-	6,295	-	-	-	6,295	<1
Albert R. Gamper, Jr.(8)	9,979	9,600	40,542	28,529	-	-	88,650	<1
William V. Hickey	6,332	9,600	40,542	22,480	-	-	78,954	<1
Shirley Ann Jackson	5,604	9,600	40,542	-	-	-	55,746	<1
David Lilley	-	-	33,675	29,377	-	-	63,052	<1
Barry H. Ostrowsky(9)	-	-	-	-	-	-	-
Thomas A. Renyi	-	8,800	40,542	58,605	-	-	107,947	<1
Hak Cheol (H.C.) Shin	-	-	37,049	-	-	-	37,049	<1
Richard J. Swift	304	14,400	40,542	55,461	-	-	110,707	<1
Susan Tomasky	-	-	20,869	-	-	-	20,869	<1
Alfred W. Zollar	-	-	20,671	-	-	-	20,671	<1

NEOs:
Daniel J. Cregg	18,313	-	15,725	-	25,651	-	59,689	<1
Ralph Izzo	428,085	-	104,253	-	993,623	347,900	1,873,861	<1
Ralph A. LaRossa	9,177	-	21,925	-	134,585	-	165,687	<1
William Levis(10)	93,482	-	12,794	-	-	-	106,276	<1
Tamara L. Linde	35,645	-	15,725	-	-	-	51,370	<1
Derek DiRisio	28,674	-	7,833	-	-	-	36,507	<1

All Directors, NEOs and Executive Officers of the Company as a Group (19 Persons):
	664,265	52,000	509,673	194,452	1,153,859	347,900	2,922,149	<1

Certain Beneficial Owners:
Blackrock, Inc. (11)							48,427,758	9.60
State Street Corporation (12)							26,426,183	5.22
Vanguard Group, Inc. (13)							37,074,545	7.32

(1)	Includes all shares, if any, held directly, in brokerage accounts, under the Thrift and Tax-Deferred Savings Plan (401(k) Plan), Enterprise Direct, ESPP, shares owned jointly by or with a spouse and shares held in a trust or a custodial account. Beneficial ownership is disclaimed as to 360 shares by an executive officer.
(2)	Includes restricted stock granted to directors under the former Stock Plan for Outside Directors.
(3)	Includes vested and unvested RSUs granted to executive officers under the LTIP and stock units granted to directors under the Equity Compensation Plan for Outside Directors (Directors Equity Plan), with no voting rights.
(4)	Includes phantom shares accrued under the Directors’ Deferred Compensation Plan for those individuals who have elected to have the earnings on their deferred payments calculated based upon the performance of our Common Stock, with no voting rights and all payouts in cash.
(5)	Includes shares deferred under the Equity Deferral Plan, with no voting rights.
(6)	Stock options granted under the LTIP, all of which are exercisable currently. Unexercised stock options have no voting rights.
(7)	Mr. Deese joined the Board in February 2016.
(8)	Mr. Gamper is not standing for re-election, having reached the mandatory retirement age for directors.

PSEG 2018 Proxy Statement    35

Director Compensation

(9)	Mr. Ostrowsky joined the Board in February 2018.
(10)	Mr. Levis retired effective October 2, 2017. Mr. Levis’ unvested RSUs were forfeited upon his retirement. Forfeiture of Mr. Levis’ vested 2017 RSUs is described in Conflicts of Interest on page 22.
(11)	As reported on Schedule 13G/A filed on January 23, 2018. Address: 55 East 52nd Street, New York, NY 10055.
(12)	As reported on Schedule 13G filed on February 14, 2018. Address: One Lincoln Street, Boston, MA 02111.
(13)	As reported on Schedule 13G/A filed on February 12, 2018. Address: 100 Vanguard Blvd., Malvern, PA 19355.

Section 16(a) Beneficial Ownership Reporting Compliance

The following information is based upon our review of Forms 3 and 4 filed in, and Forms 5 filed with respect to, 2017, with the SEC under Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) regarding transactions involving our Common Stock. During 2017, none of our directors or executive officers was late in filing a Form 3, 4 or 5 in accordance with the applicable requirements of the SEC.

DIRECTOR COMPENSATION TABLE

The table below reports 2017 compensation to directors, except Mr. Izzo, as explained under Director Compensation and Mr. Ostrowsky, who was not a director in 2017.

	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Willie A. Deese	148,333	135,020				150	283,503
Albert R. Gamper, Jr.	175,000	135,020				150	310,170
William V. Hickey	156,666	135,020				150	291,836
Shirley Ann Jackson	180,000	135,020				150	315,170
David Lilley	165,000	135,020				150	300,170
Thomas A. Renyi	195,000	135,020				150	330,170
Hak Cheol (H.C.) Shin	160,000	135,020				-	295,020
Richard J. Swift	175,000	135,020				150	310,170
Susan Tomasky	145,000	135,020				150	280,170
Alfred W. Zollar	138,334	135,020				150	273,504

(1)	Includes all meeting fees, chair/committee retainer fees and the annual retainer, as described below under Director Compensation, and reflects time served in a particular position throughout the year. Includes the following amounts deferred pursuant to the Directors’ Deferred Compensation Plan, described below.

Deese ($)	Gamper ($)	Hickey ($)	Jackson ($)	Lilley ($)	Renyi ($)	Shin ($)	Swift ($)	Tomasky ($)	Zollar ($)
-	-	156,666	180,000	-	195,000	157,500	-	-	-

(2)	For each, the grant date fair value of the award on May 1, 2017, equated to 3,089 stock units, rounded up to the nearest whole share, based on the then current market price of the Common Stock of $43.71. In addition, each individual’s account is credited with additional stock units on the quarterly dividend dates at the then current dividend rate.

The following table shows outstanding stock units granted under the Directors’ Equity Plan and restricted stock granted under the prior Stock Plan for Outside Directors, as of December 31, 2017:

	Deese (#)	Gamper (#)	Hickey (#)	Jackson (#)	Lilley (#)	Renyi (#)	Shin (#)	Swift (#)	Tomasky (#)	Zollar (#)
Stock Units	6,295	40,542	40,542	40,542	33,675	40,542	37,049	40,542	20,869	20,671
Restricted Stock	-	9,600	9,600	9,600	-	8,800	-	14,400	-	-

(3)	Consists of charitable contributions made by us on behalf of each individual.

36    PSEG 2018 Proxy Statement

Director Compensation

Director Compensation

Director Fees

A director who is an employee of a PSEG Company receives no additional compensation for services as a director. Mr. Izzo receives no compensation as a director. His compensation as an employee is shown in this Proxy Statement in the executive compensation tables and CD&A. Periodically, CAP assesses the competitiveness of director compensation for the Corporate Governance Committee.

Directors are compensated in accordance with the schedule below. All amounts are paid in cash, except the equity grant, which is paid in Common Stock units equal to the amount shown. All payments to the Chairs and Committee members, as indicated, are per assignment and incremental to the annual retainer and equity grant. Following a review of peer company market data conducted by CAP, the fee schedule was last revised effective for May 1, 2016, to be competitive with our peers.

Fee Schedule ($)
Annual Retainer	95,000
Annual Equity Grant	135,000
Lead Director	40,000
Committee Chair: Audit; O&CC	30,000
Committee Chair: Corporate Governance; Finance	25,000
Committee Chair: Fossil Generation; Nuclear Generation	12,500
Committee Member: Audit	20,000
Committee Member: Corporate Governance; Executive; Finance; O&CC	20,000
Committee Member: Fossil Generation; Nuclear Generation	10,000

Directors’ Equity Plan

The Directors’ Equity Plan is a deferred compensation plan and, under its terms, each outside director is granted an award of “stock units” each May 1st (in an amount determined from time-to-time by the Board) which is recorded in a bookkeeping account in his/her name and accrues credits equivalent to the dividends on shares of our Common Stock. If a director fails to remain a member of the Board (other than on account of disability or death) until the earlier of the succeeding April 30th or the next Annual Meeting of Stockholders, the award for that year will be prorated to reflect actual service. Distributions under the Directors’ Equity Plan are made in shares of our Common Stock after the director terminates service on the Board in accordance with distribution elections made by him/her, which may be either in a lump-sum payment or, with respect to grants made prior to 2012, in annual payments over a period of up to ten years.

Under the Directors’ Equity Plan, with respect to grants made beginning in 2012, directors may elect to commence distribution of a particular year’s deferrals either upon termination of service or after a specified number of years thereafter. A director may elect to receive distribution of such deferrals in the form of a lump-sum payment, or annual installments over a period of three to fifteen years. Distribution elections must be made prior to the date that the services giving rise to the awards are performed.

Shares granted under the prior Stock Plan for Outside Directors are subject to forfeiture if a director leaves service prior to age 72, except after a change-in-control or if waived by non-participating directors.

Directors’ Deferred Compensation Plan

Under the Directors’ Deferred Compensation Plan, directors may elect to defer any portion of their director fees by making appropriate elections in the calendar year prior to the year in which the services giving rise to such compensation being deferred is rendered. At the same time he/she elects to defer such compensation, the participant must make an election as to the timing of the distribution from his/her Directors’ Deferred Compensation Plan account. In accordance with the amendment to this plan made in 2017, distributions are made in cash. This change was made for administrative convenience. Deferred amounts are invested on behalf of each director as described below under Investments.

For amounts deferred prior to 2012, distributions may commence (a) on the thirtieth day after the date he/she terminates service as a director or, in the alternative, (b) on January 15th of any calendar year following termination of service elected by him/her, but in any event no later than the later of (i) January of the year following the year of his/her 71st birthday or (ii) January following termination of service. Participants may elect to receive the distribution of their Directors’ Deferred Compensation account in the form of one lump-sum payment, or annual distributions over a period selected by the participant, up to ten years.

With respect to compensation deferred beginning in 2012, directors may elect to commence distribution of a particular year’s deferrals, either (a) within 30 days of termination of service, or (b) a specified number of years following termination of service.

PSEG 2018 Proxy Statement    37

Director Compensation

They may elect to receive distribution of such deferrals in the form of a lump-sum payment, or annual installments over a period of three to fifteen years.

Participants may make a distribution election for each year’s deferred compensation. Participants may also make changes regarding the timing of distribution elections with respect to prior deferred compensation as long as any such new distribution election is made at least one year prior to the date that the commencement of the distribution would otherwise have occurred and the revised commencement date is at least five years later than the date that the commencement of the distribution would otherwise have occurred.

Investments

Participants may choose to have amounts deferred under the Directors’ Deferred Compensation Plan credited with earnings based on (i) the performance of one or more of pre-mixed lifestyle investment portfolio funds, (ii) at the rate of Prime plus 1/2%, capped at 120% of the applicable federal long-term rate, or (iii) by reference to the performance of our Common Stock, in such percentages designated by the participant. These are the same investment options offered under our 401(k) plan to employees (except the Fidelity Brokerage Link Account). A participant who fails to provide a designation will accrue earnings on his/her account at the rate of Prime plus 1/2%, capped at 120% of the applicable federal long-term rate. A participant may change fund selection daily, except for the Common Stock Fund, for which selection may be made only prior to deferral.

The one-year rates of return as of December 31, 2017 for the offered funds as computed by the recordkeeper for the Directors’ Deferred Compensation Plan were as follows:

Rates of Return
Funds		Target Retirement Funds
Stable Value	2.05%	Target Retirement Income	8.58%
Diversified Bond	3.52%	Target Retirement 2015	11.50%
Fidelity Intermediate Bond	2.32%	Target Retirement 2020	14.11%
Large Company Stock Index	21.74%	Target Retirement 2025	15.94%
Mid-Cap Index	19.20%	Target Retirement 2030	17.57%
Institutional Developed Markets Index	26.41%	Target Retirement 2035	19.14%
Small-Cap Index	16.19%	Target Retirement 2040	20.76%
Primary Money Market	0.77%	Target Retirement 2045	21.48%
Enterprise Common Stock	16.70%	Target Retirement 2050	21.44%
Other		Target Retirement 2055	21.46%
Prime Plus 1/2%	3.21%	Target Retirement 2060	21.45%

38    PSEG 2018 Proxy Statement

Executive Compensation

As required by Section 14A of the Exchange Act, we are providing you with an opportunity to cast an advisory vote on our executive compensation programs as described in this Proxy Statement. This is commonly referred to as “say-on-pay.” We plan to do this each year, in accordance with the applicable rules of the SEC.

This vote is advisory and, thus, it is non-binding on us and the Board. However, management, the O&CC and the Board intend to carefully review the voting results and take them into consideration when making future decisions regarding our executive compensation. In accordance with applicable SEC requirements, we will disclose to you in our future proxy statements how our compensation policies and decisions have taken into account the results of the most recent stockholder advisory vote on our executive compensation.

We have disclosed in this Proxy Statement an overview of the philosophy and elements of our executive compensation program, as well as the details of the individual compensation paid or awarded to each of our NEOs and our process for making those determinations. We have provided below the Report of our O&CC, the CD&A and the compensation tables. In our CD&A, we have explained the reasons supporting our executive pay decisions as reported in the various tables and accompanying narrative included in this Proxy Statement. We have summarized the highlights in our CD&A Executive Summary.

We believe our executive compensation is reasonable and appropriate, reflecting market conditions. We are asking you to indicate your support of our executive compensation program as described in this Proxy Statement. This vote is not intended to address any specific item of compensation or any specific individual. Rather, it is an indication of your agreement with the overall philosophy, policies, practices and compensation of our executive officers as described in this Proxy Statement. Accordingly, as recommended by the Board, we ask for you to vote in favor of the following resolution:

Resolved, that the stockholders hereby approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the applicable rules of the SEC, including the CD&A, compensation tables and narrative discussion.

Vote required: We will tally the votes cast in person or by proxy, excluding abstentions and shares withheld or for which no instructions are given.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RESOLUTION IN THIS PROPOSAL.

PROPOSAL 2 ADVISORY VOTE ON THE APPROVAL OF EXECUTIVE COMPENSATION

PSEG 2018 Proxy Statement    39

CD&A Executive Summary

CD&A EXECUTIVE SUMMARY

Say-On-Pay

We provide our stockholders with an annual opportunity to cast an advisory “say-on-pay” vote. We believe that this voting opportunity can give us valuable insights into our stockholders’ views on our compensation programs. At the 2017 Annual Meeting, our stockholders voted approximately 89% in favor of our say-on-pay proposal, demonstrating their concurrence that our programs reflect our strong pay for performance philosophy.

89% of stockholders voted in favor of 2017 say-on-pay proposal	We strongly encourage investor feedback and will continue to review and make changes to our executive compensation program in recognition of investor concerns, evolving trends and best practices.

We were gratified by this say-on-pay result and believe this demonstrated strong support for our executive compensation policies and practices and our approach to aligning pay and performance. In furtherance of our pay for performance philosophy, we continuously review and make changes to our executive compensation program in recognition of investor concerns, evolving trends and best practices. We annually review and adjust, as necessary, the compensation of our executives in light of their performance, their role in our management, our business results and our financial condition. Based on this review, we made individual determinations about the compensation of our CEO and the other NEOs, as discussed below. We recognize that the approval percentage of the say-on-pay vote was down slightly from the prior year and we solicited feedback from stockholders to understand their perspectives on our compensation program. We listened carefully and concluded that the lower vote was not indicative of any particular dissatisfaction with any identified aspects of our executive compensation and, accordingly, we did not make any additional changes to those we had already adopted for 2017 due to comments we received in prior years. Our communication with investors is discussed further below under Stockholder Engagement and Transparent Disclosure on pages 45-46.

Executive Compensation Philosophy – Pay Mix and Peer Group

Our executive compensation program is designed to closely link pay and performance and align the interests of our executives with stockholders. We are focused on connecting executive compensation design with corporate strategy and results. We have structured our program to tie executive compensation to the successful execution of our strategic plans, meeting our financial and operational goals and delivery of strong returns while balancing the interests of our multiple stakeholders, which include our stockholders, the customers we serve, our employees and the communities in which we operate.

Our pay for performance structure translates into higher compensation in years of strong performance and stockholder returns and lower compensation when performance is not as strong. We provide a peer-competitive compensation package to attract and retain exceptional executive talent needed for long-term success, with incentives for our executives to achieve outstanding individual performance and business results. Our senior management team, led by our NEOs, continues to provide strategic and tactical leadership as we focus on operational excellence, financial strength, continuous improvement and disciplined investment.

The O&CC annually reviews and evaluates the philosophy, objectives, design and effectiveness of our compensation program, including the performance of the NEOs. The O&CC maintains the flexibility to make decisions about the program and actual compensation levels and awards based on achievement of our business objectives and relevant circumstances affecting our Company. In addition to the established performance measures, these may include economic, market and competitive conditions, regulatory and legal requirements, internal pay equity considerations and peer group or market best practices. The O&CC and the Board seek to align strong pay for performance with long-term stockholder value creation without encouraging excessive risk taking. Our directors are committed to acting in the best interest of stockholders as responsible stewards overseeing our executive compensation program.

We take great care in making any adjustments to incentive plans. We use matrices that we believe more directly relate to the ongoing operations of our industry, as these are primary indicators for evaluating performances, allocation of resources and planning and forecasting in the future. While adjustments may protect executives from events outside their control, such matters can still ultimately affect stockholders. Adjusting a metric for too many variables can lead to a disconnect between pay and performance, while not adjusting can create a result that is not a true reflection of operational performance.

In setting goals we seek to establish target that are both challenging and realistic. We recognize that some investors express concern that goals for our annual incentive SMICP may be set at target levels lower than the previous year’s target or actual performance. We believe that this is common among our peers, given the dynamics of our industry with certain factors beyond our control such as commodity prices, customer demand and energy efficiency. We believe that under such circumstances,

40    PSEG 2018 Proxy Statement

CD&A Executive Summary

always increasing performance targets and setting unachievable goals can negate the effectiveness of any incentives. We seek to strike a balance that rewards superior performance within realistic parameters of potential achievement.

Our commitment to employee accountability and the importance of integrity and ethical behavior on the part of all employees is reflected in our company values and embedded throughout our compensation philosophy and programs.

Components of Compensation

Base Salary

•  Is reviewed annually and determined based on position responsibilities, individual experience, performance, internal equity and the competitive market for the position.

Annual Cash Incentive

•  Under our SMICP for 2017 there is a potential maximum opportunity of 200% of target with exceptional business and individual performance. Actual payment is determined by the achievement of key financial and operating goals (at the individual, business unit and corporate level) using multiple performance measures, with a strong emphasis on EPS (non-GAAP) as the corporate factor. The O&CC exercises overall judgment.

Equity-Based Incentive Awards

•  Under our LTIP for 2017, these consist of PSUs and RSUs, with payout of PSUs, if any, based equally on our ROIC vs. peers and TSR vs. peers. LTIP PSU payouts may be zero and are capped at 200% of target. The value of RSUs, which cliff vest after three years, is dependent on the market price of our Common Stock. Beginning with 2017 grants, we have omitted ROIC vs. plan to better align performance vs. peers. Awards are heavily weighted for performance with a 70%/30% mix of PSUs/RSUs for the CEO and most NEOs.

Retirement and Post-Employment Benefits

•  Are comparable to those of companies with whom we compete for executive talent.

We benchmark executive compensation, including that of the NEOs, to a peer group of companies in our industry. To most effectively evaluate executive compensation, we believe that an analysis of the “pay mix” and target Total Direct Compensation (base salary plus target annual incentive and target long-term incentive) is a better measure for evaluating executive compensation as opposed to focusing on each of the elements individually.

Competitive Pay Positioning

•  We target Total Direct Compensation at the median of our industry peer group with variation from median recognizing differences in roles, performance, job scope, experience and volatility of market data from year to year.

•  We consider a range of approximately +/-20% in relation to a comparable position to be within the competitive benchmark median, while taking into consideration that an executive new to a role may be outside this range.

•  We strive to migrate newly appointed executives toward median as he/she gains experience in the role.

•  In determining the mix of the elements of target Total Direct Compensation, we exercise judgment, using the competitive analysis as a general guideline.

•  An overwhelming portion of our CEO’s and NEOs’ compensation (i.e., annual and long-term incentives) is performance-based and tied to stockholders’ interests rather than to base salary.

•  For 2017, the target percentage of incentive compensation, both annual and long-term, constituted 86% of target Total Direct Compensation for our CEO and 71% for our other NEOs as a group.

PSEG 2018 Proxy Statement    41

CD&A Executive Summary

Executive Compensation Practices

The table below highlights our 2017 executive compensation practices. The left column outlines the practices we believe are conducive to encouraging sound performance by our senior executives and good governance. The right column describes those practices that we have chosen not to implement because we do not believe they further our stockholders’ long-term interests.

WHAT WE DO	WHAT WE DON’T DO

Pay for Performance. We closely align pay and performance, as a significant portion of target total direct compensation is pay at-risk. The O&CC validates this alignment annually and ensures performance-based compensation comprises a significant portion of executive compensation.

No Excessive Perks. We do not provide perquisites except in cases where there is a compelling business reason nor do we provide gross-ups except in limited cases for relocation.

Stretch Performance Goals. We establish clear and measureable goals and targets in the beginning of the performance period and hold our executives accountable for achieving specified levels to earn a payout under our incentive plans. Performance goals are linked to operating priorities designed to create long-term shareholder value. PSUs emphasize relative performances to link above-target payouts to when we outperform peers.

No Guaranteed Annual Salary Increases/ No Target Adjustments and Limited Guaranteed Bonuses. For senior executives, annual salary increases are based on evaluations of individual performance and the competitive market. We do not adjust annual or long-term incentive plan targets. In addition, we do not provide guarantees on bonus payouts, only on an as-needed basis for recruitment purposes.

Competitive Pay. We position target pay competitively around market median and require strong performance to deliver pay above these levels.	No Above Market Pay. We do not pay above-market target total direct compensation outside of our benchmarked competitive range.

Double Trigger in the Event of a Change-in-Control. We have double trigger vesting on equity and severance for change-in-control; executives will not receive cash severance nor will equity vest in the event of a change-in-control unless accompanied by qualifying termination of employment.

No Excise Tax Gross Ups. We do not provide gross-ups for excise taxes upon a change-in-control. Taxes are our NEOs responsibility.
Maximum Payout Caps for Incentive Plans. Annual cash incentive and PSU payouts are capped.	No Incenting of Short-Term Results to the Detriment of Long-Term Goals and Results. NEOs pay mix is heavily weighted towards long-term incentives.

Clawback Practice. Broad policy that allows for recoupment of all incentive compensation for any financial restatement, or incentive pay recalculation due to misconduct or material violations of Standards of Conduct.

No Excessive Risks. Our compensation practices are appropriately structured and avoid incenting employees to engage in excessive risk taking.
Uniform Retirement Formulas. Our qualified plan retirement formulas are the same for the executives as for all other non-union employees covered under the same qualified plans.	No Additional Service Credit. We no longer offer any additional retirement service credit for pension calculation to executives and have not in several years.
Robust Stock Ownership Requirements. We require executives to hold meaningful amounts of stock and require them to hold 100% of net shares until ownership requirement is met.	No Hedging or Pledging. We do not allow hedging or pledging of our stock by executives.
Independent Compensation Consultant. The O&CC engages an independent compensation consultant to review the executive compensation programs and practices.	No Compensation Consultant Conflicts. The consultant does no other work for us and has no conflicts of interest and works directly for the Board.
Stockholder Engagement. We solicit feedback from investors on our compensation program.	No Unearned Dividend Paid. We do not pay accrued dividend equivalents on performance share units or unvested restricted stock units until the underlying awards are distributed.
Severance Provisions. Provide reasonable, market-competitive post-employment and change-in-control provisions.	No Repricing or Exchange of Underwater Stock Options. We do not reprice or buy out options, without stockholder approval.

42    PSEG 2018 Proxy Statement

CD&A Executive Summary

2017 PSEG Performance Highlights

Our long-range strategy, with its emphasis on business fundamentals, is designed to deliver shareholder value. Over the past few years, we have altered our business mix to reflect a higher percentage of earnings contributions by PSE&G. During 2017, our Net Income increased due primarily to the favorable impacts of December 2017 federal tax legislation at Power and Energy Holdings, partially offset by higher charges related to the early retirement of our Hudson and Mercer units. Higher transmission revenues in 2017 at PSE&G, lower charges in 2017 related to investments in certain leveraged leases at Energy Holdings and lower plant outage costs at Power, partially offset by lower volumes of electricity sold at lower average prices, also contributed to the increase in Net Income.

During 2017, we maintained a strong balance sheet. We continued to effectively deploy capital without the need for additional equity, while our solid credit ratings aided our ability to access capital and credit markets. The greater emphasis on capital spending for projects on which we receive contemporaneous returns at PSE&G, our regulated utility, in recent years has yielded strong results, which when combined with the cash flow generated by Power, our merchant generator and power marketer, has allowed us to increase our dividend. These actions to transition our business to meet market conditions and investor expectations reflect our multi-year, long-term approach to managing our company. Our focus has been to invest capital in transmission and distribution and other infrastructure projects aimed at maintaining service reliability to our customers and bolstering our system resiliency. At PSE&G, we continue to invest in transmission projects that focus on reliability improvements and replacement of aging infrastructure. We also continue to make investments to improve the resiliency of our gas and electric distribution system. At Power, we strive to improve performance and reduce costs in order to enhance the value of our generation fleet in light of low gas prices, environmental considerations and competitive market forces that reward efficiency and reliability.

On February 20, 2018, the Board of Directors approved a $0.45 per share common stock dividend for the first quarter of 2018. This represents an increase of $0.02 per outstanding share of the Company’s Common Stock, or 4.7%, and reflects an indicative annual dividend rate of $1.80 per share. This also represents the seventh consecutive annual increase in the dividend rate and fourteenth increase in the past fifteen years. The increase is supported by our business mix and strong balance sheet which are expected to support consistent and sustainable growth in the dividend. We expect to continue to pay cash dividends on our common stock; however, the declaration and payment of future dividends to holders of our common stock will be at the discretion of the Board of Directors and will depend upon many factors, including our financial condition, earnings, capital requirements of our businesses, alternate investment opportunities, legal requirements, regulatory constraints, industry practice and other factors that the Board of Directors deems relevant. We continue to maintain solid investment grade credit ratings. You can find a more comprehensive discussion of our 2017 business and financial performance in our Form 10-K.

Pay for Performance

We focus on operational excellence, financial strength and disciplined investment to achieve growth while managing risk. Our strategy has been to deliver long-term value to our stockholders as we confront market pressures and regulatory uncertainty. We strive to set stretch goals. Recognizing that our business is highly sensitive to factors outside our control, including energy prices and weather, in some years our goals in the SMICP annual incentive may be below the prior year’s results. Beginning in 2017, PSU awards now comprise 70% of our LTIP equity program for most of our NEOs and are based entirely on relative performance vs. peers to ensure we only payout above target when we outperform peers. We have emphasized utility growth and mitigation of merchant generation risk while operating in a cost-efficient manner. We have aligned our compensation structure with the performance results we expect our executives to attain in carrying out this strategy.

Alignment of Performance and Compensation

•  We compared our financial performance with the compensation of our CEO and NEOs relative to our peer companies. The financial measures we examined were above the median of our peer group of companies while our executive compensation was closely aligned to the peer median. Accordingly, we concluded that our performance and executive compensation are appropriately aligned.

•  We continue to reward for strong financial performance and operational excellence. Our SMICP payouts for 2017, heavily weighted towards earnings, were above target relative to internal goals. Our PSU payouts for the three-year performance period ended December 31, 2017, based on TSR and ROIC, were above target relative to business plan and peers.

The charts below compare the relative contributions to earnings of PSE&G and Power over the past five years and show our steady earnings and consistent dividend growth in those years. We believe that these graphs demonstrate the value to stockholders of the successful implementation of our business strategy under the direction of our NEOs. This impact on our

PSEG 2018 Proxy Statement    43

CD&A Executive Summary

earnings is reflected in the realized pay of our NEOs, since our executive compensation program links incentive payouts to earnings measures over multiple time frames. Accordingly, we show below the annual TSR and ROIC in the last three years compared to our 2017 peer group. In determining performance-based payouts, we excluded from the calculations of ROIC vs. plan for the PSU awards payouts under the LTIP long-term incentive, the impact of the early retirement of our Hudson and Mercer coal/gas units and charges related to certain Energy Holdings’ leveraged leases as well as the impact of the December 2017 tax legislation. These items are excluded from our SMICP corporate factor for which we use non-GAAP Operating Earnings.

Additional details are provided below under Annual Cash Incentive and Impact of Company Performance on Prior Year’s Performance Awards on pages 53-59. See Appendix A on pages 87-88 for a complete list of items excluded from Net Income in the determination of non-GAAP Operating Earnings.

Note that Net Income is equal to Income from Continuing Operations for all years presented.

GAAP: Contribution to PSEG Net Income ($ Millions) and Net Income per share ($/Share) Non-GAAP: Contribution to PSEG Operating Earnings ($ Millions) and Operating Earnings per share ($/Share) Annual Total Shareholder Return (TSR) Annual Return on Invested capital (ROIC)

44    PSEG 2018 Proxy Statement

CD&A Executive Summary

The 2017 compensation paid to our NEOs reflects strong pay for performance alignment:

•	SMICP payouts reflect 2017 performance results, heavily weighted towards non-GAAP Operating Earnings; and

•	LTIP PSU payouts reflect three-year performance period (2015-2017) results for TSR vs. peers and ROIC vs. peers and plan.

We show below the actual payouts compared to target:

	2017	2016	2015
CEO SMICP Payout	111%	97%	139%
Average other NEO SMICP Payout	115%	95%	138%
PSU Payout	154%	173%	140%

Strategic Long-Term Management Focus

The analytical judgment and operational and managerial abilities that we expect of our senior executives are critical factors in positioning us for the future. Their performance in improving our operating efficiencies, actively influencing legislative and regulatory policies and adjusting our business mix by shifting investment to best take advantage of emerging opportunities for growth, particularly in connection with utility rate-regulated returns, have led to the accomplishments noted in Pay for Performance. While these activities are not easily measured over the short-term by reference solely to current EPS and stock price in comparison to the levels in the recent past, the ability of our management team to address these challenges successfully are vital skills on which we place significant value in setting total compensation for our NEOs. We believe that our performance-based compensation programs have and will continue to deliver the appropriate compensation based on our results relative to both our business plan and our peers, helping us manage through an evolving business environment. As a result of the continued focus on operational excellence, financial strength, continuous improvement and disciplined investment, the O&CC believes that our management team has effectively responded to challenging conditions.

Stockholder Engagement and Transparent Disclosure

We have a long-standing practice of engaging in constructive dialogue with our stockholders on various matters of interest to them, including corporate governance, executive compensation, business performance and strategy, risk management and sustainability. Our CEO and CFO meet periodically with our major stockholders and groups of investors at conferences and elsewhere and our Investor Relations team maintains regular written communications with these institutions and individuals.

These interactions help us to understand our investors’ needs and concerns and provide us with valuable insights. We strive to build and maintain long-term relationships based on mutual trust and respect. In recent years, we have enhanced both our visibility and our efforts with regard to matters of executive compensation and corporate governance to keep pace with evolving investor priorities and expectations.

We strive to be clear and transparent in the information we provide to investors in our Proxy Statement, Form 10-K and other reports filed with the SEC and in our investor communications. We believe our executive compensation disclosure addresses the issues considered most important to, and provides the useful information desired by, our stockholders, as evidenced by the feedback we receive at our meetings throughout the year. We always welcome stockholders’ comments and suggestions and will continue to consider the outcome of the say-on-pay vote when making future compensation decisions regarding our NEOs.

Through our engagement and focus on transparency we aim to ensure that our management and Board consider and that our business and practices continue to evolve and reflect the insights and perspectives of our stockholders. We also benchmark best practices against industry and recognized leaders. Accordingly, in recent years, we enhanced our proxy statement disclosure in both content and presentation format. Notably, in December 2015 we adopted proxy access in recognition of the value placed on it by so many of our investors.

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CD&A Executive Summary

Engagement and Responsiveness

•  The O&CC, with input from the independent compensation consultant, considered the 2017 say-on-pay vote result, investor input and current market practices as it evaluated whether any further changes to our executive compensation program were warranted.

•  We noted the slight decline in say-on-pay voting results compared to the last few years and expanded our efforts to reach out to particular stockholders to understand why they voted as they did.

•  No particular compensation practices were identified for revision for 2018, but effective for 2017 we previously increased the PSU/RSU split in LTIP awards to 70%/30% for most of our NEOs, in light of an often communicated stockholder preference for at least 65% of long-term incentive to be more performance contingent and less dependent on time-based grants.

•  In another change effective for 2017 and future awards, PSU payouts are based equally on ROIC vs. peers and TSR vs. peers, eliminating ROIC vs. plan, in response to stockholder preference for the incentive to be measured more by relative performance compared to peers.

•  We also adjusted compensation for our recently promoted NEOs as they gained experience in their roles, as a result of which the multiple of CEO to NEO pay is more in line with the expectations expressed by a number of stockholders.

•  We further enhanced and clarified our disclosures and explanations of our practices and actions.

•  We carefully considered concerns voiced to us about our combined role of CEO and Chairman of the Board, but continue to believe that it is the appropriate organizational and governance structure for us.

•  We also analyzed comments we received about the tenure of the members of our Board. We believe that our commitment to refreshment of the Board allows us to continue to retain longer serving directors whom we value for their deep and diverse experience.

Key O&CC Actions

The O&CC monitors trends and developments in the market, with the assistance of CAP, as they relate to executive compensation. The O&CC uses this information as an input as it makes decisions on executive compensation throughout the year. In 2017, the O&CC considered recommendations from CAP and management with regard to compensation design and effectiveness and reviewed competitive practices within our peer group and broader market. Based on the reviews and analyses undertaken by the O&CC, we made changes to our programs for 2017 and 2018. The O&CC considered the strong stockholder reinforcement of our compensation philosophy and program in determining to continue with our consistent results-oriented pay for performance approach. For 2017 and 2018, the O&CC took the following actions related to executive compensation:

•	Analyzed pay for performance by comparing our one-year and three-year financial results with the compensation of our CEO and NEOs and found them to be appropriately aligned;

•	Reviewed our total share usage and average share usage (commonly referred to as “burn rate”) for the LTIP relative to the peer panel and found these levels relatively low compared to peers;

•	Approved payouts under the SMICP and LTIP based on its assessment of CEO, NEOs and Company performance relative to pre-established goals for the period ending 2017 measured substantially on Operating EPS (non-GAAP), ROIC vs. plan and relative TSR and ROIC;

•	Approved NEO compensation, including salary, incentives and goals with a significant degree of difficulty, retention and forfeiture;

•	Modified the peer group to remove a peer that changed based on its business mix and added a company for 2018;

•	Approved salary increases for NEOs, to reflect performance and achieve desired positioning vs. the market;

•	Further increased the weighting of the PSUs in relation to RSUs for most of the NEOs to 70% and removed ROIC vs. plan as a PSU metric, with relative ROIC and relative TSR to be weighted equally in determining PSU payouts;

•	Replaced EPS from Continuing Operations (GAAP) with Operating EPS (non-GAAP) as the corporate payout factor and, for Power, replaced Operating Earnings (non-GAAP) with Adjusted EBITDA (non-GAAP), as we believe that these metrics better reflect operational performance and are better aligned with benchmarked leading practices;

•	Increased our stock ownership guidelines from 6x to 8x for the CEO and 3x to 4x for most of our other NEOs;

•	Eliminated our 25% retention requirement of all equity awards until retirement in recognition of our robust ownership requirements, since holding requirements are most relevant for stock options, which we do not currently use; and

•	Reconfirmed that our compensation programs do not create a potential incentive for individuals to take excessive risks.

46    PSEG 2018 Proxy Statement

Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Executive compensation is governed under the direction and authority of the O&CC. The O&CC is made up of directors who are independent under NYSE rules and our requirements for independent directors. The O&CC receives advice from its independent compensation consultant, CAP, which provides only compensation consulting services to the Board and not to management.

Our CD&A describes our executive compensation program, including 2017 total compensation for our NEOs, who are listed below. The CD&A explains our:

•	Compensation Philosophy;

•	Elements of Executive Compensation; and

•	Executive Compensation Governance Features and Controls.

2017 NEOs

•  Ralph Izzo, Chairman of the Board, President and Chief Executive Officer (CEO)

•  Daniel J. Cregg, Executive Vice President (EVP) and Chief Financial Officer (CFO)

•  Ralph A. LaRossa, President and COO of our subsidiary, Power(1)

•  William Levis, Retired President and COO of our subsidiary, Power(2)

•  Tamara L. Linde, EVP and General Counsel

•  Derek DiRisio, President of our subsidiary, PSEG Services Corporation

(1) Mr. LaRossa was elected as President and COO of Power effective October 2, 2017. Prior to that he was President and COO of PSE&G.

(2) Retired effective October 2, 2017.

We have designed this CD&A to be forthcoming and transparent in demonstrating that our executive compensation program is based on well-established principles thoughtfully carried out under the oversight of the O&CC for the long-term benefit of our stockholders. We describe in detail:

•	The mix of salary, cash incentive compensation and equity incentive compensation;

•	The criteria used for target pay positioning;

•	The reasons for selecting particular companies as peers for benchmarking compensation;

•	The approach in which goals are set;

•	The manner in which equity awards are determined;

•	The weighting of performance measures used to calculate compensation;

•	The rationale for severance and change-in-control arrangements; and

•	The governance features and controls we use.

In the CD&A Executive Summary beginning on page 40, we specifically address those areas which we believe are of utmost interest to our stockholders. A complete reading of the CD&A provides a more thorough description of our compensation program and explanation of our recent activities. In the Executive Summary we provide:

•	Executive compensation philosophy and practices;

•	Material elements of our executive compensation program, including key actions and program changes;

•	Results of our 2017 say-on-pay vote and shareholder engagement; and

•	Pay for performance alignment.

Compensation Philosophy

Pay for Performance

We believe it is important to link pay with performance and long-term stockholder value. We utilize compensation to further align the interests of our executives with those of our stockholders as well as other stakeholders. However, we believe that it is crucial to our stockholders’ long-term interests that we not measure performance too narrowly on merely a single year’s results. Our compensation programs are designed to reward for performance over varying time horizons with our incentives linked to successful implementation of our corporate strategic objectives.

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Compensation Discussion and Analysis

Our SMICP focuses on financial and operating performance over a one-year period while our LTIP focuses on multi-year performance. Similarly, the goals of individual NEOs, including our CEO, place a high value on strategic initiatives, long-range planning and operational excellence which drive value and ensure we meet our responsibilities as a public utility. While the impact of this approach may not necessarily be seen in any single year, over time the actual value of compensation, especially equity grants, reflect our Company’s performance and the O&CC, with the assistance of CAP, reviews this alignment each year.

Our ability to effectively compete and reliably serve our customers, while adjusting to evolving industry and market factors is to a great degree dependent on our ability to appropriately attract, retain and reward exceptional talent, including our senior executives. When we establish performance targets, we consider internal and external factors and set stretch goals to reflect an appropriate degree of difficulty. Our incentive compensation payouts are determined based on financial measures that align CEO and NEO compensation with stockholder interests, as EPS, TSR and ROIC are used in calculating the amounts.

Although these are important components for evaluating pay for performance, we do not believe it is particularly meaningful to merely compare EPS or Common Stock price at year-end with CEO and NEO reported compensation. For example, a meaningful pay for performance analysis entails more than a simple comparison of year-end quantitative measures such as TSR to compensation as reported. Among other things, the reported compensation, in particular the equity compensation shown in the tables in the Proxy Statement, is based on an accounting valuation. These could differ significantly from what is ultimately earned by the executives depending on actual results of the performance measures and the value of equity awards at the time they are earned, if at all.

Each year, the O&CC, with the assistance of CAP, considers the pay for performance relationship not just from a target pay perspective, but also considering the actual realizable pay, which reflects our stock price performance, as noted above in the discussion of pay for performance in the CD&A Executive Summary.

If you would like additional information about our 2017 performance, including our financial statements and a more complete description of our business, please see our Form 10-K.

Peer Comparison and Benchmarking

As part of our pay for performance review during 2017, the O&CC considered relative financial performance data comparing us to those companies in our peer group for whom data was available, as discussed further below. With the assistance of CAP, we analyzed key performance metrics and compensation for 2016, the most recent year for which data was available. Included in the metrics were operating income margin, EPS growth, return on capital and relative TSR. The total cash compensation included base salary and SMICP and the total direct compensation included those two items plus the grant date fair value of LTIP awards, all of which are reported in our Summary Compensation Table. These performance metrics were broader than the measures we use in determining award payouts under the SMICP and LTIP in order to provide a more holistic view of overall company performance.

Viewing performance in this broad context, we believe the total compensation paid to senior executives and as structured for future payouts achieves the desired results. Our delivered performance in 2017, relative to the degree of difficulty, was aligned with our pre-set goals and our business plan. We believe that our financial results reflect the current industry and Company circumstances as well as the continued focus of our CEO and NEOs on strategic responses and operational efficiencies to optimize earnings and returns while positioning us for continued success. In evaluating the compensation of the NEOs and in particular the CEO, we assessed the amount relative to the performance delivered and continue to conclude the two are aligned.

How We Choose Peers

Attracting and retaining top talent requires paying competitive compensation. We evaluate and set executive compensation to be competitive within an identified peer group which was developed to reflect similarly-sized energy companies with comparable businesses and, in particular, includes those with a similar mix of regulated and integrated utilities and merchant generation operations. In doing so, we considered our peers’ revenues, earnings and market capitalization. We believe that these companies appropriately reflect the landscape of our industry and the market in which we compete for talent. We have included regulated utilities, independent power producers, and merchant generators and combined holding companies similar to us. We have attempted to include a broad enough group to provide diversity for balanced comparison while selecting only those we think are sufficiently similar to provide a meaningful benchmark. However, given the nature of the industry, there are limited comparable integrated companies and merchant generators. Therefore the peer group is made up primarily of regulated utilities.

We consider Base Salary, Total Cash Compensation (base salary plus target annual incentive) and Total Direct Compensation (base salary plus target annual incentive plus target long-term incentive) as the elements of compensation within the peer group for purposes of benchmarking and assessing the market from which we draw executive talent as well as with whom we compete for investor capital. Each year, we re-evaluate the peer group to assess its continuing appropriateness and effective in 2017, we added Calpine Corporation. Our peer companies for 2017 are listed below. Effective in 2018, we removed NiSource Inc., as its business mix is no longer comparable to ours, and added CenterPoint Energy, Inc., based on its business mix and market capitalization.

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Compensation Discussion and Analysis

Peer Companies

Integrated Companies	Entergy Corporation	Exelon Corporation	FirstEnergy Corp. NextEra Energy, Inc.
Regulated Utilities	Ameren Corporation	American Electric Power Co., Inc.	Consolidated Edison, Inc.
	Dominion Resources, Inc.	DTE Energy Company	Duke Energy Corporation
	Edison International	Eversource Energy	NiSource Inc.
	PG&E Corporation	PPL Corporation	Sempra Energy
	Southern Company	Xcel Energy Inc.
Pure Merchant/Power	Calpine Corporation	NRG Energy, Inc.
Generation Companies

How We Use Peer Data

The 2017 peer group was used as a reference point for setting pay levels for 2017. The O&CC targets the median (50th percentile) of the peer group for positions comparable to those of our officers for Total Direct Compensation. The peer group is also used for comparison in assessing our performance under our LTIP as well as an overall validation of the alignment between pay and performance.

Pay Governance LLC assists in analyzing the annual Willis Towers Watson Energy Services Executive Compensation Survey–U.S. assessment of the market using the peer companies. We use the peer group data to the extent each position is reported in the survey data. CAP also reviews the outcome of the competitive assessment.

Compensation Benchmark

The data used for the comparisons below are from the most recent data available for the companies in the peer group shown above in How We Choose Peers. The O&CC considers a range of approximately +/-20% of the 50th percentile of comparable positions to be within the competitive median.

Base salary, target Total Cash Compensation and target Total Direct Compensation of each of the NEOs included in this Proxy Statement as a percentage of the comparative median benchmark levels of the peer group are noted below. Decisions on salary, annual incentive target and other pay elements, except the LTIP, are typically made at the O&CC meeting each December. The target LTIP award is determined by the O&CC in the following February.

Below is each executive’s market positioning and time in position as of the time those decisions were made in December 2016. Each NEO’s target Total Direct Compensation was within approximately +/-20% of the median, which is consistent with our philosophy. In addition, Mr. LaRossa’s compensation reflects the additional duties he had as President of PSEG LI prior to becoming President and COO of Power in October 2017.

% of Comparative Median Benchmark Levels (2017)

Note: Reflects decisions made for 2017 components; does not reflect Mr. LaRossa’s change in position in October 2017.

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Compensation Discussion and Analysis

Pay Mix

The final element of our compensation philosophy is a consideration of the total pay mix. The O&CC believes that target Total Direct Compensation is a better measure for evaluating executive compensation than focusing on each of the elements individually and they do not set a formula to determine the mix of the various elements. The mix of base salary and annual cash incentive for each of the executive positions is benchmarked against the peer group. The reported pay structure from the competitive analysis is used as a general guideline in determining the appropriate mix of compensation among base salary, annual and long-term incentive compensation opportunity. However, we also consider that the majority of a senior executive’s compensation should be performance-based and the more senior an executive’s position is in the organization, the more his/her pay should be oriented toward long-term compensation.

The mix of base salary, target annual cash incentive and target long-term incentives for 2017 are presented below for the CEO as well as for the other NEOs excluding the CEO. We have also provided a comparison of the targeted pay mix to that of the peer group. Value at risk represents performance-based incentive awards of cash, RSUs and PSUs, whose payouts and values are dependent upon financial metrics and stock price, including peer comparisons.

CEO Target Pay Mix	Market CEO Target Pay Mix

NEO Target Pay Mix	Market NEO Target Pay Mix

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Compensation Discussion and Analysis

Elements of Executive Compensation

The main components of our executive compensation program, including those for our NEOs, are set forth in the following table. A more detailed description is provided in the respective sections below.

Compensation Element	Description	Objective

Base Salary	Ongoing fixed cash compensation.	Provides compensation for the executive to perform his/her job functions. Assists with recruitment and retention.

Annual Cash Incentive

Variable cash compensation paid each year if warranted by performance against targets and individual performance, based on a percentage of base salary.

Opportunity to earn between zero and 200% of target, measured by financial and operating performance of the business. Actual awards may be higher or lower than target, based on business and individual performance.

Metrics and goals (typically earnings, operational performance and major initiatives) are established at the beginning of each year and the payout is made based on performance.

Intended to reward for driving superior operating and financial results over a one-year timeframe.

Creates a direct connection between business success and financial reward.

Provides strong line of sight by recognizing exceptional individual performance.

Long-Term Incentive (See Table under LTIP)

Variable equity compensation in form of Performance Share Units and Restricted Stock Units.

Performance Share Units provide the opportunity to earn from zero to 200% of target at the end of the three-year performance period.

Restricted Stock Units generally cliff vest at the end of three years.

Rewards strong financial and stock price performance.

Provides for strong alignment with stockholders.

Assists with retention.

Intended to reward for driving financial results over a multi-year time frame.

Enhances stock ownership.

Deferred Compensation Plans	Permits participants to defer receipt of all or a portion of cash and equity compensation and income tax liability with flexible distribution options.	Provides participants with the opportunity to more effectively manage their taxes and for future financial security. Assists with retention.

Other Compensation	Health and welfare programs. Limited perquisites.	Remain competitive with peer companies. Aids safety and efficiency. Assists with recruitment and retention.

Post- Employment Benefits/ Retirement Plans

Defined benefit pension plan.

Defined contribution 401(k) plan with a partial Company matching contribution.

Supplemental retirement benefits not provided by qualified plans.

Severance and change-in-control benefits.

Provides retirement income in recognition of length of service.

Aids in managing taxes and savings.

Supports effective transition and assists with recruitment and retention in our industry.

Assures the continuing performance of executives in the face of a possible termination of employment without cause.

Performance and Goals

We have provided detailed calculations of the payouts under our SMICP and LTIP, including a discussion of the pre-established goals for these incentive plans and the performance achieved by our NEOs in relation to those goals and upon which the

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Compensation Discussion and Analysis

payouts are based. Earnings fluctuate with energy prices and demand and we believe that we set challenging stretch goals designed to incent our executives to achieve superior performance results. In some years targets are set below prior year targets or actual results. However, we believe that such targets appropriately reflect the nature of the business, external factors beyond our control and industry-wide developments and trends impacting our financial results.

We do not disclose forward looking targets for our incentive plans, as the disclosure could result in competitive harm and be detrimental to our operating performance. The targets are intended to be challenging and ambitious but also realistic enough to be reasonably attainable. Targets are set based on the proposed business plan and a rigorous process is undertaken at the start of each year to determine the range of performance for each measure. The corporate and business unit performance goals are set at levels we believe require strong performance for a target payout, and superior performance for a greater than target payout. On an annual basis, the O&CC and CAP, our independent consultant, review the degree of difficulty of the targets to ensure we are driving performance.

CEO Compensation

Mr. Izzo’s compensation is designed to position his total pay around the median of the market. Mr. Izzo has demonstrated strong performance over his tenure as CEO and the O&CC believes this arrangement is appropriate. The changes to the key terms of Mr. Izzo’s compensation in 2017 were as follows:

Component	2017 vs. 2016
Base Salary	• Annual salary of $1,300,000 for 2017. • Positioned at 101% of the market median.
Annual Cash Incentive	• Increased annual incentive target to 125% of salary for 2017, from 120% in 2016. • Positioned at 101% of the market median for target cash compensation.
Long-Term Incentive

•   Increased target long-term incentive to $6,500,000 (reported in the Summary Compensation Table at grant date fair value) in February 2017, or a 2% increase from 2016.

•   Positioned at 103% of the market median for target total direct compensation.

•   LTIP mix places more emphasis on the PSUs (70%) compared to the RSUs (30%) to enhance the performance orientation of the CEO’s package.

2017 vs. 2016 Target Total Direct Compensation

The graphic above summarizes the target compensation Mr. Izzo received in 2017 and 2016. The table does not include actual SMICP payouts, change in pension values and nonqualified deferred compensation earnings and all other compensation, which are shown in the Summary Compensation Table. SMICP and LTIP amounts in the graph above reflect the target values. Actual payouts are reported in the CD&A following the applicable performance period.

After meeting in executive session, without the CEO present, the O&CC determined CEO compensation in consultation with all the independent directors.

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Compensation Discussion and Analysis

Mr. Izzo’s salary, annual cash incentive and long-term incentive exceed that of the other NEOs due to his greater level of duties and responsibilities as the principal executive officer to whom the other NEOs report, and whom the Board holds fully accountable for the execution of corporate business plans.

Further detail regarding the CEO’s compensation is set forth below.

Base Salary

As the reference point for competitive base salaries, the O&CC considers the median of base salaries provided to executives in the peer group who have duties and responsibilities similar to those of our executive officers. The O&CC also considers the executive’s current salary and makes adjustments based principally on individual performance, including achievement of targets, and experience. Each NEO’s base salary level is reviewed annually by the O&CC using a budget it establishes for merit increases and salary survey data provided by Pay Governance and reviewed by CAP. For 2017, the O&CC set the merit increase budget at 3%. However, when an executive is promoted into a new role, we do not necessarily bring him/her to median immediately. Instead, we will bring him/her to median over a multi-year period, which can lead to annual salary increases greater than the budgeted merit increase.

The NEOs’ individual performance and, other than the CEO, his /her business unit’s performances are considered in setting salaries. Base salaries for satisfactory performance are targeted at the median of the relevant competitive benchmark data over time.

The O&CC considers base salaries and salary adjustments for individual NEOs, other than the CEO, based on:

•	Recommendations of the CEO: Considering the respective NEO’s level of responsibilities, experience in position, sustained performance over time, results during the immediately preceding year and the pay in relation to the benchmark median.

•	Performance metrics: Including achievement of financial targets, safety and operational results, customer satisfaction, regulatory outcomes and other factors.

•	Additional factors: Leadership ability, managerial skills and other personal aptitudes and attributes. Salaries for the NEOs for 2017 were approved at the December 2016 meeting of the O&CC. These amounts are shown in the table below. Salary decisions were based on each NEO’s performance and appropriate alignment with the peer group.

NEO	Base Salary 2017 ($)	Base Salary 2016 ($)	Year-Over-Year Change (%)
Ralph Izzo	1,300,000	1,300,000	-
Daniel J. Cregg	587,600	520,000	13.0
Ralph A. LaRossa	705,600	685,000	3.0
William Levis (1)	669,500	669,500	-
Tamara L. Linde	561,800	535,000	5.0
Derek DiRisio (2)	381,600	-	-

(1)	Retired effective October 2, 2017
(2)	Was not a NEO in 2016.

Annual Cash Incentive

The SMICP was approved by stockholders. It is an annual cash incentive compensation program for our most senior officers, including the NEOs. To support the performance-based objectives of our compensation program, corporate and business unit goals and measures are established each year based on factors deemed necessary to achieve our financial and non-financial business objectives. The corporate-level goals and those for the CEO are developed by the O&CC with input from the entire Board. The goals and measures are established by the CEO for the NEOs reporting to him, and for each other participant by the individual to whom he or she reports.

The SMICP sets a maximum award fund in any year of 2.5% of Net Income. The formula for calculating the maximum award fund for any plan year was determined at the time of plan adoption by reference to, among other things, similar award funds used by other companies and a review of executive compensation practices designed to address compliance with the then applicable requirements of IRC Section 162(m), which, as explained in Accounting and Tax Implications on page 64, placed limits on the federal income tax deduction for compensation in excess of certain amounts. If appropriate, the Board will recommend for stockholder approval any material changes to the SMICP required to align the plan with our compensation objectives.

The CEO’s maximum award cannot exceed 10% of the award fund. The maximum award for each other participant cannot exceed 90% of the award fund divided by the number of participants, other than the CEO, for that year. For 2017 performance under the SMICP, these limits were $39,350,000 for the total award pool, $3,935,000 for the CEO’s maximum award and $2,724,231 for each other participant’s maximum award. Of the total award pool, $5,918,500 was awarded for 2017.

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Compensation Discussion and Analysis

Subject to the overall maximums stated above, NEOs are eligible for annual incentive compensation. The beginning point in the process is a calculation based on a combination of the achievement of individual performance goals and business/employer performance goals, as well as overall corporate performance, as measured by the Corporate Factor. The Corporate Factor for 2017 was Operating EPS (non-GAAP), for which we established target performance levels. We switched to using Operating EPS (non-GAAP) from EPS from Continuing Operations as Operating Earnings (non-GAAP) excludes mark-to-market activity, Nuclear Decommissioning Trust (NDT) and other material one-time items, which management believes provides a consistent and comparable comparison of earnings. While other companies’ definitions of operating earnings may differ, most peers using EPS as a factor for annual cash incentive purposes are using non-GAAP EPS. We believe sustained EPS is a significant driver of stockholder value and provides line of sight over a one year period between individual actions of executives and company performance.

We established business unit earnings targets for 2017 for PSE&G and Power based on non-GAAP Operating Earnings and non-GAAP Adjusted EBITDA, respectively, which, among other things, exclude the impact of Federal income tax legislation enacted in 2017. We used these non-GAAP measures because we believe they better reflect operating performance and more directly relate to ongoing operations of the businesses. PSE&G’s non-GAAP Operating Earnings results are adjusted for variances between actual interest expense and the business plan. Power’s non-GAAP Adjusted EBITDA excludes the same items as non-GAAP Operating Earnings, as well as income tax expense, interest expense and depreciation and amortization. We further adjusted Power’s non-GAAP Adjusted EBITDA to exclude tax credit purchase costs which directly impact income tax expense.

See Appendix A on pages 87-88 for reconciliation to GAAP of non-GAAP Operating Earnings and non-GAAP Adjusted EBITDA.

Impact of Performance on Incentive Compensation

For 2017, we generally maintained the same overall annual incentive components and structure as we have had for the last several years as we believe these support our objectives of rewarding strong financial performance driven by operational excellence. We believe that through outstanding operations we can deliver the greatest long-term financial returns to our stockholders.

Each NEO’s incentive compensation is evaluated based on his or her achievement of specific performance goals relating to the Company’s and the applicable business unit’s earnings, a business unit scorecard and strategic goals. As noted under Performance and Goals on page 51, while earnings targets may at times be lower than in prior years, we believe they appropriately reflect stretch targets that take into account current industry conditions. Messrs. LaRossa’s and Levis’ performance goals include a business unit (BU) earnings goal to more align their incentive compensation with their functional responsibilities. Mr. Izzo’s incentive compensation is evaluated based on corporate earnings and corporate strategic goals. Corporate EPS and BU Earnings are based on the non-GAAP measures described above. The incentive compensation for each of Messrs. Cregg, LaRossa, Levis, DiRisio and Ms. Linde was based in part on the achievement of BU scorecard metrics which are comprised of goals based on financial, operational and strategic performance of their respective business units. The focus is on performance and continuous improvement measured against benchmarked targets.

All participants had corporate strategic metrics and goals: for Mr. Izzo, operational excellence, financial strength and disciplined investment, with multiple scorecard metrics and goals; for all NEOs, “people strong” (leadership & engagement and diversity & inclusion). The 2017 people strong goals support the improved engagement of our workforce inside PSEG as well as in the communities we serve. Each NEO’s performance under each applicable factor – corporate EPS, BU earnings, BU scorecard and strategic goals – could range from zero to 2.0 based on the achievement of pre-determined goals.

The payout factor and related targets for 2017 are illustrated below. If EPS is between the points shown below, the Corporate Payout Factor is determined using linear interpolation. Each factor is multiplied by the respective individual’s weighting shown below. An illustration of the plan mechanics is provided below, which when added together results in an individual’s payout as a percent of target incentive. Each NEO’s total payout is capped at 200% of target.

Weighting x Corporate EPS (0-200%)	+	Weighting x BU Earnings (0-200%)	+	Weighting x BU Scorecard (0-200%)	+	Weighting x Strategic Goals (0-200%)

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Compensation Discussion and Analysis

The corporate performance and respective business unit performance (Power and PSE&G) goal targets and payout factors at each target performance level for 2017 are set forth below:

Corporate Operating EPS (non-GAAP) ($)	Power Adjusted EBITDA (non-GAAP) ($Millions)	PSE&G Adjusted Operating Earnings (non-GAAP) ($Millions)	Payout Factor (#)
<2.75	<1,081.8	<925.1	0.00
2.75	1,081.8	925.1	0.50
2.90	1,155.8	956.7	1.00
3.05	1,229.8	988.3	1.50
3.10	1,254.0	998.7	2.00

Except as noted above, no adjustments were made to the results or payout factors. The actual corporate and business unit results and corresponding payout factors for the performance levels achieved for 2017 are set forth below:

Factors	Actual Adjusted Results ($)	Indicative Payout Factor (#)	Adjusted Payout Factor (#)
Corporate EPS(1)	2.93	1.10	-
	($Millions)
Power(2)	1,193.8	1.26	-
PSE&G(3)	959.1	1.04	-

(1)	Operating EPS (non-GAAP), as described above under Annual Cash Incentive.
(2)	Adjusted EBITDA (non-GAAP), as described above under Annual Cash Incentive.
(3)	Operating Earnings (non-GAAP), as described above under Annual Cash Incentive.

Determination of Individual Payouts

Each element (corporate EPS, BU earnings, BU scorecard and strategic goals) is weighted based on an executive’s role, with the intention of balancing business unit and individual performance with corporate performance. The weighting for each of the NEOs for 2017 is detailed below, together with the actual achievement factor attained in 2017:

NEO	Weight and Payout Factor	Corporate EPS	BU Earnings	BU Scorecard	Corporate Strategic Goals	Overall Achievement Factor
Ralph Izzo	Weight	75%			25%
	Achievement	1.10			1.14	1.11
Daniel J. Cregg	Weight	75%		15%	10%
	Achievement	1.10		1.55	1.00	1.16
Ralph A. LaRossa	Weight	60%	15%	15%	10%
	Achievement (1)	1.10	1.26	1.22	1.00	1.13
	Weight	60%	15%	15%	10%
	Achievement (1)	1.10	1.04	1.49	1.00	1.14
William Levis	Weight	60%	15%	15%	10%
	Achievement	1.10	1.26	1.22	1.00	1.13
Tamara L. Linde	Weight	75%		15%	10%
	Achievement	1.10		1.36	1.00	1.13
Derek DiRisio	Weight	60%		30%	10%
	Achievement	1.10		1.47	1.00	1.20

(1)	Mr. LaRossa’s payout was determined using PSE&G’s and Power’s results allocated based on the time he held positions with each respective company during 2017.

The final step in the process is for the O&CC to make an overall judgment as to the appropriate payout levels for each NEO taking into account the overall achievement factors along with other less quantifiable considerations, such as leadership and success in adapting to a changing external environment and the recommendations of the CEO.

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Compensation Discussion and Analysis

The SMICP awards of the NEOs for 2017 are shown below and in the 2017 Summary Compensation Table. The O&CC made its determinations regarding SMICP awards for the 2017 performance year in February 2018, for payment in March 2018. It made no modifications to the indicative results of each NEO. Based upon the executive’s overall achievement factor, his/her current base salary and target annual incentive opportunity if applicable, each earned the following payout for 2017, as to which we also show the percent relative to salary:

NEO	Base Salary ($)	Target Annual Incentive Percentage (%)	Target Annual Incentive Dollars ($)	Overall Achievement Factor	Modification (if applicable)	Payout Earned(1) ($)	Percent of Salary (%)
Ralph Izzo	1,300,000	125%	1,625,000	1.11	-	1,803,800	139%
Daniel J. Cregg	587,600	75%	440,700	1.16	-	511,200	87%
Ralph A. LaRossa	705,600	75%	529,200	1.13/1.14	-	602,000	85%
William Levis(2)	669,500	75%	502,100	1.13	-	425,600	64%
Tamara L. Linde	561,800	70%	393,300	1.13	-	444,400	79%
Derek DiRisio	381,600	60%	229,000	1.20	-	274,800	72%

(1)	Reflects rounding.
(2)	Mr. Levis’ payout was prorated due to his retirement effective October 2, 2017.

The O&CC believes that the 2017 goals established for the NEOs provided the appropriate degree of difficulty, based upon the overall economic environment and that the final award determinations are appropriate. As discussed in this CD&A, to ensure that pay and performance are aligned, the O&CC, with the assistance of CAP, assesses whether the payouts that are earned by our CEO and NEOs are consistent with our performance relative to peers.

Long-Term Incentive

NEOs, other officers as determined by the Committee and other key employees, as selected by the CEO within guidelines established by the O&CC, are eligible to participate in the LTIP. This plan is designed to attract and retain qualified personnel for positions of substantial responsibility, motivate participants toward achievement of long-range corporate goals, provide incentive compensation opportunities that are competitive with those of companies with whom we compete for talent and align participants’ interests with those of stockholders.

The LTIP, as amended and restated, was approved by our stockholders at the 2013 Annual Meeting. The LTIP provides for different forms of equity awards: restricted stock, RSUs, PSUs and stock options to achieve various objectives. The maximum number of shares that may be awarded under grants to any one individual under the LTIP is 500,000 during any calendar year. In general, since 2010, we have been granting only PSUs and RSUs. Our CEO is the only recipient of prior year LTIP awards who still holds stock options that have not expired. None of the NEOs have any outstanding restricted stock awards. The LTIP prohibits the repricing of stock options and the buy-out by us of underwater stock options for cash.

	Description	Objective
Performance Share Units (PSUs)

Right to receive full value shares that are earned based upon independent metrics measured over a three-year period.

Participants have the opportunity to earn from zero to 200% of their target award based on performance.

Dividend equivalents are accrued as declared and distributed when underlying awards are earned and distributed.

Rewards for strong financial and stock price performance over a longer time frame than annual rewards.

Full value shares assist with retention.

Aligns the interests of officers with long-term stockholder value.

Metrics and targets align with the business plan.

Restricted Stock Units (RSUs)

Right to receive shares of full value stock at vesting dates.

Generally, cliff vest at the end of three years.

Dividend equivalents are accrued as declared and distributed when underlying awards are distributed.

Serves as retention device as recipient generally must remain an employee through vesting dates to earn payout. Aligns the interests of officers with long-term stockholder value.

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Compensation Discussion and Analysis

For 2017, PSU grants were weighted 50% on TSR relative to peers (rewarding management when we deliver value to stockholders in excess of our peers) and 50% on ROIC relative to peers (rewarding management for managing our business and capital better than our peers). We removed ROIC against plan as we believe utilizing a relative metric is a better measure of performance. We also concluded that the equal weighting of relative TSR and relative ROIC better aligned executive incentive compensation with the interests of stockholders. In addition to the increased emphasis on relative performance compared to peers, the mix of PSUs compared to RSUs that are awarded was 70%/30% for all NEOs (65%/35% for Mr. DiRisio), reflecting a de-emphasis on time-based grants.

The CEO develops recommendations for LTIP awards for each NEO, with the exception of himself and submits these recommendations to the O&CC for approval. Factors that are considered in the determination of award amounts are:

•	The competitive market as defined by the peer group, which in general is targeted around median;

•	An individual’s role and responsibilities within the Company;

•	Contribution of the executive; and

•	How critical the role is to the organization and need to retain the individual.

In general, when making LTIP grants, the O&CC’s determinations are made independently from any consideration of the individual’s prior LTIP awards. The value of an executive’s current holdings is also not a consideration, though it is reviewed periodically by the O&CC. With respect to the CEO, the O&CC develops a recommended award opportunity in consultation with CAP and submits the proposal to the Board. Grants are typically made each February.

RSUs cliff vest at the end of three years. However, for retirement eligible employees, RSUs vest one-twelfth for each month of service beginning in the year of the grant of the RSUs and are fully vested at the end of that year. PSUs are denominated in units of Common Stock and are subject to achievement of certain performance goals over a three-year period. PSUs are payable as determined by us in shares of our Common Stock or cash. PSUs vest at the end of the performance period. However, for retirement eligible employees, PSUs vest one-thirty sixth for each month of service beginning in the year of the grant of the PSUs and are fully vested at the end of the performance period. Unvested RSUs and PSUs are forfeited upon retirement or termination of service. Any PSU payments are made following the conclusion on the performance period.

Impact of Company Performance on Prior Year’s Performance Awards

LTIP awards of PSUs made for the three-year performance period ended December 31, 2017 were reported in our Proxy Statements (other than for Mr. DiRisio who was not a NEO at the time of such report) at fair value at the time of the grants. These PSU grants were subject to the achievement of goals related to relative TSR and absolute and relative ROIC over a three-year performance period ended December 31, 2017. Based on the performance results for that period, Messrs. Izzo, Cregg, LaRossa and DiRisio and Ms. Linde will receive payment in 2018 of shares of our Common Stock equal to 154% (see table below) of the grant target amounts. Mr. Levis will receive a prorated amount based on service during the performance period. Although Mr. DiRisio was not an NEO at the time he received his LTIP award in February 2015, we have included his payout in 2018 for the performance period.

Although typically paid in shares of our common stock, these PSUs were generated in 2015 and are measured on three metrics, including ROIC vs. plan. TSR relative to the peer group was selected as it provides alignment with our stockholders and provides the incentive to deliver a return to stockholders greater than that of our peers. ROIC was used to ensure that we are effectively using our capital base, but also are competitive with that of peer companies. We determine ROIC by dividing Net Income (adjusted for interest expense, excluding amounts related to securitized debt) by debt and equity (adjusted for securitized debt). In determining actual results, we adjusted ROIC vs. plan for compensation purposes to exclude from results the impact of the early retirement of our Hudson and Mercer coal/gas units and charges related to certain Energy Holdings leveraged leases. We also adjusted our ROIC vs. plan to exclude the positive impact of the federal tax legislation signed into effect in December 2017 that was not factored into our 2015 plan targets. We did not make these adjustments in measuring ROIC vs. peers. Based upon performance of the metrics, executives can earn a stock award of between zero and 200% of their target. We believe that each of the goals we establish represent a significant degree of difficulty that reward strong performance, with sharp drop-offs in payments for lower rankings.

Recipients will receive 100% of their grant amount if:

•	For the three-year performance period TSR places us at rank 10 of 20 of the peer group;

•	For the three-year performance period ROIC places us at rank 9 of 20 of the peer group; and

•	For the three-year performance period, our ROIC meets a pre-set target based on our business plan.

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Compensation Discussion and Analysis

Payment, if any, is made early in the year following the end of the performance period, once results are reviewed and approved by the O&CC. Dividend equivalents are accrued over the performance period and paid in shares of Common Stock in relation to the number of shares earned based on results for the performance period. Upon retirement, death or disability, PSUs are prorated for each month of service during the performance period and paid following the end of the period based on actual performance.

For these grants, the performance schedule for relative TSR, which comprises 40% of the PSU award, is based on the relative rank within the peer group. Shown below are the ranks and payout factors at threshold, target and maximum levels and our actual rank for this period:

TSR Performance vs. Peers(1)	Percent Payout Factor for TSR Component (%)
Rank: 5	200.0
Rank: 10	100.0
Rank: 15	20.0
Rank: 16	0.0
Actual Rank: 7	160.0

(1)	TSR performance is measured by comparing our numerical ranking among peer group companies in respect to the TSR performance component. For 2015 grants, the peer group consisted of us and 19 companies.

For these grants, the performance schedule for relative ROIC, which comprises 30% of the PSU award, is based on the relative rank within the peer group. Given that our ROIC has historically exceeded that of our peers, we set the payout scale to deliver above target only when performance is well above the peer median. Shown below are the ranks and payout factors at threshold, target and maximum levels and our actual rank for this period:

ROIC Performance vs. Peers(1)	Percent Payout Factor for ROIC Component (%)
Rank: 3	200.0
Rank: 9	100.0
Rank: 13	50.0
Rank: 14 and higher	0.0
Actual Rank: 2	200.0

(1)	ROIC performance is measured by comparing our numerical ranking among peer group companies in respect to the ROIC performance component. For 2015 grants, the peer group consisted of us and 19 companies.

For these grants, the performance schedule for ROIC vs. plan, which comprises 30% of the PSU award, is detailed below:

ROIC Performance vs. Plan	3 Year Average ROIC (%)	Payout (%)(1)
Maximum (115% of Goal)	8.2	200.0
Target	7.1	100.0
Threshold (85% of Goal)	6.0	25.0
Actual(2)	7.1	100.0

(1)	Payout percentage above and below target will be interpolated based on the three-year average.
(2)	Excludes the impact of the early retirement of our Hudson and Mercer units, charges related to certain Energy Holdings’ leveraged leases and the positive impact of new federal tax legislation.

Actual results of the three-year period ended December 31, 2017 were:

Actual Results	Payout (%)
TSR Ranking: 7 out of 20	160.0
ROIC Ranking: 2 out of 20	200.0
ROIC Actual 3-year Average: 7.1	100.0
Overall PSU Payout Factor (rounded)	154.0

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Compensation Discussion and Analysis

Determination of Individual Payouts

Based on these results, participants earned a PSU payout of 154%. The dollar amount of each payout, made in shares of our Common Stock, is shown below, calculated using the average of the high and low price of our Common Stock on March 1, 2018, $48.47 These amounts are reported in the Option Exercises and Stock Vested during 2017 Table.

NEO	PSUs Granted (#)	PSUs Earned (#) (1)	PSUs Payout ($) (1)
Ralph Izzo	83,150	143,265	6,944,055
Daniel J. Cregg	2,100	3,618	175,364
Ralph A. LaRossa	18,150	31,272	1,515,754
William Levis(2)	18,150	28,667	1,389,489
Tamara L. Linde	10,150	17,488	847,643
Derek DiRisio	5,800	9,993	484,361

(1)	Reflects rounding and includes accrued dividend equivalents earned.
(2)	Reflects forfeiture of unvested PSUs due to retirement in October 2017.

2017 Grants

The structure of the long-term incentive is consistent with the prior grants as described above, in the form of 70% PSUs and 30% RSUs vesting at the end of three years, except for Mr. DiRisio who received 65% in the form of PSUs and 35% in the form of RSUs. The mix between PSUs and RSUs was determined based on our desire to provide the majority of long-term incentives in a performance-based vehicle while providing for strong retention during a challenging period in the industry. The greater emphasis on PSUs places more of our NEOs’ potential compensation payouts at risk. Grants are typically made each February.

The grants included in our Summary Compensation Table were approved in February 2017 for the NEOs. These grants are for the three-year performance period ending December 31, 2019 and are shown in the 2017 Grants of Plan-Based Awards Table. These awards are also reported in the Summary Compensation Table at the grant date fair value. Payouts, if any, will be based on TSR vs. peers and ROIC vs. peers, as we have eliminated ROIC vs. plan as a metric, and will be disclosed when the applicable performance period is completed.

2018 Retention Award

As described above in the CD&A, a primary goal of our executive compensation program is to attract, retain and reward exceptional talent. Our compensation philosophy encompasses a broad time frame linking performance and strategic objectives with long-term stockholder value. Led by our CEO and under the guidance of our Board and with the advice of our compensation consultant, we extensively review talent recruitment and retention. In particular, we evaluate retention of executives with a demonstrated track-record of superior performance in light of responsible succession planning and the roles that key individuals play in the future success of the Company. Accordingly, in February 2018, in connection with his election in October 2017 as President and COO of Power, Mr. LaRossa was awarded a retention grant having a target value of $3,000,000. This retention award was granted concurrently with our 2018 annual LTIP awards in equal amounts of PSUs and RSUs. The PSUs and RSUs will vest in December 2020 and January 2021, respectively, and are not subject to acceleration of vesting for retirement eligibility or retirement. The PSUs and RSUs shall vest upon Mr. LaRossa’s death or disability, upon involuntary termination without cause or in the event that Mr. LaRossa is terminated, whether voluntary or involuntary, in connection with a change in leadership. The RSUs shall vest in the event that Mr. LaRossa is terminated, whether voluntary or involuntary, upon change in control and the PSUs shall vest upon a change in control.

Deferred Compensation Plan

We offer a deferred compensation plan to our officers, including the NEOs, so they can more effectively manage their personal tax obligations. Participants may elect to defer all or any portion of their cash compensation and may choose from among several different investment options based upon the choices available in our 401(k) Plan (except the Company Stock Fund and the Fidelity Brokerage Link Account), as well as a market-based rate of Prime plus 1/2%, capped at 120% of the applicable federal long-term rate.

We also have a plan to permit deferral of equity compensation. Generally, the election to defer shares underlying an equity award must be made before the services giving rise to the equity award are performed. Deferred shares are held in a Rabbi Trust.

Additional details about these deferred compensation plans are provided in the descriptions following the Non-Qualified Deferred Compensation Table.

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Compensation Discussion and Analysis

Perquisites

We provide certain perquisites that we believe are reasonably within compensation practices of our peers or provide benefit to us, such as providing an appropriate degree of personal security to executives with a high public profile and allowing the executive to be productive while commuting. These include automobile use (and for the CEO, a driver), stipend, reimbursement of relocation expenses, annual physical examinations, limited personal and spousal travel, including use of aircraft (in accordance with the policy we have established and with CEO approval), home security, charitable contributions on behalf of the individual and limited club memberships and personal entertainment. These perquisites are described in the 2017 Summary Compensation Table, as applicable.

We do not provide a tax gross-up of personal benefit amounts deemed to be taxable income under federal or state income tax laws and regulations, except for certain relocation expenses, primarily in the case of newly-hired executives.

Retirement Benefits

All employees, including the NEOs, receive certain qualified retirement benefits under the Pension Plan of PSEG (Pension Plan), which provides either a traditional defined benefit pension (Final Average Pay Component) or a cash balance defined benefit pension (Cash Balance Component). We do this in order to maintain practices that are competitive with companies in the energy services industry with which we compete for executive talent. The nature of the individual’s Pension Plan benefit depends upon the date of hire. Messrs. Izzo, Cregg, LaRossa and DiRisio and Ms. Linde participate in the Final Average Pay Component as they each began employment before January 1, 1996. Mr. Levis participates in the Cash Balance Component as he was hired after that date.

In addition to the qualified plan, we provide certain nonqualified retirement benefits under the Retirement Income Reinstatement Plan (Reinstatement Plan) and the Supplemental Executive Retirement Income Plan (Supplemental Plan). We maintain these plans to provide competitive retirement benefits to assist in the recruitment and retention of key employees.

•	The Reinstatement Plan is an unfunded non-qualified retirement plan that provides retirement benefits that would have been paid under our qualified retirement plan but for the limitations of the IRC which caps the amount of an employee’s compensation that may be considered for qualified plan purposes. All employees who are affected by the compensation limit are eligible to participate in this plan. SMICP amounts and deferred amounts are also included in computing benefits under this plan.

•	The Supplemental Plan is an unfunded non-qualified retirement benefit plan that provides supplemental limited retirement and death benefits to participants nominated by the CEO and designated by our Employee Benefits Policy Committee. It also provides retirement benefits based upon additional credited years of service for prior allied professional or industrial experience to employees selected by the CEO. The Supplemental Plan is primarily used as a recruitment and retention tool. In 2011, the O&CC determined that we will no longer offer any additional years of credited service under the Supplemental Plan to individuals not previously provided with that benefit.

All of our NEOs participate in the Reinstatement Plan and Messrs. Izzo, LaRossa and Levis participate in the additional limited benefit provisions of the Supplemental Plan. As described in the Pension Benefits Table, Mr. Izzo is eligible to receive additional years of credited service.

Additional information is provided in the Pension Benefits Table and the accompanying narrative, below. Amounts reported for 2017 reflect changes in the discount rate, as well as actuarial changes, which impacted the benefit calculations.

We also maintain a defined contribution 401(k) Plan and provide a partial employer matching contribution for 401(k) Plan participants.

Severance and Change-In-Control Benefits

We provide severance benefits in the event of certain employment terminations. These benefits are available to officers, including the NEOs, in order to be competitive with the companies in our industry and provide a level of financial security to the executive in periods of uncertainty in the event of a termination without cause. All of our NEOs participate in our Key Executive Severance Plan. Mr. Izzo is also eligible for certain other severance benefits, as described under Potential Payments Upon Termination of Employment or Change-In-Control.

We provide severance benefits upon a change-in-control to officers, including the NEOs. A change-in-control is by its nature disruptive to an organization and its executives. Executives are frequently key players in the success of organizational change. To assure the continuing performance of such executives and maintain stability and continuity in the face of a possible termination of employment in the event of a change-in-control, we provide a competitive severance package. In addition, some executives, who may be key parties to such transaction, may have their employment terminated following its completion. A

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Compensation Discussion and Analysis

severance plan with benefits applicable upon a change-in-control is an important element for attracting and retaining key executives in a marketplace where such protection is common.

Neither our Key Executive Severance Plan nor Mr. Izzo’s severance agreement provide for gross-up payments from us in the event that any NEO or other participant is subject to an excise tax related to receipt of a change-in-control payment. Both the Key Executive Severance Plan and Mr. Izzo’s severance agreement include a “double-trigger” provision on benefits, which are paid only in the event of termination of employment following a change-in-control. Performance share unit payments, if any, are prorated. No benefits are paid in the event of a termination for cause.

Severance and change-in-control benefits are described under Potential Payments Upon Termination of Employment or Change-in-Control.

Executive Compensation Governance Features and Controls

Independent Compensation Consultant

The O&CC has retained CAP to provide information, analyses and advice regarding executive and director compensation, as described in this Proxy Statement. CAP reports directly to the O&CC and the O&CC has established procedures that it considers adequate to ensure that CAP’s advice is objective and not influenced by management. These procedures include an agreement specifying what information can and cannot be shared with management. In addition, CAP regularly meets with the O&CC in executive session, without the presence of management. CAP provides only executive compensation consulting services, as described below.

At the O&CC’s direction, CAP provided the following services:

•	Evaluated the competitive positioning of our NEOs’ base salaries, annual incentive and long-term incentive compensation relative to our peers and compensation philosophy;

•	Advised the O&CC on CEO and other NEO salaries and target award levels within the annual and long-term incentive programs;

•	Reviewed our annual and long-term incentive programs to ensure they continue to be aligned with our compensation philosophy and business strategy, drive performance and consider market practices;

•	Briefed the O&CC on executive compensation trends among our peers and broader industry and compared them to our current practices;

•	Analyzed the results of the stockholder advisory say-on-pay vote, for PSEG and peers;

•	Informed the O&CC on changes in the regulatory environment as they relate to executive compensation;

•	Reviewed the composition of our Peer Group;

•	Advised the O&CC on the performance measures and performance targets for the annual and long-term incentive programs and advised on the payout leverage (the extent of the pay opportunity and the degree of difficulty) for the plans;

•	Presented a CEO compensation proposal to the O&CC;

•	Reviewed our total share usage and “burn rate” for the LTIP;

•	Conducted an assessment to determine whether any elements of our employee compensation programs encourage the taking of excessive risk;

•	Advised on issues related to shareholder advisory groups;

•	Validated the pay for performance alignment of the compensation programs;

•	Evaluated our share ownership guidelines relative to our peers and broader industry;

•	Assessed the competitiveness of director compensation for the Corporate Governance Committee and recommended no changes; and

•	Reviewed and commented on this CD&A.

In the course of conducting its activities, CAP attended four meetings of the O&CC in 2017 and presented its findings and recommendations for discussion.

Management also retains a compensation consultant, Pay Governance, to provide market compensation data for our officers, including the NEOs. This data is made available to CAP.

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Compensation Discussion and Analysis

Compensation Risk Assessment

In 2017, CAP, in consultation with management reviewed our compensation programs to assess the potential of whether they encourage individuals to take excessive risks. The risk assessment included a full inventory of all incentive compensation plans in the organization, including their design, metrics, goals and operation and a review of business and operational risks and governance and oversight practices and internal controls. Our Vice President and Chief Risk Officer, as well as our internal compensation professionals under the supervision of our Senior Vice President-Human Resources, participated in this process. Management and CAP reviewed this assessment with the O&CC. In addition, final decisions regarding our executive compensation policies and programs, as well as specific approval of individual NEO compensation, are determined by the O&CC, all of whose members are independent of management and, as appropriate, the full Board, all of whose members, except our CEO, are independent of management. Based on this review, the O&CC determined that the programs do not create an incentive for individuals to take excessive risks which are reasonably likely to have an adverse effect on us.

Compensation Risk Assessment Factors

• There are strong governance processes and controls in place at the senior leadership levels under the oversight of the O&CC and, where appropriate, the full Board.

• We provide a balanced total compensation package that includes fixed compensation (i.e., salary and benefits) and at-risk compensation (i.e., annual and long-term incentive).

• Changes to our incentive compensation plans for 2017 were reflective of market.

• Long-term incentives vest over a multi-year timeframe.

• There are caps on the total amount of incentive compensation that can be earned and paid out annually.

• Multiple dimensions of performance are used in the incentive structure, including:

• A balanced scorecard;

• EPS (non-GAAP) for corporate financial performance;

• Earnings (non-GAAP) for business unit performance; and

• Key strategic and operational metrics that specifically address identified risks.

• We use PSUs, with payout as determined by ROIC and TSR.

• Incentive plan formulas, performance measures/goals and corresponding payment scales are reviewed by CAP and approved each year by the O&CC.

• Executives receive a significant portion of their compensation in the form of equity, which discourages them from making short-term decisions that may result in long-term harm to the organization.

•  Our stock ownership and retention policy further discourages a short-term focus and, under our insider trading policy, all transactions in our Common Stock by officers need pre-clearance by the General Counsel’s office.

• We have clawback provisions, requiring forfeiture or repayment of incentive amounts, in certain circumstances, as described on page 63.

• Our corporate culture demands the highest level of ethical behavior and requires all employees to take ethics training annually.

• We have strong policies in place to govern financial and enterprise risk, as discussed above in Risk Management Oversight on page 11.

Role of CEO

The CEO attends O&CC meetings, other than executive sessions. Other executive officers and internal compensation professionals may attend portions of O&CC meetings, as requested by the O&CC. The CEO recommends changes to the salaries of his direct reports (who include the NEOs). The CEO develops and the O&CC considers these recommendations in the context of the respective executives’ individual performance, experience in role, competitiveness of salary vs. peer group and internal equity among executives. The CEO recommends incentive compensation targets (expressed as a percentage of base salary) for the SMICP and LTIP grants for his direct reports as well as the associated goals, objectives and performance evaluations. The CEO participates in the O&CC’s discussions of those recommendations.

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Compensation Discussion and Analysis

The CEO reviews the design and effectiveness of compensation policies and programs and the analyses and recommendations of CAP in light of general industry practices and in comparison to the peer group trends. The CEO also reviews such compensation matters with our internal compensation professionals. Recommendations for changes are made to the O&CC as deemed appropriate by the CEO. The O&CC believes that the role played by the CEO in this process is appropriate because the CEO is uniquely suited to evaluate the performance of his direct reports.

Standards

Our Standards set expectations of behavior in line with our commitment to adhere to the highest ethical standards and along with our Compliance Program, Related Person Transactions Practice and Conflicts of Interest Practice establish policies and procedures regarding personal and business conduct. The Audit Committee of the Board has oversight of our legal and business conduct compliance.

Hedging and Pledging

We have a policy which prohibits officers, including NEOs, from hedging, short-selling or pledging our Common Stock.

Trading Pre-clearance

Under our Insider Trading Practice, all of our officers, including the NEOs, are required to obtain pre-clearance from the Office of the General Counsel prior to engaging in any transaction involving our Common Stock. In addition, our Insider Trading Practice does not permit any such transactions except during “open window” periods or pursuant to pre-established plans. These are limited times following the public release of earnings and disclosure of material information.

Clawbacks

We have codified our policies/practices into a clawback practice with a three-year look-back, which:

•	Applies to all incentive compensation to all non-represented employees;

•	Applies in the event of (i) a restatement of financial statements, or (ii) recalculation of incentive compensation, in each case resulting from the employee’s misconduct, or (iii) an employee’s act or omission which constitutes a material violation of our Standards that results or would have resulted in termination of employment; and

•	Is administered by the O&CC as to officer compensation.

In 2017, we reviewed this practice and revised it in February 2018 to cover violations that would have resulted in termination had we known then prior to the end of employment.

Actual grants may contain additional provisions, such as recoupment for violations of non-compete, non-solicitation or confidentiality agreements. We anticipate adjusting the terms of our clawback practice as may be needed to comply with the Dodd-Frank Act once final guidance is released from the SEC.

Employment Agreements

We have entered into a severance agreement with Mr. Izzo and an agreement with Mr. Levis with respect to certain retirement benefits. These are discussed following the Grants of Plan-Based Awards Table.

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Compensation Discussion and Analysis

Stock Ownership and Retention Policy

In order to strengthen the alignment of the interests of management with those of stockholders, we have established a Stock Ownership and Retention Policy (Policy) applicable to selected officers, including the NEOs. Each officer must maintain ownership of a sufficient number to shares of our Common Stock having a market value equal to the applicable prescribed multiple of such officer’s annual base salary. The required amount must be acquired within five years.

Stock Ownership as Multiple of Base Salary
CEO	8x
CFO, PSE&G and Power Presidents, General Counsel	4x
Services President	2x

What Counts Toward the Requirement	What Does Not Count Toward the Requirement

•  PSEG shares owned personally or jointly, through a broker or in Enterprise Direct or the ESPP

•  Shares held in trusts

•  Restricted stock and RSUs (vested or unvested)

•  Shares held in the PSEG 401(k) Plan

• Unexercised stock options • Unearned PSUs

Each officer must retain at least 100%, after tax and costs of issuance, of all shares acquired through equity grants made subsequent to the adoption of the Policy, including the vesting of restricted stock or RSU grants, payout of PSU awards and exercise of option grants, until his or her ownership requirement is met.

The Senior Vice President-Human Resources reports annually to the O&CC on the status of each officer’s compliance with the Policy. In the event an officer is not in compliance with any provision of the Policy, the O&CC may take such action as it deems appropriate, consistent with the provisions of our compensation plans and applicable law and regulations, to enable the officer to achieve compliance at the earliest practicable time or otherwise enforce the Policy. Such action may include establishing conditions with respect to requiring all or part of any SMICP or LTIP award to be held in shares. The O&CC may vary the application of the provisions of the Policy for good cause or exceptional circumstances.

The Policy was not a factor considered by the O&CC in making the 2017 grants under the LTIP.

Messrs. Izzo, Cregg, LaRossa, Levis and DiRisio and Ms. Linde each have met their respective requirement.

In 2017, we increased the percentage of ownership required for the CEO and certain other executive officers, and eliminated for all the requirement to retain until retirement or termination of employment 25% of shares that vest after the ownership level is reached. This action is effective for 2018 and was taken after benchmarking against peers and leading practices.

Accounting and Tax Implications

The O&CC has considered the effect of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (see Note 18 to Consolidated Financial Statements included in our Form 10-K) regarding the expensing of equity awards in determining the nature of the grants under the LTIP. The O&CC, with the assistance of CAP, reviews the competitiveness of the NEOs’ LTIP grants, as measured against the peer group, using grant date fair values and approves grants to the NEOs accordingly as reported above in Long-Term Incentive.

The O&CC considers the tax-deductibility of our compensation payments as one factor in determining executive compensation. In addition, the O&CC also considers other factors in making decisions, as noted in this CD&A, and retains the flexibility to award compensation consistent with our compensation philosophy and program even if not deductible. IRC Section 162(m) generally denies a deduction for United States Federal income tax purposes for compensation in excess of $1 million for the CEO and certain other persons named in the proxy statement. At the time that the O&CC made its decisions as to the 2017 incentive awards, an exemption existed for qualifying performance-based compensation pursuant to stockholder-approved plans.

Stockholder approval of the SMICP was received at the 2002 Annual Meeting of Stockholders. As a result, we believe that payment of qualifying performance-based compensation in accordance with the terms of this plan would not be subject to the Section 162(m) limitation on deductions. We also originally believed that payments under the LTIP, if any are earned, on PSUs granted during the five-year period following stockholder approval of the LTIP at the 2013 Annual Meeting would not be expected to be subject to the limitation and should qualify for tax-deductibility under Section 162(m). However, due to adjustments we made for the performance criteria for the PSUs granted in 2015 and 2016, we subsequently did not expect the payouts of those awards to be deductible. In addition, effective for 2018, the Section 162(m) exemption applicable for qualifying plans was repealed in the tax legislation enacted in December 2017, except for certain arrangements in place on November 2, 2017. Due to

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Compensation Discussion and Analysis

ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing Section 162(m)‘s exemption from the deduction limit, it is uncertain whether the incentive compensation under the SMICP for 2017 and the PSUs awarded in February 2017 under the LTIP that were intended by the O&CC to meet the requirements of the exception under Section 162(m) will be deductible.

Further, the O&CC believes that RSUs are valuable components of incentive compensation as they align the interest of the recipients with those of stockholders. However, because the vesting of such grants is not performance-based, restricted stock and RSU grants have been subject to the limitation on deductibility under Section 162(m).

Amounts deferred by the NEOs are not included in the Section 162(m) calculations during the deferral period because they are not otherwise deductible under applicable tax law. In light of certain NYSE rules, it remains the Board’s general policy to present incentive compensation plans in which executive officers participate to stockholders for approval as may be necessary. The O&CC and the Board reserve the right to award incentive and other compensation that is not deductible if they determine that such arrangements are in the best interests of the Company and our stockholders. At this time, we do not expect the repeal of the exemption under Section 162(m) to have a significant impact on our executive compensation program. As noted, tax deductibility was only one factor in our decision to place a heavy emphasis on incentive compensation in structuring our executive compensation program. We believe that meaningful incentives drive performance and are an essential element in implementing our compensation philosophy.

The O&CC will continue to evaluate executive compensation and the flexibility that is desirable in administering our executive compensation program in accordance with our compensation philosophy. In 2017, as a consequence of the adjustments of the calculation of ROIC vs. plan in determining PSU payout under the LTIP, discussed above, the payout for the three-year performance period ended December 31, 2017 will not be deductible under Section 162(m) for any of the NEOs to the extent any such amounts would be included under the applicable rules regarding computation of 162(m) compensation. In 2017, a portion of the compensation reported in this Proxy Statement exceeded the limit and is not deductible.

COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management and with Compensation Advisory Partners LLC, the Committee’s compensation consultant. Based on such review and discussions, the Organization and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Organization and Compensation Committee:

David Lilley, Chair	William V. Hickey
Willie A. Deese Albert R. Gamper, Jr.	Shirley Ann Jackson Richard J. Swift

February 19, 2018

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Executive Compensation

2017 SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of our NEOs for the years shown. The NEOs are our CEO, CFO and three most highly compensated executive officers in 2017, plus a retired executive officer who would have been among the three most highly compensated executive officers had he been employed by us at year-end.

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6,7 & 8)	Total ($)
Ralph Izzo	2017	1,300,000		6,500,069		1,803,800	963,000	54,246	10,621,115
Chairman of the Board, President & CEO	2016	1,298,269		6,375,044		1,513,200	603,000	78,466	9,867,979
	2015	1,245,386		5,725,546		2,085,000	-	151,315	9,207,247
Daniel J. Cregg	2017	585,000		1,000,041		511,200	483,000	28,960	2,608,201
EVP & CFO	2016	520,000		850,045		370,500	320,000	29,154	2,089,699
	2015	333,024		174,002		261,400	63,000	14,627	846,053
Ralph A. LaRossa	2017	704,808		1,300,050		602,000	777,000	47,590	3,431,448
President & COO (Power)	2016	684,308		1,250,016		503,500	525,000	40,128	3,002,952
	2015	663,770		1,249,548		703,300	215,000	45,326	2,876,944
William Levis	2017	527,875		1,250,041		425,600	402,000	194,739	2,800,255
President & COO (Power)	2016	668,825		1,250,016		467,000	252,000	52,751	2,690,592
	2015	650,000		1,249,548		653,300	-	36,968	2,589,816
Tamara L. Linde	2017	560,769		1,000,041		444,400	528,000	29,345	2,562,555
EVP & General Counsel	2016	533,789		850,045		330,400	355,000	30,640	2,099,874
	2015	499,078		698,931		451,800	124,000	28,798	1,802,607
Derek DiRisio	2017	381,243		425,059		274,800	438,000	25,960	1,545,062
President (Services)

(1)	Mr. Cregg was elected to his current position effective October 8, 2015. 2015 amounts shown for Mr. Cregg include amounts with respect to his previous position with us. Mr. LaRossa was elected President and COO of Power effective October 2, 2017; prior to that he was President and COO of PSE&G. Mr. Levis retired effective October 2, 2017. Mr. DiRisio was not an NEO in 2016 or 2015.

(2)	Amounts shown are actual payments based on annualized salary. Therefore, actual paid salaries shown here differ from annual salaries shown in the CD&A. Mr. Cregg deferred $232,000 and $150,000 of his 2017 and 2016 salary, respectively.

(3)	The amounts shown reflect the grant date fair value of the awards. For a discussion of the assumptions made in valuation, see Note 18 to the Consolidated Financial Statements included in our Form 10-K. 2017, 2016 and 2015 LTIP awards were granted in February of each year. 2017 awards are shown in the Grants of Plan Based Awards Table and discussed in the CD&A and consist of PSUs and RSUs. PSU value is shown at the target amount. Actual value of the shares received upon vesting of RSUs depends upon the price of our Common Stock. Payout value of the PSUs earned at the conclusion of the three-year performance period may be less than or exceed the grant date fair value, dependent upon achieving TSR and ROIC performance factors. More detailed information is provided in the CD&A. Mr. Levis’ unvested PSUs and RSUs were forfeited upon his retirement as explained in the Outstanding Equity Awards at Year-End Table on pages 70-71. Forfeiture of Mr. Levis’ vested 2017 PSUs and RSUs are described in Conflicts of Interest on page 22. The respective amounts below represent the grant date fair value of PSUs at target and maximum amounts.

	2017		2016		2015
	Value at Target (100%) ($)	Value at Maximum (200%) ($)	Value at Target (100%) ($)	Value at Maximum (200%) ($)	Value at Target (100%) ($)	Value at Maximum (200%) ($)
Ralph Izzo	4,550,036	9,100,072	4,085,006	8,170,012	3,435,758	6,871,516
Daniel J. Cregg	700,016	1,400,032	510,035	1,020,070	86,772	173,544
Ralph A. LaRossa	910,034	1,820,068	750,014	1,500,028	749,958	1,499,916
William Levis	875,009	1,750,018	750,014	1,500,028	749,958	1,499,916
Tamara L. Linde	700,016	1,400,032	510,035	1,020,070	419,398	838,796
Derek DiRisio	276,288	552,576	-	-	-	-

(4)	As discussed in the CD&A, amounts awarded were earned under the SMICP (and MICP for 2015 for Mr. Cregg) and determined and paid in the following year. Mr. Cregg deferred $204,480 and $111,150 of his 2017 and 2016 SMICP, respectively.

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(5)	Includes the change in the actuarial present value of accumulated benefit under defined benefit pension plans and supplemental executive retirement plans between calendar years 2017 and 2016, 2016 and 2015, and 2015 and 2014, determined by calculating the benefit under the applicable plan benefit formula for each of the plans, measured at December 31 of each year, based on years of credited service, earnings in effect at the respective measurement dates, applicable interest rates and other assumptions as discussed in Note 12 to the Consolidated Financial Statements included in our Form 10-K. If the aggregate change in pension plan values is negative, it is shown as zero. The changes are as follows:

	Izzo ($)	Cregg ($)	LaRossa ($)	Levis ($)	Linde ($)	DiRisio ($)
2017	963,000	483,000	777,000	402,000	528,000	438,000
2016	603,000	320,000	525,000	252,000	355,000	-
2015	-	63,000	215,000	-	124,000	-

Any interest earned under the Deferred Compensation Plan at the prime rate plus  1⁄2% did not exceed 120% of the applicable long-term rate for any of the NEOs in 2017, 2016 or 2015.

(6)	For 2017, depending on the individual, includes perquisites and personal benefits which include (a) automobile and related expenses, (b) physical examinations, (c) home security systems, (d) limited personal and spousal travel, (e) limited personal entertainment, (f) limited club memberships and (g) charitable contributions on behalf of the individual. For automobiles, the pro rata personal usage value of the vehicle lease cost based on the IRS Annual Lease Value Table was used or a stipend; for parking, the market value for the parking space was used; for the driver, actual pro-rata expense was used for the time devoted to CEO commuting and personal use. One NEO received a perquisite in 2017 that exceeded the greater of $25,000 or 10% of his/her total perquisite and personal benefit amount: Mr. Izzo received home security services in the amount of $27,552.

(7)	Includes the employer matching contribution to our 401(k) Plan at the same percentage generally available to all non-represented employees. For 2017, these amounts were:

	Izzo ($)	Cregg ($)	LaRossa ($)	Levis ($)	Linde ($)	DiRisio ($)
401(k) Company Match	10,800	10,800	10,800	10,800	10,800	10,800

(8)	Amount shown for Mr. Levis for 2017 includes payment of accrued vacation time of $46,350 and a health and welfare benefit payment of $88,865 as described under Employment Agreements on page 69.

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2017 GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information on plan-based awards made to our NEOs for 2017.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)
Name and Type of Award(1)	Grant Date	Plan	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards; Number of Shares of Stock or Units (#)(4)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Ralph Izzo		SMICP	812,500	1,625,000	3,250,000
PSUs	2/21/2017					0	101,067	202,134				4,550,036
RSUs	2/21/2017								43,989			1,950,033
Daniel J. Cregg		SMICP	220,350	440,700	881,400
PSUs	2/21/2017					0	15,549	31,098				700,016
RSUs	2/21/2017								6,768			300,025
Ralph A. LaRossa		SMICP	264,600	529,200	1,058,400
PSUs	2/21/2017					0	20,214	40,428				910,034
RSUs	2/21/2017								8,798			390,016
William Levis(6)		SMICP	251,050	502,100	1,004,200
PSUs	2/21/2017					0	19,436	38,872				875,009
RSUs	2/21/2017								8,460			375,032
Tamara L. Linde		SMICP	196,650	393,300	786,600
PSUs	2/21/2017					0	15,549	31,098				700,016
RSUs	2/21/2017								6,768			300,025
Derek DiRisio		SMICP	114,500	229,000	458,000
PSUs	2/21/2017					0	6,137	12,274				276,288
RSUs	2/21/2017								3,356			148,771

(1)	Relates to equity awards (PSUs and RSUs), all of which were made under the LTIP.
(2)	Represents possible payouts under SMICP for 2017 performance. The actual payouts on the awards were determined in February 2018 and paid thereafter, as reported in the 2017 Summary Compensation Table.
(3)	Represents LTIP award of PSUs described below.
(4)	Represents LTIP award of RSUs described below.
(5)	Represents the grant date fair value of the equity award. For a discussion of the assumptions made in valuation, see Note 18 to the Consolidated Financial Statements included in our Form 10-K.
(6)	Actual payouts of Mr. Levis’ SMICP are subject to proration due to his retirement effective in October 2017. Mr. Levis’ unvested PSUs and RSUs were forfeited upon his retirement as explained in the Outstanding Equity Awards Table at Year-End on pages 70-71. Forfeiture of his vested 2017 PSUs and RSUs is described in Conflicts of Interest on page 22.

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Material Factors Concerning Awards Shown in Summary Compensation Table, Grants of Plan-Based Awards Table and Employment Agreements

SMICP

The plan-based awards for annual cash incentive compensation included in the 2017 Summary Compensation Table were paid in 2018 with respect to 2017 performance under the terms of the SMICP. The range of possible awards for each NEO in relation to his/her target award is set forth in the Grants of Plan-Based Awards Table. An explanation of the SMICP and performance goals, measures and performance factors achieved are described under Annual Cash Incentive in the CD&A.

LTIP

As explained in the CD&A, under Long-Term Incentive and shown above, LTIP awards were made to NEOs in February 2017 in the form of RSUs and PSUs. The RSUs cliff vest after three years. The three-year performance period for the PSUs ends December 31, 2019, with payment, if any, made the following year. As explained in the CD&A, for retirement eligible employees, RSUs vest 1/12 per month in the year awarded and PSUs vest 1/36 per month over the three-year performance period. The range of possible payouts for each NEO in relation to his/her target award is set forth in the table above. Payments of awards granted in February 2015 will be made in 2018 based on performance for the three-year period that ended on December 31, 2017. Further explanation of PSU payment determination is set forth under Long-Term Incentive in the CD&A. For further information about vesting, see Potential Payments Upon Termination of Employment or Change-In-Control.

No stock options have been granted since 2009. Some options granted in previous years are still outstanding as reported in the Outstanding Equity Awards at Year-End Table. Grants were made with an exercise price equal to the NYSE closing price on the date of grant for a ten-year term. No discounted options may be granted and no repricings may be done without stockholders’ approval.

Employment Agreements

The CEO and each NEO receives an annual salary review, participates in the SMICP and LTIP, and in the Supplemental Plan and the Key Executive Severance Plan. Mr. Izzo has entered into a severance agreement, the terms of which are discussed below under Potential Payments Upon Termination of Employment or Change-in-Control. Messrs. Izzo, LaRossa and Levis participate in the Supplemental Plan. Pursuant to his agreement with us, Mr. Levis will receive a payment of $88,865, six months after his retirement, representing a lump sum present value payment equal to the employer health and welfare benefits contribution for which he would have been eligible if employed by us prior to 1996. Mr. Levis entered into an amendment to his agreement to adjust his benefits that accrue after December 31, 2011 under the Supplemental Plan to provide for a calculation reducing the benefit to be based on the highest seven-year average rather than the highest five-year average, in alignment with changes generally applicable to other plan participants.

For additional information regarding severance benefit provisions, see Potential Payments Upon Termination of Employment or Change-in-Control.

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OUTSTANDING EQUITY AWARDS AT YEAR-END (12/31/17) TABLE

The following table lists all outstanding awards, consisting of stock options, PSUs and RSUs, as of December 31, 2017 for our NEOs.

Name and Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested (#)(3)	Market Value of Shares or Units of Stock that have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that have Not Vested ($)(6)
Ralph Izzo								101,899	5,247,799
12/14/2009	347,900			33.4900	12/14/2019
Daniel J. Cregg								14,751	759,677
Ralph A. LaRossa								19,856	1,022,584
William Levis
Tamara L. Linde								14,751	759,677
Derek DiRisio						12,364	636,747	12,357	636,386

(1)	Grants made on the dates shown under the LTIP of non-qualified options to purchase our Common Stock. Options vested 25% annually over four years on the grant date anniversary. All options have fully vested.

(2)	Closing price on NYSE on grant date.

(3)	The vesting schedule for unvested RSUs is shown below. Dividend equivalents accrue on RSUs at the regular dividend rate and are paid in shares of Common Stock at vesting. Messrs. Izzo, Cregg, LaRossa and Ms. Linde are retirement eligible; therefore their annual RSUs are fully vested, as RSUs vest 1/12 each month in the year awarded. Unvested retention awards forfeit upon retirement. Mr. DiRisio will become retirement eligible in 2018 and he will vest in his 2016 and 2017 RSU awards. Due to his retirement eligibility, all of Mr. Levis’ 2015 and 2016 RSU awards and 9/12th of his 2017 RSU awards were vested at the time of his retirement in October 2017. The remaining unvested 2017 RSU award was forfeited.

RSU Vesting Schedule
	Grant Date	2018 (#)	2019 (#)	2020 (#)	Total (#)
Derek DiRisio	2/17/2015	4,531			4,531
	2/16/2016	4,350			4,350
	2/21/2017	3,483			3,483

(4)	Value represents number of shares or units multiplied by the closing price on the NYSE on December 31, 2017 of $51.50.

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(5)	PSUs in the table above are shown at target The vesting schedule for unvested PSUs is shown below. PSUs awarded under the LTIP are earned based on a three-year performance period. Payment, if any, is made in the first quarter of the year following the end of the performance period. The vesting schedule below shows the number of unvested PSUs at target and maximum and includes accrued dividend equivalents. PSUs for retirement eligible NEOs (Messrs. Izzo, Cregg, LaRossa and Levis and Ms. Linde) vest 1/36 in their awards each month over the three-year performance period. The amounts shown for those individuals represent 12/36th of the 2016 award that vest in 2018, 12/36th of the 2017 awards that vest in 2018 and 12/36th of the 2017 awards that vest in 2019. Mr. DiRisio becomes retirement eligible in 2018. His entire 2016 award vests in 2018, 24/36th of his 2017 award vests in 2018, and 12/36th of his 2017 award vests in 2019. All such amounts are summed in the total. For further explanation of PSUs, see the CD&A. Due to his retirement eligibility, 33/36th of Mr. Levis’ 2015 PSU awards, 21/36th of his 2016 PSU awards and 9/36th of his 2017 PSU awards were vested at the time of his retirement in October 2017. The remaining unvested PSU awards were forfeited.

	PSU Vesting Schedule
	Grant Date	Target 2018 (#)	Maximum 2018 (#)	Target 2019 (#)	Maximum 2019 (#)	Target Total (#)	Maximum Total (#)
Ralph Izzo	2/16/2016	31,971	63,942	-	-	31,971	63,942
	2/21/2017	34,964	69,928	34,964	69,928	69,928	139,856

						101,899	203,798

Daniel J. Cregg	2/16/2016	3,992	7,984	-	-	3,992	7,984
	2/21/2017	5,379	10,759	5,380	10,759	10,759	21,518

						14,751	29,502

Ralph A. LaRossa	2/16/2016	5,870	11,740	-	-	5,870	11,740
	2/21/2017	6,993	13,986	6,993	13,986	13,986	27,972

						19,856	39,712

William Levis		-	-	-	-	-	-
Tamara L. Linde	2/16/2016	3,992	7,983	-	-	3,992	7,983
	2/21/2017	5,379	10,759	5,380	10,759	10,759	21,518

						14,751	29,501

Derek DiRisio	2/16/2016	5,988	11,976	-	-	5,988	11,976
	2/21/2017	4,246	8,492	2,123	4,246	6,369	12,738

						12,357	24,714

(6)	Value of PSUs is shown at target, multiplied by the closing price on the NYSE on December 31, 2017 of $51.50.

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OPTION EXERCISES AND STOCK VESTED DURING 2017 TABLE

The following table provides information, as noted, regarding the exercise of stock options by the NEOs in 2017 and the vesting during 2017 of RSUs and PSUs previously granted to the NEOs, under our LTIP.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Award	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ralph Izzo	433,200	3,509,968	PSU(2)(3)	143,265	6,944,055
			RSU(5)(6)	45,654	2,351,180
Daniel J. Cregg			PSU(2)(3)	3,618	175,364
			RSU(4)	2,797	122,757
			RSU(5)	18,186	936,575
Ralph A. LaRossa	33,000	63,113	PSU(2)(3)	31,272	1,515,754
			RSU(5)(6)	9,131	470,247
William Levis	45,500	53,875	PSU(2)(3)	28,667	1,389,489
			RSU(5)(6)	6,585	339,136
			RSU(7)	39,072	1,714,459
Tamara L. Linde			PSU(2)(3)	17,488	847,643
			RSU(4)	5,935	260,414
			RSU(5)	23,612	1,216,027
Derek DiRisio			PSU(2)	9,993	484,361
			RSU(4)	5,730	251,417

(1)	Reflects the difference between the exercise price and the market price on the date of exercise, multiplied by the number of shares acquired.

(2)	The table above shows the total payout value distributed for each of the NEOs for the 2015 grants based on the results of the three-year performance period and our Common Stock price, as described further in the CD&A. Messrs. Izzo, Cregg, LaRossa and Levis and Ms. Linde became retirement eligible in 2015, 2017, 2014, 2012 and 2017, respectively. Under the LTIP, PSUs vest one-thirty sixth per month of service for retirement eligible participants. We show below for each of Messrs. Izzo, Cregg, LaRossa and Levis and Ms. Linde the number of PSUs, including accrued dividend equivalents, at both target and maximum values, that vested in 2017 with respect to their 2016 and 2017 grants. No dollar values are shown for these as payouts, if any, are dependent on the actual results of the performance metrics and applicable stock prices for the respective performance periods. The number of PSUs, including dividend equivalents, earned, if any, will be determined at the conclusion of the applicable performance periods and reported in the relevant proxy statements. Mr. Levis’ unvested PSUs were forfeited upon his retirement. Forfeiture of Mr. Levis’ vested 2017 PSUs is described in Conflicts of Interest on page 22.

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	PSU Grant Date	Granted	Target Vested (#)	Maximum Vested (#)
Ralph Izzo	2/16/2016	89,095	31,971	63,942
	2/21/2017	101,067	34,964	69,928
Daniel J. Cregg	2/16/2016	11,124	7,983	15,966
	2/21/2017	15,549	5,379	10,758
Ralph A. LaRossa	2/16/2016	16,358	5,870	11,740
	2/21/2017	20,214	6,993	13,986
William Levis	2/16/2016	16,358	3,424	6,848
	2/21/2017	19,436	1,681	3,362
Tamara L. Linde	2/16/2016	11,124	7,983	15,966
	2/21/2017	15,549	5,379	10,758

(3)	Messrs. Izzo, Cregg, LaRossa, Levis and DiRisio and Ms. Linde had PSUs which vested on December 31, 2017, including accrued dividend equivalents, for the three-year performance period ended that day. The final awards shown in the table were made at 154% of target, as explained in the CD&A. PSUs earned and value realized reflect rounding. Shares are issued in 2018. Messrs. Izzo, LaRossa and Cregg deferred payment, as reported in the Non-Qualified Deferred Compensation Table. Value realized reflects the value of the PSUs on March 1, 2018, the PSU value determination date, using the average of the high and low NYSE stock price of $48.47.

(4)	Represents RSUs that vested January 1, 2017. The closing NYSE stock price of $43.88 was used to calculate the value of the shares. Amounts shown reflect rounding.

(5)	Represents 2017 RSUs that vested for retirement eligible NEOs, at the NYSE closing price of $51.50 on December 31, 2017. Messrs. Izzo, LaRossa and Levis became retirement eligible in 2015, 2014 and 2012, respectively. Hence, their 2015 and 2016 annual RSUs were vested in prior years. Mr. Cregg and Ms. Linde became retirement eligible in 2017 at which time their 2015 and 2016 annual RSUs vested. Mr. Levis’ unvested RSUs were forfeited upon his retirement. Forfeiture of Mr. Levis’ vested 2017 RSUs is described in Conflicts of Interest on page 22.

(6)	RSUs that vested in 2015 and 2016 due to retirement eligibility were previously reported in our prior years’ proxy statements and were distributed on January 1, 2017, in the following amounts, including DEUs: Mr. Izzo: 72,960 shares, with a value of $3,201,504; Mr. LaRossa: 12,756, with a value of $559,772; Mr. Levis: 14,043, with a value of $616,241. The closing NYSE stock price of $43.88 on December 31, 2016 was used to calculate the value of the shares. Amounts include rounding.

(7)	Represents 2012 retention award, which vested on January 1, 2017, and valued at the NYSE closing price of $43.88 on December 31, 2016.

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2017 PENSION BENEFITS TABLE

The following table provides information on the actuarial present value of the NEOs accumulated benefit under each of our pension and retirement plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(4)	Payments During Last Fiscal Year ($)(5)
Ralph Izzo	Qualified Pension Plan(1)	25.69	2,825,000
	Retirement Income Reinstatement Plan(2)	25.69	6,185,000
	Supplemental Executive Retirement Plan(3)	30.69	5,000,000

			14,010,000

Daniel J. Cregg	Qualified Pension Plan(1)	26.17	1,546,000
	Retirement Income Reinstatement Plan(2)	26.17	1,020,000
	Supplemental Executive Retirement Plan

			2,566,000

Ralph A. LaRossa	Qualified Pension Plan(1)	32.50	1,272,000
	Retirement Income Reinstatement Plan(2)	32.50	2,588,000
	Supplemental Executive Retirement Plan	32.50	1,215,000

			5,075,000

William Levis	Qualified Pension Plan(1)	10.75	212,000	3,000
	Retirement Income Reinstatement Plan(2)	10.75	525,000	20,000
	Supplemental Executive Retirement Plan	10.75	3,816,000	143,000

			4,553,000	166,000

Tamara L. Linde	Qualified Pension Plan(1)	27.46	1,683,000
	Retirement Income Reinstatement Plan(2)	27.46	1,266,000
	Supplemental Executive Retirement Plan

			2,949,000

Derek DiRisio	Qualified Pension Plan(1)	26.30	1,510,000
	Retirement Income Reinstatement Plan(2)	26.30	1,267,000
	Supplemental Executive Retirement Plan

			2,777,000

(1)	All NEOs participate in the Pension Plan. Additional information is provided below. Messrs. Izzo, Cregg, DiRisio and LaRossa and Ms. Linde participate in the Final Average Pay Component. Mr. Levis participates in the Cash Balance Component. Years shown reflect actual years of service.

(2)	Years shown reflect actual years of service.

(3)	Mr. Izzo receives five additional years of credited service, for the purpose of retirement benefit calculations under the Supplemental Plan in recognition of prior work experience. Years shown reflect the sum of actual years of service and years credited under the Supplemental Plan. The actuarial present value of accumulated benefits based on actual years of service for Mr. Izzo is $12,559,000 and the actuarial present value of accumulated benefits based on additional years of service for him is $1,451,000.

(4)	Amounts shown represent the actuarial present value of accumulated benefit computed as of the same Pension Plan measurement date used for our financial statements for the year ended December 31, 2017, with these exceptions: (i) NEOs other than Mr. Levis were assumed to retire at the earliest date as of which they would be eligible to receive unreduced benefits; (ii) Mr. Levis’ actual retirement date was used; and (iii) no pre-retirement termination, disability or death was assumed to occur. For a discussion of the valuation method and material assumptions applied in quantifying the present value, see Note 12 to the Consolidated Financial Statements included in our Form 10-K.

(5)	This payment represents a 2017 distribution from the Cash Balance Component due to Mr. Levis retirement effective October 2, 2017.

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Qualified and Non-Qualified Pension Plans

All of our employees are eligible to participate in the Pension Plan in either the Final Average Pay Component or the Cash Balance Component, depending upon date of hire.

Final Average Pay Component

The Final Average Pay Component covers non-represented employees hired prior to January 1, 1996 and represented employees hired prior to January 1, 1997 and provides participants with a life annuity benefit at normal retirement (age 65) pursuant to a formula based upon (a) the participant’s number of years of service and (b) the average of the participant’s five or seven highest years of compensation up to the limit imposed by the IRC. We amended the Final Average Pay Component effective January 1, 2012, to change the benefit formula for non-represented participants. The effect of the change is to reduce projected pension payments. Under the new formula, the average of the participant’s seven highest years of compensation up to the limit imposed by the IRC will be used rather than the average of the participant’s five highest years of compensation.

A participant’s benefit under the Final Average Pay Component is equal to A plus B:

A. The accrued benefit calculated under the five-year final average pay formula as of December 31, 2011, as follows:

(i) 1.3% of the lesser of 5-year final average earnings (determined as of December 31, 2011) or $24,600 times years of credited service (determined as of December 31, 2011) not exceeding 35 years;

(ii) 1.5% of the amount by which 5-year final average earnings (determined as of December 31, 2011) exceeds $24,600 times years of credited service not exceeding 35 years; and

(iii) 1.5% of 5-year final average earnings times years of credited service (determined as of December 31, 2011) in excess of 35 years.

B. The accrued benefit calculated under the seven-year final average pay formula, as follows:

(i) 1.3% of the lesser of 7-year final average earnings beginning on January 1, 2012 or $24,600 times years of credited service not exceeding 35 years less the number of years as of December 31, 2011;

(ii) 1.5% of the amount by which 7-year final average earnings beginning on January 1, 2012 exceeds $24,600 times years of credited service not exceeding 35 years less the number of years as of December 31, 2011; and

(iii) 1.5% of 7-year final average earnings times years of credited service in excess of 35 years less the number of years in excess of 35 years as of December 31, 2011.

An additional benefit equal to $4.00 per month (effective January 1, 2018, $5.00 per month for represented employees) for each year of credited service is payable until the retiree reaches age 65.

All active participants are fully vested in their Final Average Pay Component benefit. Benefits are payable on an unreduced basis (i) at age 65, (ii) at age 60, if the participant’s age, plus years of service, equals or exceeds 80 or (iii) at age 55, if the participant has 25 or more years of service. Participants whose age, plus years of service, equals or exceeds 80, but who have not yet met the criteria in (ii) or (iii) may commence their Final Average Pay Component benefits on a reduced basis.

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Cash Balance Component

The Cash Balance Component covers non-represented employees hired or rehired after December 31, 1995 and represented employees hired after December 31, 1996 and provides each participant with a life annuity benefit at normal retirement (age 65) equal to the actuarial equivalent of a notional amount maintained for him/her. Participants are eligible for retirement under the Cash Balance Component upon the attainment of age 55 with five or more years of service. Participants’ accounts are credited each year with a percentage of compensation, which is determined based on the participant’s age plus years of service measured at year-end.

Sum of Age and Service	Percentage of Compensation Credited (%)
<30	2.00
30-39	2.50
40-49	3.25
50-59	4.25
60-69	5.50
70-79	7.00
80-89	9.00
90+	12.00

Each participant’s notional amount grows each year with interest credits based on a 6.0% annual rate of interest. Participants become immediately fully vested in their Cash Balance Component benefit.

Reinstatement Plan

Certain management and highly compensated employees participate in a nonqualified excess benefit retirement plan, the Reinstatement Plan, designed to replace earned pension benefits as determined under the Pension Plan formula, but which cannot be paid from the Pension Plan as a result of the IRC mandated limits for qualified plans or the terms of the Pension Plan. The benefits payable under this plan mirror those of the Pension Plan described above except that the compensation considered in computing the benefit (i) will not be limited by qualified plan limits, (ii) will include any amounts that the participant deferred under deferred compensation plan, (iii) will include amounts earned under the SMICP (which are not considered under the Pension Plan), (iv) will be limited to 150% of average base salary for the applicable five or seven years for Final Average Pay Component participants and will be limited to 150% of base salary each year for Cash Balance Component participants and (v) will be offset by any benefits received by the participant under the Pension Plan (Final Average Pay Component or Cash Balance Component).

Supplemental Plan

Certain employees receive supplemental limited retirement and death benefits in a nonqualified plan, the Supplemental Plan. In addition, certain employees receive additional years of service for the purpose of retirement benefit calculations in recognition of prior allied work experience. However, we have determined, effective January 1, 2011, to no longer offer additional credited service to those who do not already have this benefit. Such benefits are paid from the Supplemental Plan. Benefits payable under the additional service provisions of the Supplemental Plan mirror those payable under the Reinstatement Plan, except that the additional years of service are considered in calculating the Supplemental Plan benefit amount. Any benefit payable under the Supplemental Plan is offset by benefits payable under the Pension Plan and the Reinstatement Plan.

Certain participants in the Supplemental Plan receive additional limited benefits. This portion of the Supplemental Plan provides a total target replacement income percentage equal to credited service for qualified pension plan calculation purposes, plus any applicable additional credited service, plus 30, to a maximum of 75%, of an average of covered compensation. Covered compensation used for determining limited benefits under the Supplemental Plan is the same as the covered compensation used under the Reinstatement Plan. The target replacement amount under the limited benefit portion of the Supplemental Plan is reduced by any pension benefits from any previous employers accrued and vested at the time of hire, by the participant’s Social Security benefit at normal retirement age and by the pension benefits provided by each other PSEG retirement benefit plan (qualified plans and non-qualified plans). The additional limited benefits provision of the Supplemental Plan also provides a death benefit equal to 150% of base compensation if death occurs while the participant is actively employed. Participants designated for the additional limited benefit become entitled to this benefit only upon (a) retirement under the terms of the component of the Pension Plan in which they participate (Final Average Pay Component or Cash Balance Component), or (b) death.

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Executive Compensation

The change in the benefit formula under the qualified Final Average Pay Component from a five-year final average pay formula to a seven-year final average pay formula impacts the limited benefits under the Supplemental Plan. Accordingly, we amended the Supplemental Plan as of January 1, 2012 to reflect this change.

2017 NON-QUALIFIED DEFERRED COMPENSATION TABLE

The following table provides information regarding compensation deferred by the NEOs under our Deferred Compensation Plans.

Name		Executive Contributions in Last Fiscal Year (2017) ($)(1)	Registrant Contributions in Last Fiscal Year (2017) ($)	Aggregate Earnings in Last Fiscal Year (2017) ($)(2)	Aggregate Withdrawals/ Distributions (2017) ($)	Aggregate Balance at Last Fiscal Year End (2017) ($)(3)
Ralph Izzo	Deferred Compensation Plan	-	-	313,768	-	10,082,743
	Equity Deferral Plan	10,145,540	-	8,233,427	-	54,772,092
Daniel J. Cregg	Deferred Compensation Plan	436,480	-	48,336	-	751,193
	Equity Deferral Plan	122,732	-	134,397	-	1,321,423
Ralph A. LaRossa	Deferred Compensation Plan	-	-	-	-	-
	Equity Deferral Plan	559,733	-	1,185,815	-	6,933,134
William Levis	Deferred Compensation Plan	-	-	-	-	-
	Equity Deferral Plan	-	-	-	-	-
Tamara L. Linde	Deferred Compensation Plan	-	-	-	-	-
	Equity Deferral Plan	-	-	-	-	-
Derek DiRisio	Deferred Compensation Plan	-	-	-	-	-
	Equity Deferral Plan	-	-	-	-	-

(1)	Amounts shown under Executive Contributions in Last Fiscal Year include, pursuant to the Deferred Compensation Plan, 2017 deferred salary and SMICP earned in 2017 and paid in 2018 and, pursuant to the Equity Deferral Plan, PSUs vested at December 31, 2017 and paid in 2018 and RSUs vested on January 1, 2017, as shown in the Option Exercises and Stock Vested During 2017 Table.

(2)	Reflects earnings and change in value on amount in each individual’s deferred compensation account.

(3)	Includes amounts reported in the Summary Compensation Table in prior-year proxy statements for the Deferred Compensation Plan and/or the Equity Deferral Plan, respectively, as follows: Mr. Izzo $7,473,894 and $27,047,585; Mr. Cregg $697,630 and no equity deferral as the equity grant was made prior to becoming CFO; Mr. LaRossa equity deferral of $3,814,439

Deferred Compensation

Deferred Compensation Plan

Under the Deferred Compensation Plan, participants, including the NEOs, may elect to defer any portion of their cash compensation by making appropriate elections in the calendar year prior to the year in which the services giving rise to the compensation being deferred are rendered. A participant may change an election to defer compensation not later than the date that is the last date that an election to defer may be made.

At the same time he/she elects to defer compensation, the participant must make an election as to the timing and the form of distribution of that year’s deferrals from his/her Deferred Compensation Plan account. For compensation deferred in 2011 and earlier years distribution may commence (a) on the thirtieth day after the date he/she terminates employment or, in the alternative, (b) on January 15th of any calendar year following termination of employment elected by him/her, but in any event no later than the later of (i) the January of the year following the year of his/her 70th birthday or (ii) the January following termination of employment. Notwithstanding the forgoing, however, for NEOs and other specified employees, distribution of his/her account may not occur earlier than six months following the date of his/her termination of service. Participants may elect to receive the distribution of their Deferred Compensation account in the form of one lump-sum payment, annual distributions over a five-year period or annual distributions over a 10-year period.

With respect to compensation deferred in 2012 and future years, participants may elect to commence distribution of a particular year’s deferrals (a) six months following his/her termination of employment, or (b) a specified number of years following his/her termination from employment. Participants may elect to receive distribution of such deferrals under the Deferred Compensation Plan in the form of a lump-sum payment or annual distributions over a period of three to fifteen years.

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Executive Compensation

Under the scheduled future date distribution feature, participants may elect to receive a specific plan year’s deferral balance on a specified date as early as three years after the beginning of the year in which the deferrals are made. Distributions are paid in a lump sum within 90 days from the date elected regardless of whether the participant is employed by us on the payment date.

Participants may change their distribution elections as to future year’s deferrals. Participants may also make changes of their distribution elections with respect to prior years’ deferrals provided that (a) any such new distribution election is made at least one year prior to the previously selected commencement date or (b) the new commencement date is at least five years later than the previously selected commencement date.

Amounts deferred under the Deferred Compensation Plan are credited with earnings based on (a) the performance of one or more of the pre-mixed lifestyle investment portfolio funds available to employees under our 401(k) plans (except the Company Stock Fund and the Fidelity Brokerage Link Account) or (b) at the rate of Prime plus 1/2%, capped at 120% of the applicable federal long-term rate, in such percentages as selected by the participant. A participant who fails to provide a designation of investment funds will accrue earnings on his/her account at the rate of Prime plus 1/2%, capped at 120% of the applicable federal long-term rate. A participant may change his/her investment election on a daily basis.

For 2017, the one-year rates of return as of December 31, 2017 for the funds offered as computed by the recordkeeper of the Deferred Compensation Plan were as follows:

Rates of Return
Funds		Target Retirement Funds
Stable Value	2.05%	Target Retirement Income	8.58%
Diversified Bond	3.52%	Target Retirement 2015	11.50%
Fidelity Intermediate Bond	2.32%	Target Retirement 2020	14.11%
Large Company Stock Index	21.74%	Target Retirement 2025	15.94%
Mid-Cap Index	19.20%	Target Retirement 2030	17.57%
Institutional Developed Markets Index	26.41%	Target Retirement 2035	19.14%
Small-Cap Index	16.19%	Target Retirement 2040	20.76%
Primary Money Market	0.77%	Target Retirement 2045	21.48%
Other		Target Retirement 2050	21.44%
Prime Plus 1/2%	3.21%	Target Retirement 2055	21.46%
		Target Retirement 2060	21.45%

Equity Deferral Plan

Participants in our Equity Deferral Plan may defer receipt of all or a portion of the shares of our Common Stock underlying future equity awards under the LTIP. Deferral elections must be made during an annual enrollment period prior to the date that services giving rise to the awards are performed. Deferral elections under the Equity Deferral Plan are irrevocable.

At the time a participant elects to defer he/she must make an election as to the timing of payment of the deferred shares. Distributions will be made in a lump sum. Distributions may commence (a) on a specified date occurring between the third anniversary and the fifteenth anniversary of the date that the shares otherwise would have been distributed to the participant (b) upon termination of employment, or (c) the earlier of (a) and (b). Notwithstanding the forgoing, however, for NEOs and other specified employees, distribution may not occur earlier than six months following the date of his/her termination of employment. Participants will receive shares on the applicable distribution date. We hold the deferred shares in a Rabbi Trust. The dividends attributable to the deferred shares are reinvested in Common Stock and distributed at the same time that the deferred shares are distributed to the participants. Participants are not permitted to direct the trustee of the Rabbi Trust to vote the deferred shares.

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Executive Compensation

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE-IN-CONTROL

Termination without Cause

Mr. Izzo’s severance agreement provides for certain benefits if he is terminated without “cause” (a willful failure to perform his duties) or resigns for “good reason” (a reduction in pay, position or authority) during the term of such agreement. He would be paid a benefit of two times base salary and target bonus, as well as a prorated payment of SMICP target incentive award for the year of termination. His welfare benefits would be continued for two years, unless he is sooner employed. Any unvested equity awards would be forfeited. The agreement provides that Mr. Izzo will be prohibited from competing with and from recruiting employees from us or our subsidiaries or affiliates, for certain periods after termination of employment. Violations of these provisions require a forfeiture of certain benefits.

Our Key Executive Severance Plan provides severance benefits to Messrs. Izzo, Cregg, LaRossa and DiRisio and Ms. Linde, and to certain of our other key executive-level employees whose employment is terminated without cause. Participants must agree to restrictive covenants including confidentiality, non-competition and non-solicitation. Termination for cause includes certain violations of our performance, behavioral and value expectations for executives.

Also under the Key Executive Severance Plan, Messrs. Cregg, LaRossa and DiRisio and Ms. Linde would be entitled to certain severance benefits in the event that their employment was terminated without cause other than in a change-in-control situation. In such event they would be entitled to 1.0 times their annual base salary plus their target bonus, as well as a prorated payment of their SMICP target incentive award for the year of termination and certain outplacement services, educational assistance, health care and life insurance coverage. The Key Executive Severance Plan further provides that any unvested equity awards would be accelerated or forfeited in accordance with the terms of the individual’s grants under the LTIP and/or employment agreement.

If a termination without cause or for a reduction in force or reorganization had occurred on December 31, 2017, each of the NEOs would have received the following benefits as a lump sum payment:

Termination without Cause(1)	Izzo ($)	Cregg ($)	LaRossa(2) ($)	Linde ($)	DiRisio ($)
Severance	5,850,000	1,028,300	1,234,800	955,060	610,560
Pro Rata Bonus (SMICP)	1,625,000	440,700	529,200	393,260	228,960
Unvested Restricted Stock Units	-	-	-	-	-
Performance Share Unit Payout	-	-	-	-	-
Health/Welfare Benefits	40,081	18,375	16,151	21,411	15,634
Outplacement	25,000	25,000	25,000	25,000	25,000
Education Assistance	3,000	3,000	3,000	3,000	3,000

Aggregate Payments	7,543,081	1,515,375	1,808,151	1,397,731	883,154

(1)	Mr. Levis is excluded from this table as he retired effective October 2, 2017.

(2)	Does not include Mr. LaRossa’s February 2018 retention award.

Change-In-Control

Under our Key Executive Severance Plan, if any of Messrs. Izzo, Cregg, LaRossa and DiRisio and Ms. Linde is terminated without cause or resigns his/her employment for good reason within two years after a change-in-control, the individual will receive (1) three times (two times for Messrs. Cregg and DiRisio and Ms. Linde) the sum of his/her salary and target incentive bonus, (2) a pro rata bonus based on his/her target annual incentive compensation, (3) accelerated vesting of equity-based awards, except for PSUs, which vest pro rata, based on target, (4) a lump sum payment equal to the actuarial equivalent of his/her benefits under all of our retirement plans in which the individual participates calculated as though he/she remained employed for three years (two years for Messrs. Cregg and DiRisio and Ms. Linde) beyond the date employment is terminated less the actuarial equivalent of such benefits on the date employment terminates (reported in the table below as Enhanced Retirement Benefit for pension-related amount and as Retiree Medical Increase for amount due for retiree medical benefits), (5) three years (two years for Messrs. Cregg and DiRisio and Ms. Linde) continued welfare benefits, (6) one year of PSEG-paid outplacement services and (7) vesting of any compensation previously deferred. Payments are limited to an amount that would not give rise to an excise tax liability under applicable IRS provisions, currently 2.99 times the individual’s average W-2 compensation for the period. Amounts above that limit are forfeited. Potential payments are shown in the Change-in-Control Termination Table.

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Executive Compensation

If a termination without cause or resignation with good reason had occurred on December 31, 2017 following a change-in-control, each of the NEOs would have received the following benefits:

Change-in-Control Termination(1)	Izzo ($)	Cregg ($)	LaRossa(2) ($)	Linde ($)	DiRisio ($)
Severance	8,775,000	2,056,600	3,704,400	1,910,120	1,221,120
Pro Rata Bonus (SMICP)	1,625,000	440,700	529,200	393,260	228,960
Unvested and Vested Restricted Stock Units(3)	138,449	20,939	28,699	20,989	636,767
Performance Share Unit Payout	5,093,627	688,173	964,737	688,173	314,912
Enhanced Retirement Benefit	-	1,390,000	2,261,000	1,583,000	1,491,000
Retiree Medical Increase	208,000	-	-	-	-
Health/Welfare Benefits	69,816	39,708	62,196	55,501	40,430
Outplacement	25,000	25,000	25,000	25,000	25,000
Parachute Payments Forfeited	(574,277)	(3,076,563)	(1,327,214)	(2,108,372)	(1,040,165)

Aggregate Payments	15,360,615	1,584,557	6,248,018	2,567,671	2,918,024

(1)	Mr. Levis is excluded from this table as he retired effective October 2, 2017

(2)	Does not include Mr. LaRossa’s February 2018 retention award.

(3)	All annually granted RSUs for retirement eligible NEOs, Messrs. Izzo, Cregg and LaRossa and Ms. Linde, were vested at December 31, 2017. Amounts shown for them represent the present value of the accelerated payout at December 31, 2017. All of Mr. DiRisio’s RSUs are unvested as he was not retirement eligible in 2017.

No NEO would be eligible for any payments under the Key Executive Severance Plan, either prior to or following a change-in-control, if he/she voluntarily terminated his/her employment (other than for “good reason” as described above under Termination Without Cause) or if his/her employment were terminated by us for “cause.”

If a NEO were to retire or his/her employment were terminated on account of death or disability, the Key Executive Severance Plan provides that such participant would be entitled to accrued pay through the date of termination and prorated payment of his/her target incentive award for the year of termination.

Change-in-control provisions under the Key Executive Severance Plan generally mean the occurrence of any of the following events:

•	Any person is or becomes the beneficial owner of our securities representing 25% or more of the combined voting power of our then outstanding securities; or

•	A majority of the Board is replaced without approval of the current Board; or

•	There is consummated a merger or consolidation of us, other than a merger or consolidation which would result in our voting securities outstanding immediately prior to such merger continuing to represent at least 75% of the combined voting power of the securities of us or such surviving entity immediately after such merger or consolidation; or

•	Our stockholders approve a plan of complete liquidation or dissolution of us or there is consummated an agreement for the sale or disposition by us of all or substantially all of our assets.

For additional information regarding the provisions of LTIP awards, see Material Factors Concerning Awards Shown in Summary Compensation Table, Grants of Plan-Based Awards Table and Employment Agreements.

PAY RATIO

We have calculated the ratio of our CEO’s compensation to that of our median employee. In doing so, we reviewed a comparison of our CEO’s annual total compensation for 2017 to that of all other employees in 2017, using the same methodology and elements of compensation as we used in determining the total compensation shown for our CEO in the Summary Compensation Table that appears on page 66. Our calculation includes all employees as of December 31, 2017 and the median employee was determined using internal payroll records of income reported on IRS Form W-2, which is a consistently applied compensation measure, as provided by the applicable SEC provisions. We believe that the pay ratio shown below is a reasonable estimate calculated in a manner consistent with those provisions. We note that our calculation does not include all elements of our employee compensation package, such as health insurances and other benefits generally applicable to all employees.

For 2017, for purposes of this pay ratio disclosure, the compensation of our median employee was $132,480 and the compensation of our CEO was $10,621,115. The ratio of CEO to median employee pay was approximately 80:1.

80    PSEG 2018 Proxy Statement

Ratification of Auditor

The Audit Committee of the Board, each member of which is independent, has appointed Deloitte & Touche LLP of Parsippany, NJ, as independent auditor to make the annual audit of our books of account and supporting records for 2018, subject to the ratification of the stockholders at the Annual Meeting. The responsibilities of the independent auditor include performing an audit of, and expressing an opinion on, our financial statements and internal control over financial reporting as well as discussing with the Audit Committee any matters deemed appropriate. Deloitte & Touche LLP (or its predecessors) has performed the annual audit of the books of account of PSEG (and its predecessors) since 1934. The members of the Audit Committee and the Board believe that the continued retention of Deloitte & Touche LLP is in the best interests of the Company. We believe our company derives many benefits from the long-term relationship, including:

•	Enhanced audit quality due to a deep understanding of our business, accounting policy and practices and internal controls,

•	Efficient fee structures due to experience and a familiarity with our company and industry expertise; and

•	Avoidance of significant costs, disruptions and distractions that would be associated with engaging a new independent auditor.

As recommended by the Board, we ask you to ratify this appointment.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be afforded an opportunity to make a statement if they so desire and to respond to appropriate questions.

Vote required: An affirmative vote requires a majority of the votes cast in person or by proxy, excluding abstentions and shares withheld of for which no instructions are given and not voted.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

OVERSIGHT OF THE INDEPENDENT AUDITOR

The appointment, termination, compensation and oversight of the quality of the work of the Independent Registered Public Accountants, Deloitte & Touche LLP, our independent auditor, is the direct responsibility of the Audit Committee of our Board, which reviews its independence, the services provided and its fees, the selection of the lead engagement partner, as well as Public Company Accounting Oversight Board and peer review reports of its performance. The Audit Committee meets with the independent auditors and discusses the audit and as necessary any issues that may be encountered in connection with the audit. Additional information about the Audit Committee appears above in Proposal 1 Election of Directors-Board Committee Responsibilities on page 15.

The Audit Committee annually reviews the independence and performance of Deloitte & Touche LLP in connection with the Committee’s determination as to whether to retain that firm or engage another as our independent auditor. Among other things, it considers various safeguards for auditor independence, including regulatory requirements and limits on non-audit services. Under applicable accounting requirements, there is a mandatory rotation of the lead engagement partner every five years. The current lead engagement partner was appointed in 2013. A successor has been appointed effective for the 2018 audit. In evaluating Deloitte & Touche, LLP, the Committee considers, among other things:

•	Quality of work and performance, both recent and historical;

•	Professional qualifications, capabilities and expertise;

•	Level and appropriateness of fees;

•	Independence;

•	Experience with and knowledge of the Company and industry; and

•	The impact that changing the independent auditor might have.

Proposal 3 ratification of the appointment of independent auditor

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Ratification of Auditor

Pre-Approval of Services

Annually, in accordance with the Audit Committee Charter, the Audit Committee pre-approves all audit and non-audit services provided by the independent auditor. The Audit Committee reviews, in detail, the particular services in each of the Audit, Audit-Related, Tax and All Other categories that the independent auditor will perform subject to predetermined limits set by the Audit Committee for each category of service. The annual pre-approval of services and predetermined limits is documented in a Committee resolution.

During the year, circumstances may arise when it becomes necessary to engage the independent registered public accountants for additional services not contemplated in the annual Committee resolution. For those instances, the Chairman of the Committee has been authorized by the Audit Committee to approve Audit, Audit-Related, Tax and All Other in excess of the amounts and different from the types of service authorized in the Committee resolution, as well as the scope and amount of services with regard to the annual audit that may be necessary or advisable provided that any such authorizations are reported to the Audit Committee at the next meeting following such authorization.

Fees Billed by Deloitte & Touche LLP for 2017 and 2016

The fees billed by Deloitte & Touche LLP are negotiated by management under the direction of the CFO, with the oversight and ultimate approval of the Audit Committee. The table below shows the fees paid to Deloitte and Touche LLP for Audit, Audit-Related, Tax and All Other services during or in connection with 2017 and 2016, all of which were approved, as described above.

	Years ended December 31,
Description of Professional Service	2017 ($)	2016 ($)
Audit Fees – The audit fees were incurred for audits of our annual consolidated financial statements and those of our subsidiaries, including our Annual Reports on Form 10-K, reviews of financial statements included in our quarterly reports on Form 10-Q and for services rendered in connection with certain financing transactions, statutory and regulatory filings and fees for accounting consultations related to the application of new accounting standards and rules.	6,758,700	7,011,000
Audit Related Fees – The audit related fees primarily related to performing certain attest services.	-	223,351
Tax Fees – The tax fees relate to tax compliance and tax advice for 2016 preparation of various state and foreign corporate returns and assistance with filing tax refund claims.	94,188	70,405
All Other Fees	-	-

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Ratification of Auditor

AUDIT COMMITTEE REPORT

The Audit Committee of the PSEG Board of Directors is comprised solely of independent directors. It operates under a written charter adopted by the PSEG Board of Directors which is posted on PSEG’s website, www.pseg.com/info/investors/governance/committees.jsp. The Audit Committee Charter is annually reviewed and assessed for adequacy by the PSEG Audit Committee.

Management is responsible for PSEG’s financial statements and internal controls. The independent auditor of PSEG, Deloitte & Touche LLP, reports directly to the PSEG Audit Committee and is responsible for performing an independent audit of PSEG’s annual consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) (U.S.) and on PSEG’s internal controls and for issuing reports thereon. The Audit Committee’s overall responsibility is to assist the PSEG Board of Directors in overseeing the quality and integrity of the accounting, auditing and financial reporting practices.

Management has represented to the Audit Committee that PSEG’s Consolidated Financial Statements were prepared in accordance with generally accepted accounting principles (GAAP) in the United States. In performance of its responsibilities, the Audit Committee has reviewed PSEG’s Consolidated Financial Statements for the year ended December 31, 2017 and discussed these financial statements with management, the internal auditors and the independent auditor.

The Committee periodically meets in executive session with the independent auditor, the Vice President-Internal Audit, the Chief Financial Officer, the General Counsel and the Chief Compliance Officer. At all of its meetings (except those held telephonically) the Audit Committee meets in executive session with only Audit Committee members present. The Audit Committee discussed with the independent auditor:

•	PSEG’s critical accounting policies;

•	New accounting standards and policies affecting PSEG;

•	That there were no disagreements with management over the application of GAAP;

•	Significant accounting estimates made by management and the disclosures in the financial statements;

•	Accounting and reporting for significant transactions; and

•	The other matters required to be discussed as described in PCAOB Auditing Standards No. 16 Communications with Audit Committees, which relate to the audit, financial statements, significant risks and critical accounting estimates, among others.

The independent auditor also provided to the Audit Committee the written disclosures required by the PCAOB’s standards in PCAOB Rule 3526, Communication with Audit Committee Concerning Independence, and current Securities and Exchange Commission (SEC) requirements for auditor independence. The Audit Committee discussed with the independent auditor the firm’s independence with respect to PSEG, internal quality control procedures, and any material issues raised and any steps taken to deal with such issues by the most recent internal quality control review or by any review, inquiry or investigation by governmental or professional authorities within the preceding five years, with respect to one or more independent audits carried out by the firm. The Audit Committee has also reviewed the requirements of the Sarbanes-Oxley Act of 2002 with respect to auditor independence and has defined the amount and scope of services that may be performed by Deloitte & Touche LLP consistent with maintaining that firm’s independence. The Audit Committee requires that all services of Deloitte & Touche LLP be pre-approved by the Audit Committee or the Audit Committee Chair. The Audit Committee has considered whether the independent auditor’s provision of non-audit services to PSEG and the total fees paid for non-audit services relative to fees paid for audit services are compatible with maintaining the independent auditor’s independence. On the basis of its review, the Audit Committee determined that the independent auditor has the requisite independence.

Based on the Audit Committee’s discussions with management, the internal auditors and the independent auditor, the Audit Committee’s review of the audited financial statements, the representations of management to the independent auditor regarding the audited financial statements and the independent auditor’s report to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in PSEG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the SEC.

Members of the Audit Committee:

Susan Tomasky, Chair	David Lilley
Willie A. Deese	Thomas A. Renyi
Albert R. Gamper, Jr.	Hak Cheol (H.C.) Shin

February 19, 2018

PSEG 2018 Proxy Statement    83

Annual Meeting, Voting And Procedures

Proxy Statement

This Proxy Statement is provided by us on behalf of the Board. A “proxy” is a person you have legally designated to vote the stock you own. We are asking you to designate as proxies the individuals named by us on the proxy card, voting instruction form or electronic instruction associated with this Proxy Statement to vote at the 2018 Annual Meeting of Stockholders scheduled to be held on April 17, 2018 and at all adjournments or postponements of that meeting. For instructions on how to vote, please see Proxy Card and Voting of Shares section below.

The mailing address of our principal executive offices is 80 Park Plaza, Newark, NJ 07102, telephone (973) 430-7000. Our Internet website is www.pseg.com.

Annual Report on Form 10-K

We have provided without charge to each person solicited by means of this Proxy Statement a copy of our Form 10-K for 2017, which has been filed with the SEC, including a list briefly describing the related exhibits. You may request copies of the exhibits by writing to: Vice President-Investor Relations, Public Service Enterprise Group Incorporated, 80 Park Plaza, T6B, Newark, NJ 07102. The Form 10-K is also available on our website http://investor.pseg.com/sec-filings.

Delivery of Documents and Internet Availability

We use several different methods to deliver the proxy statement and voting materials to you, including the U.S. Mail and the Internet. Each stockholder receives his or her own proxy card, voting instruction form or electronic instructions for voting. For detailed information on how to vote, see Proxy Card and Voting of Shares below.

One Copy per Household

We have sent only a single copy of our Annual Report to Stockholders, including our Form 10-K, and Proxy Statement, to any household with two or more stockholders having the same last name and address unless one of the stockholders has requested individual copies. This “householding” saves our company printing and delivery costs. If you share an address with another stockholder and receive only a single copy of one of those documents, you may request an additional copy or delivery of a separate copy in the future by writing to the above address or contacting us at (973) 430-6566.

Electronic Delivery

Stockholders may choose to no longer receive printed copies of our Annual Report, Form 10-K and Proxy Statement and instead receive and view them electronically over the internet. If you would like to receive these documents, as well as other stockholder communications and materials, electronically in the future and save us the cost of printing and mailing them to you, you may do so by following the instructions at the websites shown on page i, under Electronic Delivery. If your shares are held in the name of a bank or broker, please follow that organization’s instructions for electronic delivery. You may also follow the instructions provided for future electronic delivery if you vote via the Internet.

If you receive our future Proxy Statements, Annual Reports and Forms 10-K electronically over the Internet, you will receive each year an e-mail message containing the Internet address to access these documents. The e-mail will also include instructions for voting via the Internet as you will not receive a separate proxy card.

voting annual meeting, voting and procedures

84    PSEG 2018 Proxy Statement

Annual Meeting, Voting and Procedures

Annual Meeting

This year we will be holding our Annual Meeting at the Newark Museum, in Newark, NJ. Please note the address, 49 Washington Street, Newark, NJ 07102.

Attendance

Our Annual Meeting will be held on Tuesday, April 17, 2018 at 1:00 PM, at the Newark Museum, 49 Washington Street in Newark, NJ.

•  You have the right to attend the Annual Meeting if you are a stockholder of record, beneficial owner whose shares are held of record by a bank or broker, or a participant in one of the plans noted below.

• We request that if you plan to attend the Annual Meeting, you should so indicate on the proxy card or voting instruction form or when voting your shares telephonically or electronically.

• Please bring with you evidence that you are a stockholder.

• We have included transportation information and a map in this Proxy Statement.

Holders of record of the 504,764,707 shares of Common Stock outstanding on February 16, 2018 will have one vote per share. A quorum will consist of the holders of Common Stock entitled to cast a majority of the votes at the Annual Meeting, present in person or represented by proxy. All votes cast by proxy or in person will be counted. Abstentions and broker non-votes will not be counted, except for the purpose of establishing a quorum. All votes will be tabulated by an independent inspector of elections.

Election of directors under Proposal 1 is subject to our majority vote requirement described above. The say-on-pay vote presented in Proposal 2 is advisory and non-binding, whether or not approved by a majority of the votes cast. A majority of the votes cast is needed for ratification of the appointment of the auditor under Proposal 3. In tallying the vote on each proposal, we exclude abstentions and shares withheld or except as provided by applicable provisions, as discussed below, for which no instructions are given.

Proxy Card and Voting of Shares: How to Vote

Stockholders of Record

Every vote is important. We urge you to vote whether or not you plan to attend the Annual Meeting. You may specify your choices by marking the appropriate boxes on the enclosed proxy card. Once done, kindly sign, date and return the accompanying proxy card, or you may vote your proxy using the toll-free telephone number listed on the proxy card or via the Internet at the electronic address provided on page iii and also listed on the proxy card. When a proxy card is returned properly dated and signed, or properly voted telephonically or electronically, the shares represented by the proxy will be voted by the persons named as proxies in accordance with the voting stockholder’s directions. If you are a stockholder of record, your shares will not be voted unless you provide a proxy by return mail, telephonically or electronically or vote in person at the Annual Meeting.

Shares Held in Plans

•	Enterprise Direct: The proxy card includes any shares registered in the names shown on the proxy in Enterprise Direct (our dividend reinvestment and stock purchase plan). If a proxy card is dated, signed and returned without specifying choices, the shares will be voted as recommended by the Board. If you vote telephonically or electronically, you should follow the directions given during the call or on the computer screen. If no instructions are received from you with respect to any shares held in Enterprise Direct, the administrator of the plan will vote those shares in accordance with the recommendations of the Board.

•	PSEG Employee Stock Purchase Plan (ESPP): If you are a participant in the ESPP, you will receive a separate voting instruction form from the administrator of the plan. If no instructions are received from you with respect to any shares held in the ESPP, the administrator of the plan may vote those shares in accordance with the recommendations of the Board.

•

PSEG Employee Benefit Plans: If you are a participant in the Thrift and Tax-Deferred Savings Plan or the Employee Savings Plan of PSEG (PSEG Savings Plans) or either of the two Incentive Thrift Plans (Incentive Thrift Plans) of Long Island Electric Utility Servco LLC, a subsidiary of PSEG LI, you will receive a separate proxy card from the respective plan’s trustee for shares that have been allocated to your accounts. The trustee will vote the shares of Common Stock beneficially owned by you under the respective plan in accordance with your instructions. If no instructions are received with respect to the PSEG Savings Plans, the shares will not be voted. If no instructions are received with respect to the Incentive Thrift Plans, the

PSEG 2018 Proxy Statement    85

Annual Meeting, Voting and Procedures

respective trustee will vote your shares in the same proportion as those shares as to which it receives instructions from other participants in the plan in which you participate.

Shares Held by Banks or Brokers

•	If your shares are held in the name of a bank or broker, you should follow the voting directions on the instruction form received from your bank or broker. For such shares, while the availability of telephone or Internet voting will depend on the processes of your bank or broker, we believe that most will make such voting methods available. In accordance with the rules of the NYSE, if no instructions are received from you by a bank or broker with respect to such shares, the bank or broker may use its discretion to vote your shares that are held by it only in regard to Proposal 3, Ratification of the Appointment of Independent Auditor and the shares will not be voted on the other proposals presented in this Proxy Statement.

Revoking a Proxy

You may revoke a proxy given in the form of the card which accompanies this Proxy Statement or a vote made telephonically or electronically. However, by law, your presence at the Annual Meeting will not revoke a proxy you have given unless you file a written notice of such revocation with the Secretary of PSEG prior to the voting of the proxies at the Annual Meeting or you vote the shares subject to the proxy by written ballot. The Secretary’s mailing address is: Corporate Secretary, Public Service Enterprise Group Incorporated, 80 Park Plaza, T4B, Newark, NJ 07102.

Solicitation

The cost of soliciting proxies in the form accompanying this Proxy Statement will be borne by us. In addition to solicitation by mail, proxies may be solicited by our directors, officers and employees, none of whom will be directly compensated for such services, in person or by telephone, electronically or by facsimile. We have also retained Morrow Sodali to assist in the distribution and solicitation of proxies from brokers, bank nominees, other institutional holders and certain large individual holders. The anticipated cost of such services to us is approximately $25,000 plus reimbursement of expenses.

Date for Submission of Stockholder Proposals

In accordance with SEC rules, stockholders may submit proposals intended for inclusion in the Proxy Statement in connection with our 2019 Annual Meeting of Stockholders. Such proposals should be sent to: Corporate Secretary, Public Service Enterprise Group Incorporated, 80 Park Plaza, T4B, Newark, NJ 07102 and must be received by November 13, 2018.

Proxy Voting Authority

If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the persons named in the enclosed proxy card or their substitutes will vote proxies so given in respect of any such matters in accordance with their best judgment. As of the date of this Proxy Statement, the Board and management did not know of any other matters which might be presented for stockholder action at the Annual Meeting.

If we are not notified by January 17, 2019 of any proposal intended to be presented for consideration at the 2019 Annual Meeting of Stockholders, then the persons named by us shall have discretionary voting authority with respect to such proposal if presented at that Annual Meeting.

Voting Tabulation Results

Proxies and ballots will be received and tabulated by an independent inspector of elections. We will announce preliminary voting results at the Annual Meeting. We will disclose the final voting results in a Current Report on Form 8-K to be filed with the SEC on or before April 23, 2018. The Form 8-K will be available on our website at http://investor.pseg.com/sec-filings and on the SEC’s website at www.sec.gov.

86    PSEG 2018 Proxy Statement

Appendix A: Reconcilations

APPENDIX A

Operating Earnings (non-GAAP) Reconciliations

Public Service Enterprise Group Incorporated
	Year Ended December 31,
	2017	2016	2015	2014	2013
Reconciling Items	($ millions, Unaudited)
Net Income	$1,574	$887	$1,679	$1,518	$1,243
(Gain) Loss on Nuclear Decommissioning Trust (NDT) Fund Related Activity, pre-tax (PSEG Power)	(133)	(5)	(24)	(138)	(86)
(Gain) Loss on Mark-to-Market (MTM), pre-tax(a) (PSEG Power)	167	168	(157)	(111)	125
Storm O&M, net of insurance recoveries, pre-tax (PSEG Power)	-	-	(172)	27	54
Hudson/Mercer Early Retirement, pre-tax (PSEG Power)	975	669	-	-	-
Lease Related Activity, pre-tax (PSEG Enterprise/Other)	77	147	-	-	-
Income Taxes related to Operating Earnings (non-GAAP) reconciling items, excluding Tax Reform(b)	(427)	(391)	150	104	(27)
Tax Reform	(745)	-	-	-	-

Operating Earnings (non-GAAP)	$1,488	$1,475	$1,476	$1,400	$1,309

Fully Diluted Average Shares Outstanding (in millions)	507	508	508	508	508

	($ Per Share Impact – Diluted, Unaudited)
Net Income	$3.10	$1.75	$3.30	$2.99	$2.45
(Gain) Loss on NDT Fund Related Activity, pre-tax (PSEG Power)	(0.26)	(0.01)	(0.05)	(0.27)	(0.17)
(Gain) Loss on MTM, pre-tax(a) (PSEG Power)	0.33	0.33	(0.31)	(0.22)	0.25
Storm O&M, net of insurance recoveries, pre-tax (PSEG Power)	-	-	(0.34)	0.05	0.11
Hudson/Mercer Early Retirement, pre-tax (PSEG Power)	1.92	1.32	-	-	-
Lease Related Activity, pre-tax (PSEG Enterprise/Other)	0.15	0.29	-	-	-
Income Taxes related to Operating Earnings (non-GAAP) reconciling items, excluding Tax Reform(b)	(0.84)	(0.78)	0.31	0.21	(0.06)
Tax Reform	(1.47)	-	-	-	-

Operating Earnings (non-GAAP)	$2.93	$2.90	$2.91	$2.76	$2.58

(a)	Includes the financial impact from positions with forward delivery months.

(b)	Income tax effect calculated at 40.85% statutory rate, except for lease related activity which is calculated at a combined leveraged lease effective tax rate and NDT related activity which is calculated at the 40.85% statutory rate plus a 20% tax on income (losses) from qualified NDT funds.

PSE&G
	Year Ended December 31,
	2017	2016	2015	2014	2013
Reconciling Items	($ millions, Unaudited)
Net Income	$973	$889	$787	$725	$612
Tax Reform	(10)	-	-	-	-

Operating Earnings (non-GAAP)	$963	$889	$787	$725	$612

PSEG Power LLC
	Year Ended December 31,
	2017	2016	2015	2014	2013
Reconciling Items	($ millions, Unaudited)
Net Income	$479	$18	$856	$760	$644
(Gain) Loss on Nuclear Decommissioning Trust (NDT) Fund Related Activity, pre-tax (PSEG Power)	(133)	(5)	(24)	(138)	(86)
(Gain) Loss on Mark-to-Market (MTM), pre-tax(a) (PSEG Power)	167	168	(157)	(111)	125
Storm O&M, net of insurance recoveries, pre-tax (PSEG Power)	-	-	(172)	27	54
Hudson/Mercer Early Retirement, pre-tax (PSEG Power)	975	669	-	-	-
Income Taxes related to Operating Earnings (non-GAAP) reconciling items, excluding Tax Reform(b)	(395)	(336)	150	104	(27)
Tax Reform	(588)	-	-	-	-

Operating Earnings (non-GAAP)	$505	$514	$653	$642	$710

(a)	Includes the financial impact from positions with forward delivery months.

(b)	Income tax effect calculated at 40.85% statutory rate, except for NDT related activity which is calculated at the 40.85% statutory rate plus a 20% tax on income (losses) from qualified NDT funds.

PSEG 2018 Proxy Statement    87

Appendix A: Reconcilations

PSEG Enterprise/Other
	Year Ended December 31,
	2017	2016	2015	2014	2013
Reconciling Items	($ millions, Unaudited)
Net Income (Loss)	$122	$(20)	$36	$33	$(13)
Lease Related Activity, pre-tax (PSEG Enterprise/Other)	77	147	-	-	-
Income Taxes related to Operating Earnings (non-GAAP) reconciling items, excluding Tax Reform(a)	(32)	(55)	-	-	-
Tax Reform	(147)	-	-	-	-

Operating Earnings (non-GAAP)	$20	$72	$36	$33	$(13)

(a)	Income tax effect calculated at a combined leveraged lease effective tax rate.

Management uses non-GAAP Operating Earnings in its internal analysis, and in communications with investors and analysts, as a consistent measure for comparing PSEG’s financial performance to previous financial results. Non-GAAP Operating Earnings exclude the impact of returns (losses) associated with the Nuclear Decommissioning Trust (NDT), Mark-to-Market (MTM) accounting and material one-time items. The presentation of non-GAAP Operating Earnings is intended to complement, and should not be considered an alternative to, the presentation of Net Income, which is an indicator of financial performance determined in accordance with GAAP. In addition, non-GAAP Operating Earnings as presented in the tables above may not be comparable to similarly titled measures used by other companies.

88    PSEG 2018 Proxy Statement

Map, Directions and Transportation

Please note the location for this year’s annual meeting of stockholders. The meeting will take place at: Newark Museum 49 Washington Street, Newark, NJ and begins at 1:00 PM on Tuesday, April 17, 2018	The Newark Museum in Newark, NJ is in close proximity to all major highways. You may obtain driving directions and public transportation information by calling 973-596-6550 or on the www.newarkmuseum.org Web site.

Arrangements have been made to provide free valet parking at the Newark Museum.	Please note: Large bags and backpacks must be left at the museum coat check.

ATTENDING? MAP, DIRECTIONS AND TRANSPORTATION GARDEN STATE PARKWAY 280 ESSEX AVE. JAMES ST. NEWARK MUSEUM CENTRAL AVE. BLEEKER ST. RUTGERS UNIVERSITY NEW ST. UNIVERSITY AVE. WASHINGTON ST. BRIDGE ST. WASHINGTON PARK WASHINGTON PL. HALSEY ST. ATLANTIC ST. WASHINGTON PARK STATION ATLANTIC ST STATION LOMBARDY ST. BROAD ST. 22 78 LOMBRARDY PL. FULTON ST. RECTOR ST. PARK PL. MILITARY PARK BROAD ST. STATION NJ TRANSIT MCCARTER HWY NJPAC NEW JERSEY PERFORMING ARTS CENTER CENTER ST. NJPAC CENTER ST. STATION PASSAIC RIVER NEWARK LIGHT RAIL PENN STATION AMTRAK PATH MJ TRANSIT

PSEG 2018 Proxy Statement    89

PSEG
We make things work for you.

PSEG VISION People providing safe, reliable, economic and greener energy.

Achievements

ENVIRONMENT AND SUSTAINABILITY

- Dow Jones Sustainability North America Index for the past 10 years
- Utility of the Year by SEPA (Smart Electric Power Alliance) – Solar 4 All
- Commitment to energy efficiency initiatives
- Largest estuary enhancement program in the world

DIVERSITY AND INCLUSION

- HISPA (Hispanic Inspiring Students' Performance and Achievements) Transform Award
- Perfect score on Corporate Equality Index of Human Rights Campaign Foundation
- Recognized for diversity by 2020 Women on Boards
- Encouraging engagement through Employee Business Resource Groups

COMMUNITIES AND THE ECONOMY

- March of Dimes Corporate Hero
- Named an Approved Employer by STEM Jobs
- United Way Corporate Champion
- Employing approximately 13,000 people
- Major contributor to New Jersey's economy

EMPLOYEES

- One of America's Best Employers by Forbes magazine
- Named to Fortune Magazine's list of the World's Most Admired Companies
- Top 100 Military-Friendly Employer
- Leadership Excellence Award by HR.com for employee development
- Honored for coaching and mentoring by Association for Talent Development

CUSTOMER SERVICE

- Mid-Atlantic ReliabilityOne Award winner for the past 16 years
- Investing to upgrade and strengthen our electric and gas systems

Commitments

SAFETY We put safety first.

CONTINUOUS IMPROVEMENT We aspire to achieve excellence.

CUSTOMER SERVICE We keep customers at the heart of everything we do.

DIVERSITY We treat all individuals and our communities with dignity and respect.

INTEGRITY We do what's right.

EQ Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote “FOR” Items 1, 2 and 3.

1.	ELECTION OF DIRECTORS:
		FOR	AGAINST	ABSTAIN				FOR	AGAINST	ABSTAIN

1.1	Willie A. Deese	☐	☐	☐	1.7	Thomas A.Renyi		☐	☐	☐

1.2	William V. Hickey	☐	☐	☐	1.8	Hak Cheol (H.C.) Shin		☐	☐	☐

Please fold here – Do not separate
1.3	Ralph Izzo	☐	☐	☐	1.9	Richard J. Swift		☐	☐	☐

1.4	Shirley Ann Jackson	☐	☐	☐	1.10	Susan Tomasky		☐	☐	☐

1.5	David Lilley	☐	☐	☐	1.11	Alfred W. Zollar		☐	☐	☐

1.6	Barry H. Ostrowsky	☐	☐	☐

2.	Advisory vote on the approval of executive compensation						☐ For	☐ Against		☐ Abstain

3.	Ratification of the appointment of Deloitte & Touche LLP as Independent Auditor for the year 2018						☐ For	☐ Against		☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Please indicate if you plan to attend the Annual Meeting by marking this box.    ☐

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Public Service Enterprise Group Incorporated

2018 Annual Meeting of Stockholders

Newark Museum

49 Washington Street, Newark, New Jersey

April 17, 2018 at 1:00 P.M.

(Registration Begins at 12:00 P.M. Light refreshments will be available.)

For wheelchair and hearing-impaired seating, please see host/hostess for assistance.

You should present evidence that you are a stockholder in order to gain admittance to the meeting. If shares are held in the name of a broker, trustee, bank or other nominee, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares. Each stockholder may be asked to present valid picture identification, such as a driver’s license. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

THANK YOU FOR VOTING

For electronic delivery of future proxy materials, please visit www.proxyconsent.com/peg.

Important notice regarding the Internet availability of proxy materials for the
Annual Meeting of Stockholders

The Proxy Statement and the 2017 Annual Report to Stockholders are available at:
http://www.ezodproxy.com/pseg/2018/ar

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

April 17, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PSEG

The undersigned hereby appoints Shirley Ann Jackson, Ralph Izzo and Richard J. Swift, and each or any of them, proxies of the undersigned, each with full power of substitution, to vote in their discretion (subject to any directions indicated on the reverse side of this proxy) at the Annual Meeting of Stockholders of Public Service Enterprise Group Incorporated (PSEG) to be held on April 17, 2018 and at all adjournments or postponements thereof, upon all matters which may come before the meeting or any adjournment or postponement, including the proposals set forth in the Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged. Said proxies are instructed to vote as set forth on the reverse side hereof with respect to said proposals.

Shares represented by this proxy will be voted in accordance with recommendations of the Board of Directors of PSEG as stated on the reverse side, unless otherwise indicated on the reverse, in which case they will be voted as marked. Information pertaining to each proposal is included in the Proxy Statement under proposals corresponding to the item numbers set forth on the reverse side.

If you have not voted by telephone or the Internet, please mark your proxy on the reverse side,

sign and date it, and return it promptly in the envelope provided.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned your proxy card.

INTERNET/MOBILE	PHONE	MAIL
www.proxypush.com/peg	1-866-883-3382
Mark, sign and date your proxy
Use the Internet to vote your proxy until 11:59 p.m. (ET) on April 16, 2018.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. (ET) on April 16, 2018.	card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.